UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Ness Technologies, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: Common stock, par value $0.01 per share

(2)
Aggregate number of securities to which transaction applies: 34,491,325 shares of common stock (excluding 3,657,667 shares of common stock owned by Citi Venture Capital International and its affiliates), options to purchase a total of 2,205,727 shares of common stock with an exercise price of less than $7.75 per share, and 719,980 restricted stock units

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):  Solely for the purpose of calculating the registration fee, the underlying value of the transaction was calculated as the sum of (i) 34,491,325 shares of common stock (excluding 3,657,667 shares of common stock owned by Citi Venture Capital International and its affiliates) multiplied by the merger consideration of $7.75 per share, (ii) $5,515,850.43, the amount expected to be paid to holders of outstanding options to purchase a total of 2,205,727 shares of common stock with an exercise price of less than $7.75 per share (calculated using the exchange rate prevailing at June 22, 2011 for those options having exercise prices denominated in New Israeli Shekels) and (iii) 719,980 restricted stock units multiplied by $7.75 per restricted stock unit

(4)	Proposed maximum aggregate value of transaction: $278,403,464.18

(5)	Total fee paid: $32,322.65, determined based upon multiplying 0.0001161 by the proposed maximum aggregate value of transaction of $278,403,464.18

☐	Fee paid previously with preliminary materials:

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION, DATED JUNE 30, 2011

Ness Tower Atidim High-Tech Industrial Park Building 4 Tel Aviv 61580, Israel	Ness Technologies 300 Frank W. Burr Boulevard 7th Floor Teaneck, NJ 07666

[•], 2011

To our Stockholders:

It is our pleasure to invite you to attend a special meeting of the stockholders of Ness Technologies, Inc. (“Ness,” “we,” “our,” and “us”).  We will hold the meeting on [•], 2011 at [•], local time, at [•].

At the special meeting, you will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of June 10, 2011 (the “merger agreement”), by and among Ness, Jersey Holding Corporation (“Parent”), and Jersey Acquisition Corporation, a wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into Ness, with Ness surviving as a wholly-owned subsidiary of Parent (the “merger”).  Parent and Merger Sub are affiliates of Citi Venture Capital International, a global private equity investment fund.  If the merger agreement is adopted and the merger is completed, you will be entitled to receive $7.75 in cash, without interest and less any applicable withholding taxes, for each share of our common stock that you own as of the effective time of the merger (unless you have properly exercised your appraisal rights with respect to such shares).

Our board of directors, after careful consideration of the unanimous recommendation of a special committee of independent and disinterested directors, has unanimously determined (among those directors present and voting) that the merger is fair to, and in the best interests of, us and our stockholders, and approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement.  Our board of directors recommends that you vote “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and “FOR” approval of the non-binding proposal regarding certain merger-related executive compensation arrangements.

Your vote is very important, regardless of the number of shares you own.  Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or submit your proxy by telephone or the Internet.  We cannot complete the merger unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon.  The failure of any stockholder to vote on the proposal to adopt the merger agreement will have the same effect as a vote against such proposal.

The accompanying proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger.  A copy of the merger agreement is attached as Annex A to the proxy statement.  We encourage you to read the entire proxy statement, including its annexes, carefully and in its entirety.  You may also obtain more information about us from documents we have filed with the Securities and Exchange Commission.

If you have any questions or need assistance voting your shares of common stock, please call [•], our proxy solicitor, toll-free at [•].

Thank you for your ongoing support of and continued interest in Ness.

Sincerely,

/s/ Dr. Satyam Cherukuri	/s/ Sachi Gerlitz
Dr. Satyam Cherukuri	Sachi Gerlitz
Chairman of the Board	President and Chief Executive Officer

This proxy statement is dated [•], 2011 and is first being mailed to stockholders on or about [•], 2011.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PROPOSED MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION, DATED JUNE 30, 2011

Ness Tower Atidim High-Tech Industrial Park Building 4 Tel Aviv 61580, Israel	Ness Technologies 300 Frank W. Burr Boulevard 7th Floor Teaneck, NJ 07666

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [•], 2011

To our Stockholders:

Notice is hereby given that a special meeting of the stockholders of Ness Technologies, Inc., a Delaware corporation (“Ness,” “we,” “our,” and “us”), will be held on [•], 2011 at [•], local time, at [•].  The special meeting is being called for the following purposes:

1.
To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of June 10, 2011 (the “merger agreement”), by and among Ness, Jersey Holding Corporation, a Delaware corporation (“Parent”), and Jersey Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”).  A copy of the merger agreement is attached as Annex A to the accompanying proxy statement.

2.
To consider and vote on a proposal to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes to adopt the merger agreement at the time of the special meeting.

3.	To consider and vote on a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for our named executive officers in connection with the merger.

4.	To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Only holders of record of our common stock at the close of business on [•], 2011, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of the special meeting.

Your vote is very important, regardless of the number of shares you own.  The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock, and the approval of each of the proposal to adjourn the special meeting and the proposal regarding certain merger-related executive compensation arrangements requires the affirmative vote of the holders of a majority of the votes present that are entitled to vote at the special meeting.  Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares will be represented at the special meeting if you are unable to attend.  If you fail to return your proxy card or do not submit your proxy by phone or the Internet and you fail to attend the special meeting, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

If you are a stockholder of record, voting in person at the special meeting will revoke any proxy previously submitted. If you hold your shares of Ness common stock through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee in order to vote.

Our board of directors, after careful consideration of the unanimous recommendation of a special committee of independent and disinterested directors, has unanimously determined (among those directors present and voting) that the merger is fair to, and in the best interests of, us and our stockholders, and approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement.  Our board of directors recommends that you vote “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and “FOR” approval of the non-binding proposal regarding certain merger-related executive compensation arrangements.

Only stockholders of record or their duly authorized proxies have the right to attend the special meeting.  To gain admittance, you must present valid photo identification, such as a driver’s license or passport.  If your shares of common stock are held through a bank, brokerage firm or other nominee, please bring to the special meeting a copy of your brokerage statement evidencing your beneficial ownership of the common stock and valid photo identification.

Stockholders who do not vote in favor of approval of the proposal to adopt the merger agreement will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they submit a written demand for appraisal to us before the vote is taken on the merger agreement and they comply with all requirements of Delaware law, which are summarized in the accompanying proxy statement beginning on page 78 and which are set forth as Annex D to the proxy statement.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET.  IF YOU ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.

By order of the Board of Directors,

/s/ Ilan Rotem

Ilan Rotem
Chief Legal Officer and Secretary

Tel Aviv, Israel
[•], 2011

TABLE OF CONTENTS

SUMMARY TERM SHEET	1
The Parties to the Merger	1
The Special Meeting	1
The Merger	3
Reasons for the Merger; Recommendation of the Special Committee and the Board of Directors	3
Opinions of Financial Advisors	3
Financing of the Merger	4
Interests of Certain Persons in the Merger	4
Material United States Federal Income Tax Consequences	5
Regulatory Approvals and Notices	5
Litigation Relating to the Merger	5
The Merger Agreement	5
Appraisal Rights	8

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER	9

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION	14

PARTIES TO THE MERGER	15

THE SPECIAL MEETING	16
Date, Time, Place and Purpose of the Special Meeting	16
Record Date and Quorum	16
Attendance and Voting at the Special Meeting	16
Vote Required	16
Proxies and Revocation	18
Adjournments and Postponements	18
Anticipated Date of Completion of the Merger	19
Rights of Stockholders Who Seek Appraisal	19
Solicitation of Proxies; Payment of Solicitation Expenses	19
Questions and Additional Information	19

THE MERGER (PROPOSAL NO. 1)	20
The Proposal to Adopt the Merger Agreement	20
Vote Required for Adoption of the Merger Agreement	20
Background of the Merger	20
Reasons for the Merger; Recommendation of the Special Committee and the Board of Directors	33
Opinions of Financial Advisors	37
Certain Company Forecasts	47
Financing for the Merger	49
Closing and Effective Time of Merger	49
Payment of Merger Consideration and Surrender of Stock Certificates	49
Interests of Certain Persons in the Merger	50
Accounting Treatment	54
Material United States Federal Income Tax Consequences	54
Regulatory Approvals and Notices	56
Delisting and Deregistration of Common Stock	57
Litigation Relating to the Merger	57

THE MERGER AGREEMENT	58
The Merger	58
Closing and Effective Time of the Merger	58
Treatment of Common Stock, Options, Restricted Stock and Other Stock-Based Awards	58

Exchange and Payment Procedures	59
Certificate of Incorporation and Bylaws; Directors and Officers	60
Representations and Warranties	60
Conduct of Business by the Company and Parent	63
Solicitation of Acquisition Proposals	65
Stockholder Meeting	67
Filings; Other Actions; Notification	67
Employee Benefit Matters	68
Indemnification and Insurance	69
Conditions to the Merger	69
Termination of the Merger Agreement; Termination Fees	71
Amendments and Waivers	72

ADJOURNMENT OF THE SPECIAL MEETING (PROPOSAL NO. 2)	73
The Adjournment Proposal	73
Vote Required for Approval and Board Recommendation	73

ADVISORY VOTE ON GOLDEN PARACHUTES (PROPOSAL NO. 3)	74
The Non-Binding Advisory Proposal	74
Vote Required for Approval and Board Recommendation	74

MARKET PRICE OF NESS COMMON STOCK	75

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	76

APPRAISAL RIGHTS	78

OTHER MATTERS	81
Other Matters for Action at the Special Meeting	81
Future Stockholder Proposals	81

WHERE YOU CAN FIND ADDITIONAL INFORMATION	81

Annex A	Agreement and Plan of Merger, dated as of June 10, 2011, by and among Jersey Holding Corporation, Jersey Acquisition Corporation and Ness Technologies, Inc.
Annex B	Opinion of Jefferies & Company, Inc.
Annex C	Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated
Annex D	Section 262 of the General Corporation Law of the State of Delaware

SUMMARY TERM SHEET

This summary term sheet highlights selected information contained in this proxy statement and may not contain all the information that may be important to you.  Accordingly, we encourage you to carefully read this proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement in their entirety.  Each item in this summary includes a page reference directing you to a more complete description of that topic.  See “Where You Can Find Additional Information” beginning on page 81.

Unless the context otherwise requires, in this proxy statement, (i) references to “Ness,” “the Company,” “we,” “our,” and “us” refer to Ness Technologies, Inc. and its subsidiaries; (ii) references to “Parent” refer to Jersey Holding Corporation, a Delaware corporation; (iii) references to “Merger Sub” refer to Jersey Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent; (iv) references to “CVCI” refer to Citi Venture Capital International, an affiliate of Parent and Merger Sub; (v) references to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of June 10, 2011, by and among Ness, Parent and Merger Sub, as it may be amended from time to time, a copy of which is attached as Annex A to this proxy statement; and (vi) references to the “merger” refer to the merger of Merger Sub with and into Ness pursuant to the merger agreement.

The Parties to the Merger (page 15)

Ness Technologies, Inc.

Ness Technologies, Inc. (NASDAQ: NSTC and TASE: NSTC) is a Delaware corporation and is a global provider of IT and business services and solutions with specialized expertise in software product engineering; and system integration, application development, consulting and software distribution.  Ness delivers its portfolio of solutions and services using a global delivery model combining offshore, near-shore and local teams.  With about 6,900 employees, Ness has operations in North America, Europe, Israel and India, has customers in over 20 countries, and partners with numerous software and hardware vendors worldwide.

Jersey Holding Corporation

Jersey Holding Corporation, or Parent, is a Delaware corporation formed by an affiliate of Citi Venture Capital International, or CVCI, solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement.  Parent has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement and the related financing.  Upon completion of the merger, we will be a wholly-owned subsidiary of Parent.

Jersey Acquisition Corporation

Jersey Acquisition Corporation, or Merger Sub, is a Delaware corporation and a wholly-owned subsidiary of Parent formed solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement.  Merger Sub has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement.  Upon completion of the merger, Merger Sub will merge with and into the Company and will cease to exist.

The Special Meeting (page 16)

Date, Time, Place and Purpose of the Special Meeting (page 16)

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the board of directors for use at the special meeting to be held on [•], 2011 at [•], local time, at [•], or at any postponement or adjournment thereof.  At the special meeting, you will be asked (i) to consider and vote on a proposal to adopt the merger agreement, (ii) to consider and vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes to adopt the merger agreement at the time of the special meeting and (iii) to consider and vote on a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for our named executive officers in connection with the merger.

Record Date and Quorum (page 16)

We have fixed the close of business on [•], 2011 as the record date for the special meeting, and only holders of record of our common stock on the record date are entitled to receive notice of, and to vote at, the special meeting.  On the record date, there were [•] shares of common stock outstanding and entitled to vote.  Each share of common stock entitles its holder to one vote on all matters properly coming before the special meeting.

A quorum of the holders of the outstanding shares of our common stock must be present in person or represented by proxy at the special meeting for our stockholders to conduct business at the special meeting.  A quorum is present if the holders of record of a majority of the shares of our common stock entitled to be voted at the special meeting, or [•] shares, are present in person or represented by proxy.

Vote Required (page 16)

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon.  Approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and approval of the non-binding proposal regarding certain merger-related executive compensation arrangements each requires the affirmative vote of the holders of a majority of the votes present that are entitled to vote at the special meeting.

As of [•], 2011, the record date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [•] shares of our common stock, and CVCI, through its affiliates, beneficially owned and was entitled to vote, in the aggregate, [•] shares of our common stock, representing an aggregate of [•]% of the outstanding shares of our common stock on the record date.  Our directors and executive officers and CVCI have informed us that they currently intend to vote all of their shares of common stock “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and “FOR” approval of the non-binding proposal regarding certain merger-related executive compensation arrangements.

Proxies and Revocation (page 18)

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person at the special meeting.  If your shares of common stock are held in “street name” by your bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of common stock using the instructions provided by your bank, brokerage firm or other nominee.  If you fail to submit a proxy or fail to vote in person at the special meeting, or if you abstain, or do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, your shares of common stock will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, at Ness Tower, Atidim High-Tech Industrial Park, Building 4, Tel Aviv 61580, Israel, by the time the special meeting begins, or by attending the special meeting and voting in person (note that attendance at the special meeting will not, by itself, revoke a proxy).  If your shares of common stock are held in “street name” by your bank, brokerage firm or other nominee, please follow the instructions you receive from you bank, brokerage firm or other nominee to change your vote.

The Merger (page 20)

On June 10, 2011, the Company, Parent and Merger Sub entered into the merger agreement, pursuant to which Merger Sub will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent, and you will be entitled to receive $7.75 in cash, without interest and less any applicable withholding tax, for each share of our common stock that you own as of the effective time of the merger.  As a result of the merger, we will cease to be a publicly traded company.  If the merger is completed, you will not own any shares of the capital stock of the surviving corporation.

Reasons for the Merger; Recommendation of the Special Committee and the Board of Directors (page 33)

Our board of directors, after careful consideration of the unanimous recommendation of a special committee of independent and disinterested directors, or the special committee, and various other factors, has unanimously (among those directors present and voting)  (i) determined that the merger is fair to, and in the best interests of, us and our stockholders, (ii) approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement, (iii) directed that the merger agreement be submitted for consideration by our stockholders at a special meeting of stockholders and (iv) recommended that our stockholders vote to adopt the merger agreement.

The board of directors recommends that you vote “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and “FOR” approval of the non-binding proposal regarding certain merger-related executive compensation arrangements.

In considering the recommendation of the board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, yours.  The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by our stockholders.  See “The Merger (Proposal No. 1)—Interests of Certain Persons in the Merger” beginning on page 50.

Opinions of Financial Advisors (page 37)

Jefferies & Company, Inc. (Financial Advisor to the Special Committee) (page 37)

In connection with the merger, the special committee received an opinion from its financial advisor, Jefferies & Company, Inc., or Jefferies, dated June 10, 2011, as to the fairness, from a financial point of view and as of such date, of the merger consideration to be received by holders of Ness common stock (other than CVCI, Parent, Merger Sub and their respective affiliates).  The full text of Jefferies’ opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Jefferies.  This opinion is attached as Annex B and is incorporated herein by reference. Jefferies’ opinion was provided for the use and benefit of the special committee (in its capacity as such) in its evaluation of the merger consideration from a financial point of view and did not address any other aspect of the merger.  The opinion did not address the relative merits of the transactions contemplated by the merger agreement as compared to any alternative transactions or opportunity that might be available to us, nor did it address our underlying business decision to engage in the merger or the terms of the merger agreement or any other agreements, documents or other arrangements referred to in the merger agreement or entered into in connection with the merger.  Jefferies’ opinion does not constitute a recommendation as to how any stockholder should vote or act with respect to the merger or any related matter.

Merrill Lynch, Pierce, Fenner & Smith Incorporated (Financial Advisor to the Board of Directors) (page 41)

In connection with the merger, our board of directors received an opinion from its financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, or BofA Merrill Lynch, dated June 10, 2011, as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of Ness common stock (other than Parent and Merger Sub).  The full text of the written opinion, dated June 10, 2011, of BofA Merrill Lynch, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken is attached as Annex C to this proxy statement and is incorporated by reference herein in its entirety.  BofA Merrill Lynch provided its opinion to our board of directors (in its capacity as such) for the benefit and use of our board of directors in connection with and for purposes of its evaluation of the merger consideration from a financial point of view.  BofA Merrill Lynch’s opinion does not address any other terms or aspects of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to us or in which we might engage or as to our underlying business decision to proceed with or effect the merger, including, without limitation, the form or structure of the merger.  BofA Merrill Lynch was not requested to, and did not, provide any advice or services in connection with the merger other than the delivery of the opinion.  Although BofA Merrill Lynch has solicited indications of interest from third parties at the direction of the Company in the past in connection with sales processes that did not result in any acquisition of all or part of the Company, BofA Merrill Lynch was not requested to, and did not solicit indications of interest from third parties in connection with the sales process resulting in the execution of the merger agreement.  BofA Merrill Lynch’s opinion does not address any other terms or aspects of the merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed merger or any related matter.

Financing of the Merger (page 49)

Parent estimates that the total amount of funds necessary to pay our stockholders (and holders of our other equity-based interests) the amounts due to them under the merger agreement is approximately $278,400,000.  Parent has entered into a letter agreement, which we refer to as the equity commitment letter, dated June 10, 2011, with an affiliate of CVCI that is the general partner of certain investment funds, which we refer to as the investors, pursuant to which the general partner will cause the investors to, among other things, purchase equity of Parent for the aggregate amount of $278,333,283 in cash, to ensure that Parent will have sufficient funds to satisfy in full its obligations to pay the aggregate merger consideration under the merger agreement at closing.  The maximum aggregate liability of the general partner on behalf of all of the investors may not exceed $278,333,283, and by the general partner on behalf of each investor may not exceed the relevant investor’s individual commitment.  The obligations of the general partner and the investors under the equity commitment letter are subject to the satisfaction of the conditions to Parent’s and Merger Sub’s obligations to consummate the transactions contemplated by the merger agreement.

Interests of Certain Persons in the Merger (page 50)

When considering the recommendation of the board of directors that you vote to approve the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, those of our stockholders generally.  The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by our stockholders.  These interests include but are not limited to the following:

•	the vesting of all unvested equity compensation awards held by our executive officers and directors, and the cashing out of such awards; and

•	pursuant to agreements with certain of our executive officers, the receipt of certain payments and the acceleration of certain other payments in connection with the completion of the merger.

In addition, Ajit Bhushan, a member of our board of directors, is a managing director at CVCI and has an indirect interest in the common stock of Parent held by CVCI through his participation in carried interest and co-investment arrangements with the CVCI Growth Fund, which interests are held in a personal trust established for the purposes of estate planning.  Mr. Bhushan was not a member of the special committee and did not participate in any meetings or discussions of the board of directors regarding the merger and the transactions contemplated by the merger agreement.

Material United States Federal Income Tax Consequences (page 54)

U.S. holders of our common stock that exchange all of their shares of our common stock for cash (either pursuant to the merger agreement or as a result of perfecting their appraisal rights) will recognize gain or loss on the exchange in an amount equal to the difference between the amount of the cash received and such holders’ adjusted tax basis in the shares of our common stock exchanged therefor.

Regulatory Approvals and Notices (page 56)

Under the terms of the merger agreement, the merger cannot be completed until the (i) expiration or termination of any waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act, or any applicable foreign antitrust laws and (ii) receipt of all other clearances, consents, approvals, orders and authorizations of any governmental entity required to complete the merger.

Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission, or the FTC, the merger cannot be completed until each of the Company and Parent files a notification and report form with the FTC and the Antitrust Division of the Department of Justice under the HSR Act and the applicable waiting period has expired or been terminated.  Each of the Company and Parent intends to file such a notification and report form as soon as practicable and to request early termination of the waiting period.

Notification thresholds are also met in a number of foreign jurisdictions.  The parties to the merger intend to file the required notifications as soon as practicable and will not complete the merger until (i) expiration or termination of any waiting period applicable to the merger under the applicable foreign antitrust laws and/or (ii) receipt of all clearances, consents, approvals, orders and authorizations of the competent foreign antitrust authorities that are required to complete the merger.

Litigation Relating to the Merger (page 57)

As of June 28, 2011, eight putative class action lawsuits have been filed against us, our directors, Parent, Merger Sub and CVCI in the Court of Chancery of the State of Delaware.  All eight suits contain substantially similar allegations and seek substantially similar relief.  In all eight actions, plaintiffs allege generally that our directors breached their fiduciary duties in connection with the merger by, among other things, carrying out a process that they allege did not ensure adequate and fair consideration to our stockholders.  They further allege that CVCI, Parent and Merger Sub aided and abetted the alleged breaches of duties. Plaintiffs purport to bring the lawsuits on behalf of our public stockholders and seek equitable relief to enjoin consummation of the merger, rescission of the merger and/or rescissory damages, and attorneys’ fees and costs, among other relief.  We and our directors believe that these lawsuits are without merit and intend to vigorously defend ourselves against the asserted claims.

On June 27, 2011, the special committee received a letter from Bidder D (a potential financial buyer that entered into an exclusivity agreement and confidentiality agreement with Ness) claiming violations of its exclusivity agreement and confidentiality agreement with Ness and reserving its rights and remedies arising from such alleged breaches. We believe that Bidder D's threatened legal claims are without merit and intend to vigorously defend against any such claims.

The Merger Agreement (page 58)

Treatment of Common Stock, Options, Restricted Stock and Other Stock-Based Awards (page 58)

Common Stock.  At the effective time, each share of our common stock issued and outstanding immediately prior to the effective time (other than shares owned, directly or indirectly, by us, Parent or Merger Sub or by stockholders who have properly perfected their appraisal rights under Delaware law) will be automatically converted into the right to receive the merger consideration of $7.75 per share in cash, without interest, which we refer to as the merger consideration, less any applicable withholding taxes.

Options.  Each option to purchase shares granted under our equity incentive plans, whether vested or unvested, that is outstanding immediately prior to the effective time will, as of the effective time, become fully vested and be converted into the right to receive an amount in cash in U.S. dollars equal to the product of (x) the total number of shares subject to such option and (y) the excess, if any, of the merger consideration over the exercise price per share of such option, less any applicable withholding taxes.

Restricted Stock.  Immediately prior to the effective time, each award of restricted shares granted under our equity incentive plans will vest in full and be converted into the right to receive the merger consideration, less any applicable withholding taxes.

Other Stock-Based Awards.  At the effective time, each right to receive shares or benefits measured in whole or in part by the value of a number of shares, other than options and restricted stock, granted under our equity incentive plans (including but not limited to restricted stock units) and outstanding immediately prior to the effective time will become fully vested and entitle its holder to receive the merger consideration in respect of each share underlying the award, less any applicable withholding taxes.

Solicitation of Acquisition Proposals (page 65)

Except as permitted by the terms of the merger agreement, during the period beginning on the date of the merger agreement and continuing until the earlier of the effective time or the termination date, we agreed that neither the Company nor any of its subsidiaries will, and we will use our reasonable best efforts to cause our and our subsidiaries’ representatives not to:

•
directly or indirectly, solicit, initiate, knowingly encourage or take any other action to knowingly facilitate, any inquiry with respect to, or the making, submission or announcement of, any acquisition proposal (as defined below);

•
participate in any negotiations regarding an acquisition proposal with, or furnish any nonpublic information regarding an acquisition proposal to, any person that has made or, to our knowledge, is considering making an acquisition proposal;

•
engage in discussions regarding an acquisition proposal with any person that has made or, to our knowledge, is considering making an acquisition proposal, except to notify such person as to the existence of the non-solicitation provisions of the merger agreement;

•	approve, endorse or recommend or publicly propose to approve, endorse or recommend any acquisition proposal; or

•	enter into any letter of intent or agreement in principle or any agreement or arrangement, oral or written, with respect to any acquisition proposal (except for certain confidentiality agreements).

We further acknowledged and agreed that any violation of these restrictions by any of our directors or officers or that of any of our subsidiaries will be deemed to be a breach of the non-solicitation provisions of the merger agreement.

Notwithstanding the foregoing, if, prior to adoption of the merger agreement by our stockholders, which we refer to as Company stockholder approval, we receive a bona fide written acquisition proposal that did not arise from a breach of the non-solicitation provisions of the merger agreement and that constitutes a superior proposal or the special committee and the board of directors determine in good faith could reasonably be expected to result in a superior proposal, we may take the following actions after providing prior written notice to Parent of our intent to do so:

•
furnish nonpublic information to the third party making the proposal, provided that (i) the third party enters into a confidentiality agreement with us on terms no less favorable to us than the confidentiality agreement between us and CVCI and (ii) as promptly as reasonably practicable (and in any event within 24 hours) after furnishing such information to the third party, we provide such information to Parent to the extent not previously made available to Parent; and

•	engage in discussions or negotiations with the third party with respect to the acquisition proposal.

Conditions to the Merger (page 69)

The respective obligations of the Company, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver of certain customary conditions, including but not limited to the following: (i) receipt of Company stockholder approval, (ii) expiration or termination of any waiting period applicable to the merger under the HSR Act or any applicable foreign antitrust laws and (iii) receipt of  all other clearances, consents, approvals, orders and authorizations of any governmental entity required to complete the merger.

The obligation of Parent to effect the merger is further subject to the fulfillment of certain additional conditions, including but not limited to our (i) refinancing any existing indebtedness for borrowed money with an original maturity of greater than one year that matures prior to closing of the merger with new indebtedness with a maturity greater than one year and otherwise on terms consistent in all material respects, taking into account changes in market conditions, with the terms of the existing indebtedness, (ii) replacing or renewing any performance bond or note guarantee that has an expiration date prior to the effective time with a new performance bond or note guarantee, as applicable, on terms and conditions generally consistent with the performance bond or note guarantee being replaced, taking into account changes in market conditions, in each case to the extent required under the contract requiring us or our subsidiaries to provide such performance bond or note guarantee, and (iii) obtaining committed working capital lines of credit in an amount no less than $25,000,000 from financial institutions and on terms and conditions reasonably satisfactory to Parent.

Termination of the Merger Agreement; Termination Fees (page 71)

The merger agreement may be terminated and the merger abandoned at any time prior to the effective time of the merger, whether before or after receipt of Company stockholder approval:

•	by mutual written consent of the parties;

•
by either us or Parent, if (i) the merger has not become effective on or before the seven month anniversary of the date of the merger agreement, referred to herein as the end date, (ii) the party seeking to terminate the merger agreement pursuant to this provision has not breached in any material respect its obligations under the merger agreement in any manner that proximately caused the failure to consummate the merger on or before such date and (iii) in the case of a termination by us, two business days have elapsed following the occurrence of the special meeting;

•
by either us or Parent, if a judgment, injunction, order or decree has been entered, or any applicable law enacted, permanently restraining, enjoining or otherwise prohibiting the consummation of the merger and such injunction, ruling, decree or law has become final and non-appealable, provided that the party seeking to terminate the merger agreement pursuant to this provision has used its reasonable best efforts to remove such injunction;

•	by either us or Parent, if the special meeting (including any adjournments thereof) has concluded and Company stockholder approval has not been obtained;

•
by either us or Parent, if the other party has breached or failed to perform in any material respect any of its representations, warranties or agreements under the merger agreement, which breach or failure to perform (i) would result in a failure of conditions to the other party’s obligation to consummate the merger and (ii) cannot be cured by the end date or, if curable, has not been cured within 30 days following receipt by the breaching party of written notice of such breach or failure to perform from the other party;

•
by us, at any time prior to receipt of Company stockholder approval, if we concurrently enter into a definitive agreement with respect to a superior proposal in accordance with, and subject to the non-solicitation provisions of the merger agreement and at least three business days have passed since the last notice of recommendation change, provided that any such purported termination will be void and of no force or effect if we fail to pay the termination fee; and

•
by Parent, if we have intentionally and materially breached the non-solicitation provisions of the merger agreement or our obligations with respect to holding the special meeting and soliciting proxies therefor, or, whether or not permitted by the merger agreement, (i) we made or resolved to make a change in recommendation, (ii) we made or resolved to take or publicly announced our intention to approve, endorse or recommend any acquisition proposal or enter into any letter of intent or agreement in principle or any agreement or arrangement, oral or written, with respect to any acquisition proposal, (iii) we failed to recommend against a tender or exchange offer related to an acquisition proposal in any publicly disclosed position taken pursuant to applicable rules under the Exchange Act, (iv) we recommended to our stockholders, or approved, any acquisition proposal or resolved to effect the foregoing, (v) we failed to include the recommendation of the special committee or our board of directors in this proxy statement or (vi) the special committee and our board of directors failed to publicly reaffirm their recommendation within 10 business days after Parent requests such reaffirmation in writing.

We are required to pay Parent a termination fee of $8,350,000 in cash in the following circumstances:

•	if we terminate the merger agreement pursuant to the sixth bullet listed above, in which event we are required to pay such termination fee on the same business day as the termination;

•
if Parent terminates the merger agreement pursuant to the seventh bullet listed above, in which event we are required to pay such termination fee no later than two business days after the termination; and

•
if prior to the termination of the merger agreement (i) we receive a proposal with respect to a qualifying transaction (as defined below), (ii) the merger agreement is terminated by either of us or Parent pursuant to the second or fourth bullet listed above, or by Parent pursuant to the fifth bullet listed above, and (iii) concurrently with or within 12 months after such termination, a qualifying transaction is consummated or any definitive agreement providing for a qualifying transaction has been entered into and is subsequently consummated, in which event we are required to pay such termination fee upon the consummation of such qualifying transaction.

In this proxy statement, a “qualifying transaction” refers to an acquisition proposal with respect to 50% or more of the assets of us and our subsidiaries, taken as a whole, or 50% or more of the outstanding shares of our common stock.

Appraisal Rights (page 78)

Stockholders are entitled to appraisal rights under the General Corporation Law of the State of Delaware, or the DGCL, in connection with the merger, provided that stockholders meet all of the conditions set forth in Section 262 of the DGCL.  This means that you are entitled to have the fair value of your shares of common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation.  The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to us before the vote is taken on the merger agreement and you must not submit a proxy or otherwise vote in favor of the proposal to adopt the merger agreement.  Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights.  See the text of the Delaware appraisal rights statute reproduced in its entirety as Annex D to this proxy statement.  If you hold your shares of common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such bank, brokerage firm or nominee.  In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting.  These questions and answers may not address all questions that may be important to you as a Ness stockholder.  Please refer to the “Summary Term Sheet” beginning on page 1 and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement. See “Where You Can Find Additional Information” beginning on page 81.

Q.	What am I being asked to vote on at the special meeting?

A.
You are being asked (i) to consider and vote on a proposal to adopt the merger agreement, (ii) to consider and vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes to adopt the merger agreement at the time of the special meeting and (iii) to consider and vote on a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for our named executive officers in connection with the merger.

Q.	What is the merger agreement and what effects will its adoption have on us?

A.
You are being asked to adopt a merger agreement.  If the proposal to adopt the merger agreement is approved by our stockholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into Ness, with Ness surviving as a wholly-owned subsidiary of Parent.  As a result of the merger, we would no longer be a publicly held corporation and you would no longer have any interest in our future earnings or growth.  In addition, if the merger is completed, our common stock will be delisted from the Nasdaq Global Select Market and the Tel Aviv Stock Exchange and will be deregistered under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), and we will no longer file periodic reports with the Securities and Exchange Commission, (the “SEC”), on account of our common stock.

Q.	What will I receive if the merger is completed?

A.
Upon completion of the merger, you will be entitled to receive $7.75 in cash, without interest and less any applicable withholding taxes, for each share of our common stock that you own at the effective time of the merger, unless you have perfected your appraisal rights under the General Corporation Law of the State of Delaware (the “DGCL”), with respect to such shares.  You will not own any shares of the capital stock in the surviving corporation.

Q.	What vote is required for our stockholders to approve the proposal to adopt the merger agreement?

A.	The proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting.

Q.
What vote is required to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies or to approve the non-binding proposal regarding certain merger-related executive compensation arrangements?

A.
Approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and approval of the non-binding proposal regarding certain merger-related executive compensation arrangements each requires the affirmative vote of the holders of a majority of the votes present that are entitled to vote at the special meeting.

Q.	How does the board of directors recommend that I vote?

A.
The board of directors recommends that you vote “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and “FOR” approval of the non-binding proposal regarding certain merger-related executive compensation arrangements.

Q.	When do you expect the merger to be completed?

A.
We are working towards completing the merger as soon as possible, and we anticipate that it will be completed in the third quarter of 2011, subject to the satisfaction or waiver of all closing conditions.

Q.	What happens if the merger is not completed?

A.
If the merger agreement is not adopted by our stockholders, or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares of our common stock in connection with the merger.  Instead, we will remain an independent public company and our common stock will continue to be listed and traded on the Nasdaq Global Select Market and the Tel Aviv Stock Exchange.  Under specified circumstances, we may be required to pay to Parent a fee with respect to the termination of the merger agreement, as described under “The Merger Agreement— Termination of the Merger Agreement; Termination Fees” beginning on page 71.

Q.	Is the merger expected to be taxable to me?

A.
Yes.  The exchange of shares of our common stock for cash pursuant to the merger will generally be a taxable transaction to U.S. holders (and certain non-U.S. holders) for U.S. federal income tax purposes.  If you are a U.S. holder (or a non-U.S. holder whose gain from the merger is subject to U.S. federal income tax on a net income basis) and your shares of common stock are converted into the right to receive cash in the merger, you will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares (determined before deduction of any applicable withholding taxes) and your adjusted tax basis in your shares of common stock.  Backup withholding may also apply to the cash payments made pursuant to the merger unless the holder or other payee provides a taxpayer identification number and certifies that such number is correct, or is otherwise exempt from backup withholding.  You should read “The Merger (Proposal No. 1) —Material United States Federal Income Tax Consequences” beginning on page 54 for a more detailed discussion of the U.S. federal income tax consequences of the merger to U.S. and non-U.S. holders.  You should also consult your tax advisor for a complete analysis of the effect of the merger on U.S. federal, state and local and/or foreign taxes.

Q.	When and where is the special meeting?

A.	The special meeting will be held on [•], 2011 at [•], local time, at [•].

Q.	Who is entitled to attend and vote at the special meeting?

A.
Only stockholders of record or their duly authorized proxies have the right to attend the special meeting.  To gain admittance, you must present valid photo identification, such as a driver’s license or passport.  If your shares of common stock are held through a bank, brokerage firm or other nominee, please bring to the special meeting a copy of your brokerage statement evidencing your beneficial ownership of shares of common stock and valid photo identification.

Only holders of our common stock as of the close of business on [•], 2011, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting.  Please note that if you hold your shares through a bank, brokerage firm or other nominee (i.e., in “street name”), you must obtain a legal proxy from your bank, brokerage firm or other nominee issued in your name in order to vote in person at the special meeting.  At the close of business on the record date, there were [•] shares of common stock outstanding and entitled to vote.  Each holder of common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of common stock that such holder owned as of the record date.

Q.	How many shares must be present or represented to conduct business at the special meeting?

A.
A quorum of the holders of the outstanding shares of our common stock must be present in person or represented by proxy at the special meeting for our stockholders to conduct business at the special meeting.  A quorum is present if the holders of record of a majority of the shares of our common stock entitled to be voted at the special meeting, or [•] shares, are present in person or represented by proxy.  Abstentions and broker non-votes (if any) are counted as present for the purpose of determining whether a quorum is present.  A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instructions are given.  In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed to allow for the solicitation of additional proxies.

Q.	How do I vote?

A.	You may vote using any of the following methods:

•	Proxy card or voting instruction card. Be sure to complete, sign and date the card and return it in the prepaid envelope.

•
By telephone or over the Internet.  If you are a stockholder of record, you may vote by telephone or over the Internet by following the instructions on your proxy card.  If you hold shares in “street name,” you will receive separate voting instructions from your bank, brokerage firm or other nominee and may vote by telephone or over the Internet if they offer that alternative.  Although most banks, brokerage firms and other nominees offer telephone and Internet voting, availability and the specific procedures vary.

•
In person at the special meeting.  All stockholders may vote in person at the special meeting.  You may also be represented by another person at the special meeting by executing a proper proxy designating that person.  If you hold shares in “street name,” you must obtain a legal proxy from your bank, brokerage firm or other nominee and present it to the inspector of election with your ballot when you vote at the special meeting.

Q.	What can I do if I change my mind after I vote my shares?

A.	You have the right to revoke a proxy at any time before it is exercised at the special meeting by:

•	voting again at a later date through any of the methods available to you;

•	giving written notice of revocation to our Corporate Secretary, at Ness Tower, Atidim High-Tech Industrial Park, Building 4, Tel Aviv 61580, Israel; or

•	attending the special meeting and voting in person (note that attendance at the special meeting will not, by itself, revoke a proxy).

Q.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A.
If your shares of common stock are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares of common stock, the “stockholder of record.”  In that case, this proxy statement and your proxy card have been sent directly to you by us.

If your shares of common stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares of common stock held in “street name.”  In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of common stock, the stockholder of record.  As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares of common stock by following their instructions for voting.

Q.	If my shares of common stock are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee vote my shares for me?

A.
Your bank, brokerage firm or other nominee will only be permitted to vote your shares of common stock if you instruct your bank, brokerage firm or other nominee how to vote.  You should follow the procedures provided by your bank, brokerage firm or other nominee regarding the voting of your shares of common stock.  If you do not instruct your bank, brokerage firm or other nominee to vote your shares of common stock, your shares will not be voted and the effect will be the same as a vote “AGAINST” the proposal to adopt the merger agreement, but will not have an effect on the proposal to adjourn the special meeting or the non-binding proposal regarding certain merger-related executive compensation arrangements.

Q.	What is a proxy?

A.
A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of common stock.  The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.”  The document used to designate a proxy to vote your shares of common stock is called a “proxy card.”  Our board of directors has designated Sachi Gerlitz, Ofer Segev and Ilan Rotem, and each of them, with full power of substitution, as proxies for the special meeting.

Q.	If a stockholder gives a proxy, how are the shares of common stock voted?

A.
Regardless of the method you choose to vote, the individuals named on the enclosed proxy card (your proxies) will vote your shares of common stock in the way that you indicate.  When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and “FOR” approval of the non-binding proposal regarding certain merger-related executive compensation arrangements.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.
If your shares are registered in multiple accounts with one or more brokers and/or our transfer agent, you may receive more than one proxy and/or set of voting instructions relating to the special meeting.  These should each be voted and/or returned separately in accordance with the instructions provided in this proxy statement in order to ensure that all of your shares of common stock are voted.

Q.	What happens if I sell my shares of common stock before the special meeting?

A.
The record date for stockholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the date the merger is expected to be completed.  If you transfer your shares of common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies us in writing of such special arrangements, you will retain the right to vote such shares at the special meeting, but you will transfer the right to receive the $7.75 per share merger consideration to the person to whom you transfer your shares.

Q.	Am I entitled to exercise appraisal rights under the DGCL instead of receiving the $7.75 per share merger consideration for my shares of Ness common stock?

A.
Yes.  As a holder of common stock, you are entitled to appraisal rights under the DGCL in connection with the merger if you take certain actions and meet certain conditions.  In order to perfect appraisal rights, you must follow exactly the procedures specified under Delaware law.  See “Appraisal Rights” beginning on page 78 and Annex D.

Q.	What do I need to do now?

A.
Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, please vote promptly to ensure that your shares are represented at the special meeting.  If you hold your shares of Ness common stock in your own name as the stockholder of record, please vote your shares of common stock by (i) completing, signing and dating the enclosed proxy card and returning it in the prepaid envelope, (ii) using the telephone number printed on your proxy card or (iii) using the Internet voting instructions printed on your proxy card.  If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.  If you hold shares in “street name,” please follow the instructions provided by your bank, brokerage firm or other nominee.

Q.	Should I send in my stock certificates now?

A.
No.  You will be sent a letter of transmittal as soon as reasonably practicable after the completion of the merger describing how you may exchange your shares of common stock for the merger consideration.  If your shares of common stock are held in “street name” by your bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your shares of common stock in exchange for the merger consideration.  Please do NOT return your stock certificate(s) with your proxy card or voting instruction card.

Q.	Will a proxy solicitor be used?

A.
Yes.  We engaged [•] to assist in the solicitation of proxies for the special meeting.  We estimate that we will pay [•] a fee of approximately $[•].  We have also agreed to reimburse [•] for reasonable out-of-pocket expenses incurred in connection with the proxy solicitation and to indemnify [•] against certain losses, costs and expenses.

Q.	Who can help answer my other questions?

A.
If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of common stock, or need additional copies of the proxy statement or the enclosed proxy card, please call [•], our proxy solicitor, toll-free at [•].

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, as well as information included in oral statements or other written statements made or to be made by us, contain statements that, in our opinion, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  The words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “project,” “estimate,” “will,” “may,” “should,” “future,” “predicts,” “potential,” “continue” and similar expressions identify these forward-looking statements, which appear in a number of places in this proxy statement (and the documents to which we refer you in this proxy statement) and include, but are not limited to, all statements relating directly or indirectly to the timing or likelihood of completing the merger to which this proxy statement relates, plans for future growth and other business development activities as well as capital expenditures, financing sources and all other statements regarding our intent, plans, beliefs or expectations or those of our directors or officers.  Investors are cautioned that such forward-looking statements are not assurances for future performance or events and involve risks and uncertainties that could cause actual results and developments to differ materially from those covered in such forward-looking statements.  These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including our most recent filings on Forms 10-Q and 10-K, factors and matters contained or incorporated by reference in this document, and the following factors:

•
the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including a termination under circumstances that could require us to pay a termination fee;

•
the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to the completion of the merger, including required regulatory approvals and clearances;

•	the failure of the merger to close for any other reason;

•	risks that the merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger;

•	the outcome of pending, threatened or future legal proceedings, including legal proceedings that have been or may be instituted against us and/or others relating to the merger agreement;

•	the enactment of new government laws, regulations, court decisions, regulatory interpretations or other initiatives that are adverse to us or our interests;

•	diversion of management’s attention from ongoing business concerns;

•	the effect of the announcement of the merger on our business relationships (including with employees, customers and vendors), operating results and business generally; and

•	the amount of the costs, fees, expenses and charges related to the merger.

Any forward-looking statement made by us in this proxy statement speaks only as of the date on which we made it and is qualified by the information contained or incorporated by reference herein, including, but not limited to (i) the information contained under this heading and (ii) the information contained under the headings “Risk Factors” and “Business” and information in our consolidated financial statements and notes thereto included in our most recent filings on Forms 10-Q and 10-K (see “Where You Can Find Additional Information” beginning on page 81).  Except as required by applicable law, we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

PARTIES TO THE MERGER

The Company

Ness Technologies, Inc. Ness Tower Atidim High-Tech Industrial Park Building 4 Tel Aviv 61580, Israel +972 (3) 766-6800	300 Frank W. Burr Boulevard 7th Floor Teaneck, NJ 07666 (201) 488-7222

Ness Technologies, Inc. (NASDAQ: NSTC and TASE: NSTC) is a Delaware corporation and is a global provider of IT and business services and solutions with specialized expertise in software product engineering; and system integration, application development, consulting and software distribution.  Ness delivers its portfolio of solutions and services using a global delivery model combining offshore, near-shore and local teams. With about 6,900 employees, Ness has operations in North America, Europe, Israel and India, has customers in over 20 countries, and partners with numerous software and hardware vendors worldwide.

Parent

Jersey Holding Corporation
c/o Citi Venture Capital International
399 Park Avenue
New York, NY 10022
(212) 793-2177

Jersey Holding Corporation, or Parent, is a Delaware corporation formed by an affiliate of CVCI solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement.  Parent has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement and the related financing.  Upon completion of the merger, we will be a wholly-owned subsidiary of Parent.

Merger Sub

Jersey Acquisition Corporation
c/o Citi Venture Capital International
399 Park Avenue
New York, NY 10022
(212) 793-2177

Jersey Acquisition Corporation, or Merger Sub, is a Delaware corporation and a wholly-owned subsidiary of Parent formed solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement.  Merger Sub has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement.  Upon completion of the merger, Merger Sub will merge with and into us and will cease to exist.

THE SPECIAL MEETING

Date, Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the board of directors for use at the special meeting to be held on [•], 2011 at [•], local time, at [•], or at any postponement or adjournment thereof.  At the special meeting, you will be asked (i) to consider and vote on a proposal to adopt the merger agreement, (ii) to consider and vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes to adopt the merger agreement at the time of the special meeting and (iii) to consider and vote on a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for our named executive officers in connection with the merger.

Our stockholders must approve the proposal to adopt the merger agreement in order for the merger to occur.  A copy of the merger agreement is attached as Annex A to this proxy statement and we encourage you to read it carefully in its entirety.

Record Date and Quorum

We have fixed the close of business on [•], 2011 as the record date for the special meeting, and only holders of record of our common stock on the record date are entitled to receive notice of, and to vote at, the special meeting.  On the record date, there were [•] shares of common stock outstanding and entitled to vote.  Each share of common stock entitles its holder to one vote on all matters properly coming before the special meeting.

A quorum of the holders of the outstanding shares of our common stock must be present in person or represented by proxy at the special meeting for our stockholders to conduct business at the special meeting.  A quorum is present if the holders of record of a majority of the shares of our common stock entitled to be voted at the special meeting, or [•] shares, are present in person or represented by proxy.  Abstentions and broker non-votes (if any) are counted as present for the purpose of determining whether a quorum is present.  A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instructions are given.  In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed to allow for the solicitation of additional proxies.

Attendance and Voting at the Special Meeting

Only stockholders of record or their duly authorized proxies have the right to attend the special meeting.  To gain admittance, you must present valid photo identification, such as a driver’s license or passport.  If your shares of common stock are held through a bank, brokerage firm or other nominee (i.e., in “street name”), please bring to the special meeting a copy of your brokerage statement evidencing your beneficial ownership of shares of common stock and valid photo identification.

Only holders of common stock as of the close of business on [•], 2011, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting.  Please note that if you hold your shares through a bank, brokerage firm or other nominee, you must obtain a legal proxy from your bank, brokerage firm or other nominee issued in your name in order to vote in person at the special meeting.  At the close of business on the record date, there were [•] shares of our common stock outstanding and entitled to vote.  Each holder of common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of common stock that such holder owned as of the record date.

Vote Required

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon.  For the proposal to adopt the merger agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.”  Abstentions will not be counted as votes cast in favor of the proposal to adopt the merger agreement, but will count for the purpose of determining whether a quorum is present.  If you fail to submit a proxy or fail to vote in person at the special meeting, or if you abstain, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and approval of the non-binding proposal regarding certain merger-related executive compensation arrangements each requires the affirmative vote of the holders of a majority of the votes present that are entitled to vote at the special meeting.  For these proposals, you may vote “FOR,” “AGAINST” or “ABSTAIN.”  For purposes of each of these proposals, if your shares of common stock are present at the special meeting but are not voted on the proposal, or if you have given a proxy and abstained on the proposal, this will have no effect on the proposal.

If your shares of common stock are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares of common stock, as the “stockholder of record.”  In that case, this proxy statement and your proxy card have been sent directly to you by us.

If your shares of common stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares of common stock held in “street name.”  In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of common stock, the stockholder of record.  As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares of common stock by following their instructions for voting.

Under the rules of the Nasdaq Stock Market, banks, brokerage firms or other nominees who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners.  However, banks, brokerage firms or other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the proposal to adopt the merger agreement, and, as a result, absent specific instructions from the beneficial owner of such shares of our common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of our common stock on non-routine matters, which we refer to generally as broker non-votes.  These broker non-votes (if any) will be counted for purposes of determining a quorum, but will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

You may vote using any of the following methods:

•	Proxy card or voting instruction card. Be sure to complete, sign and date the card and return it in the prepaid envelope.

•
By telephone or over the Internet.  If you are a stockholder of record, you may vote by telephone or over the Internet by following the instructions on your proxy card.  If you hold shares in street name, you will receive separate voting instructions from your bank, brokerage firm or other nominee and may vote by telephone or over the Internet if they offer that alternative.  Although most banks, brokerage firms and other nominees offer telephone and Internet voting, availability and the specific procedures vary.

•
In person at the special meeting.  All stockholders may vote in person at the special meeting.  You may also be represented by another person at the special meeting by executing a proper proxy designating that person.  If you hold shares in street name, you must obtain a legal proxy from your bank, brokerage firm or other nominee and present it to the inspector of election with your ballot when you vote at the special meeting.

Please refer to the instructions on your proxy card or voting instruction card to determine the deadlines for voting over the Internet or by telephone.  If you choose to vote by mailing a proxy card, your proxy card must be filed with our Corporate Secretary by the time the special meeting begins.  Please do not send in your stock certificates with your proxy card.  After the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the merger consideration in exchange for your stock certificates.

If you vote by proxy, regardless of the method you choose to vote, Sachi Gerlitz, Ofer Segev and Ilan Rotem, and each of them, with full power of substitution, or your other proxies, will vote your shares of common stock in the way that you indicate.  When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of common stock should be voted on a matter, the shares of common stock represented by your properly signed proxy will be voted “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and “FOR” approval of the non-binding proposal regarding certain merger-related executive compensation arrangements.

If you have any questions or need assistance voting your shares, please call [•], our proxy solicitor, toll-free at [•].

IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF COMMON STOCK PROMPTLY.  WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET.  STOCKHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

As of [•], 2011, the record date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [•] shares of our common stock, and CVCI, through its affiliates, beneficially owned and was entitled to vote, in the aggregate, [•] shares of our common stock, representing an aggregate of [•]% of the outstanding shares of our common stock on the record date.  Our directors and executive officers and CVCI have informed us that they currently intend to vote all of their shares of common stock “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and “FOR” approval of the non-binding proposal regarding certain merger-related executive compensation arrangements.

Proxies and Revocation

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person at the special meeting.  If your shares of common stock are held in “street name” by your bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of common stock using the instructions provided by your bank, brokerage firm or other nominee.  If you fail to submit a proxy or fail to vote in person at the special meeting, or if you abstain, or do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, your shares of common stock will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, at Ness Tower, Atidim High-Tech Industrial Park, Building 4, Tel Aviv 61580, Israel, by the time the special meeting begins, or by attending the special meeting and voting in person (note that attendance at the special meeting will not, by itself, revoke a proxy).  If your shares of common stock are held in “street name” by your bank, brokerage firm or other nominee, please follow the instructions you receive from you bank, brokerage firm or other nominee to change your vote.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or if a quorum is not present at the special meeting.  Other than an announcement to be made at the special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice.  Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Anticipated Date of Completion of the Merger

We are working towards completing the merger as soon as possible, and we anticipate that it will be completed in the third quarter of 2011, subject to the satisfaction or waiver of all closing conditions.

Rights of Stockholders Who Seek Appraisal

Stockholders are entitled to appraisal rights under the DGCL in connection with the merger.  This means that you are entitled to have the fair value of your shares of common stock determined by the Delaware Court of Chancery and to receive a payment based on that valuation.  The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to us before the vote is taken on the merger agreement and you must not vote in favor of the proposal to adopt the merger agreement.  Your failure to follow exactly the procedures specified under the DGCL may result in the loss of your appraisal rights.  See “Appraisal Rights” beginning on page 78 and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex D to this proxy statement.  If you hold your shares of common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, brokerage firm or nominee.  In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

Solicitation of Proxies; Payment of Solicitation Expenses

We have engaged [•] to assist in the solicitation of proxies for the special meeting.  We estimate that we will pay [•] a fee of approximately $[•] in addition to customary charges for each call made to or received from our stockholders.  We will reimburse [•] for reasonable out-of-pocket expenses and will indemnify [•] and its affiliates against certain claims, liabilities, losses, damages and expenses.  We may also reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of common stock for their expenses in forwarding soliciting materials to beneficial owners of common stock and in obtaining voting instructions from those owners.  Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person.  They will not be paid any additional amounts for soliciting proxies.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call [•], our proxy solicitor, toll-free at [•].

THE MERGER (PROPOSAL NO. 1)

The Proposal to Adopt the Merger Agreement

On June 10, 2011, the Company, Parent and Merger Sub entered into the merger agreement, pursuant to which Merger Sub will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent, and you will be entitled to receive $7.75 in cash, without interest and less any applicable withholding tax, for each share of Ness common stock that you own as of the effective time of the merger.  As a result of the merger, we will cease to be a publicly traded company.  If the merger is completed, you will not own any shares of the capital stock of the surviving corporation.

Our board of directors, after careful consideration of the unanimous recommendation of the special committee, and various other factors, has unanimously (among those directors present and voting)  (i) determined that the merger is fair to, and in the best interests of, us and our stockholders, (ii) approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement and (iii) resolved that the merger agreement be submitted for consideration by our stockholders at a special meeting of stockholders and recommended that our stockholders vote to adopt the merger agreement.

Ness stockholders will be asked at the special meeting to consider and vote on a proposal to adopt the merger agreement pursuant to the requirements of Delaware law.

Vote Required for Adoption of the Merger Agreement

Adoption of the merger agreement requires the affirmative vote of a majority of the shares of our common stock outstanding and entitled to vote as of the record date.  For the proposal to adopt the merger agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.”  Abstentions and broker non-votes, if any, will be counted as present for the purpose of determining whether a quorum is present at the special meeting, but if you fail to submit a proxy or fail to vote in person at the special meeting, or if you vote “ABSTAIN,” it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

For the reasons described below, our board of directors recommends that you vote “FOR” approval of the proposal to adopt the merger agreement.

Background of the Merger

Our board of directors, together with our senior management and advisors, has periodically reviewed and considered various strategic opportunities available to us, including whether the continued execution of our strategy as a stand-alone company or the possible sale of the Company to, or a combination of the Company with, a third party offered the best avenue to maximize stockholder value.

By letter dated July 8, 2007, we engaged Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”) to serve as our exclusive financial advisor to perform financial advisory and investment banking services for us.  Over the course of such engagement and through August 2010, BofA Merrill Lynch had several meetings with our board of directors and management to assist the Company with its evaluation of various strategic alternatives, including a possible sale transaction.

On March 18, 2008, affiliates of Warburg Pincus Equity Partners and Dr. Henry Kressel sold to affiliates of CVCI a total of 3,657,667 shares of our common stock and transferred to affiliates of CVCI registration rights covering substantially all of these shares.  During 2007 and 2008, preceding the acquisition of these shares, CVCI had preliminary discussions with the Company about the possibility of making an investment in the Company in conjunction with the acquisition of shares from these stockholders, but such discussions did not advance further.  Following CVCI’s acquisition of these shares, CVCI periodically met with management of the Company to discuss and review the Company’s performance and strategy.

Effective September 1, 2009, our board of directors appointed Mr. Ajit Bhushan, a managing director of CVCI, to serve on our board of directors.  Mr. Bhushan’s appointment was recommended to the nominating and governance committee of our board of directors (the “nominating committee”) by our chief executive officer after consultation with representatives of CVCI.  The nominating committee subsequently recommended Mr. Bhushan for appointment to the board of directors.  Mr. Bhushan was not appointed to our board of directors pursuant to any agreement or understanding between us, or any of our directors or officers, and CVCI or any of its affiliates.  Mr. Bhushan subsequently was nominated by our board of directors for election at our 2010 annual meeting of stockholders, and at such meeting was elected by our stockholders to serve until our next annual meeting of stockholders and until his successor is duly elected and qualified.  Mr. Bhushan is not a member of, and has not served on, any committee of our board of directors since his appointment to the board of directors.

On May 4, 2010, Sachi Gerlitz, our president and chief executive officer, and Ofer Segev, our chief financial officer, met with Mr. Bhushan and Mr. Anil (Bob) Khanna, another managing director of CVCI, at the request of CVCI, to discuss management’s strategies for providing additional value for Ness stockholders.

On July 16, 2010, CVCI conveyed to our board of directors an unsolicited indication that CVCI would be interested in exploring a possible transaction in which affiliated funds of CVCI would pay $5.50 to $5.75 per share to acquire all of our outstanding equity securities and, assuming the Company would be willing to move quickly and efficiently toward a transaction, the Company would be permitted to employ a limited go-shop process after the execution of a definitive agreement (the “July 16 Inquiry”).  Members of our board of directors contacted Olshan Grundman Frome Rosenzweig & Wolosky LLP (“Olshan”), legal advisor to the Company and the board of directors, to inform Olshan of our receipt of the July 16 Inquiry and to discuss appropriate procedures for evaluating and responding to the July 16 Inquiry, including the exclusion of Mr. Bhushan from any communications and discussions related to the July 16 Inquiry.

On July 26, 2010, our board of directors held a regularly scheduled meeting, with Olshan present.  At this meeting, our board of directors discussed the terms of the July 16 Inquiry and Olshan discussed with our board of directors appropriate procedures for evaluating and responding to the July 16 Inquiry.  Following discussion, our board of directors determined to schedule a special meeting of the board of directors to discuss the July 16 Inquiry and the Company’s strategic alternatives after allowing time for further analysis, and directed Mr. Gerlitz to inform CVCI that the board of directors would respond to the July 16 Inquiry after completing its evaluation, consistent with its fiduciary duties.  Mr. Bhushan was not present for this portion of the meeting.

On July 27, 2010, Mr. Gerlitz sent CVCI a letter acknowledging receipt of the July 16 Inquiry, stating that although Ness was not currently for sale, our board of directors evaluates opportunities and strategic alternatives on a continuing basis.  Mr. Gerlitz noted that, consistent with its fiduciary duties, the board of directors was considering the July 16 Inquiry.

On August 11, 2010, our board of directors met with Olshan to discuss the July 16 Inquiry.  In light of his position as a managing director of CVCI, Mr. Bhushan recused himself from this meeting and from subsequent deliberations of our board of directors regarding the consideration of any possible transaction with CVCI, including the deliberations relating to the formation of the special committee described below, and from all other deliberations related to the strategic process the special committee and the board of directors subsequently conducted.  Neither Mr. Bhushan nor CVCI received any presentation materials provided to the special committee or our board of directors related to the strategic process.

At the August 11, 2010 meeting, in light of Mr. Bhushan’s position as a managing director of CVCI, the board of directors established the special committee to consider the July 16 Inquiry and other strategic alternatives.  The special committee consisted of four independent and disinterested directors: Satyam C. Cherukuri; P. Howard Edelstein; Dan S. Suesskind; and Morris Wolfson.  The board of directors delegated to the special committee full power and authority to, among other things, (i) review, evaluate and negotiate matters relating to the July 16 Inquiry, and determine the advisability of matters relating to the July 16 Inquiry, (ii) determine whether any potential transaction that might arise from the July 16 Inquiry would be fair to, and in the best interests of, the Company and all of its stockholders, (iii) review, evaluate and negotiate all other alternatives as the special committee deemed to be appropriate, including any proposals from CVCI or other third parties we might solicit or receive and (iv) recommend to the full board of directors for its approval, what action, if any, should be taken by the Company with respect to the July 16 Inquiry or any other alternative.

On August 13, 2010, our board of directors received a letter from CVCI asking whether the board of directors would support moving forward with discussions to explore a possible transaction with CVCI on the basis described in the July 16 Inquiry and requesting a response by August 23, 2010.

On August 16, 2010, the special committee met to discuss engaging its own legal and financial advisors.  At this meeting, the special committee formally approved the appointment of Ropes & Gray LLP (“Ropes & Gray”) as legal advisor to the special committee, and the special committee named Mr. Edelstein as its chairperson.  Ropes & Gray had originally been identified as a potential legal advisor by members of the special committee, and was appointed as legal advisor to the special committee after multiple other firms were considered by the special committee.

Over the course of several meetings in August 2010, the special committee discussed our existing engagement of BofA Merrill Lynch as financial advisor to the Company and considered whether BofA Merrill Lynch should serve as its financial advisor.  After extensive discussions between the special committee and Ropes & Gray, it was determined that the special committee should retain a financial advisor that had not previously advised Ness, and that BofA Merrill Lynch could continue to act as financial advisor to our board of directors.  As discussed below, our board of directors ultimately requested that BofA Merrill Lynch deliver a fairness opinion for the benefit of our board of directors in connection with the transaction.  After considering multiple other potential financial advisors, the special committee decided to engage Jefferies & Company, Inc. (“Jefferies”) as its exclusive financial advisor.  Jefferies originally had been identified as a potential financial advisor by members of the special committee.

On August 19, 2010, the special committee met, together with Ropes & Gray and Jefferies.  Jefferies indicated that, in accordance with the special committee’s directives, it had spoken with Mr. Khanna and informed him that the special committee would need more time to consider how to respond to the July 16 Inquiry.

On August 30, 2010, the special committee met, together with Ropes & Gray and Jefferies, to discuss the strategic process.  At this meeting, Ropes & Gray provided the members of the special committee with an overview of the fiduciary duties of the members of the special committee and other relevant legal issues in connection with a change in control transaction.

On September 1, 2010 and September 8, 2010, the special committee met again, together with Ropes & Gray and Jefferies, to discuss the strategic process.  Jefferies noted that CVCI had not indicated any willingness to engage in discussions to explore a transaction with the Company at a purchase price above the $5.50 to $5.75 per share range described in the July 16 Inquiry.  Jefferies advised the special committee that it believed a competitive process could result in a higher price than the range referenced in the July 16 Inquiry.  It was noted that CVCI had indicated to Jefferies that CVCI was not prepared to enter into a confidentiality agreement with the Company if such agreement contained a standstill provision.  After determining that a competitive process could result in a higher price than the range set forth in the July 16 Inquiry, the special committee discussed a number of strategic options, including continued discussions with CVCI regarding exploring a potential transaction and the possibility of soliciting indications of interest from other potential bidders.  Following discussion, the special committee agreed that Jefferies should continue discussions with CVCI to determine whether it would consider entering into discussions to explore a transaction at a price above the range set forth in the July 16 Inquiry.  The special committee concluded that it would continue to consider other strategic options, including the possibility of soliciting indications of interest from other potential bidders.

During September 2010, the special committee, together with Ropes & Gray and Jefferies, continued to discuss the July 16 Inquiry and the strategic process.  Jefferies informed the special committee that, as directed by the special committee, Jefferies inquired of CVCI whether it would consider entering into discussions to explore a transaction with the Company at a price above the range set forth in the July 16 Inquiry, and that CVCI responded that it would only consider a range that was $0.25 per share above the range suggested in the July 16 Inquiry.  Jefferies advised the special committee that it believed a competitive process could result in a price above the range indicated by CVCI.  The special committee discussed the possibility of authorizing Jefferies to solicit indications of interest from other potential bidders.

On September 22, 2010, CVCI concluded that the Company was not willing to move forward on the basis of the July 16 Inquiry at that time and withdrew its previously submitted indication of interest in exploring a potential transaction.

On September 27, 2010, our board of directors (with the exception of Mr. Bhushan) and Olshan met with the special committee and its advisors.  At this meeting, the board of directors and Olshan confirmed that the original delegation of authority by the board of directors to the special committee included the authority to solicit indications of interest from other potential bidders, as well as the authority to review, evaluate and negotiate any other alternatives that the special committee might deem to be advisable.

On October 3, 2010, the special committee met, together with Ropes & Gray and Jefferies, to discuss the strategic process.  The special committee determined that it was in the best interests of Ness and our stockholders to begin a study of strategic alternatives.  The special committee discussed with Jefferies possible strategic and financial buyers that might be interested in pursuing a transaction with us, and authorized Jefferies to contact potential strategic and financial buyers.  To preserve the confidentiality of the process, the special committee determined that a selected number of potential strategic and financial buyers that were believed to be capable of consummating a transaction with Ness and were likely to express an interest in doing so should be contacted.  Following this meeting, in accordance with the special committee’s directives, Jefferies began contacting potential strategic and financial buyers to determine their level of interest in a potential transaction with us.

The special committee met, together with Ropes & Gray and Jefferies, during October and November 2010 to receive updates on the progress of the strategic process.  During such period, a total of 27 parties were contacted for indications of possible interest in a transaction with us, including 21 potential strategic buyers and six potential financial buyers.  CVCI was not contacted during this process given the withdrawal of its previously submitted indication of interest on September 22, 2010.  We ultimately entered into confidentiality agreements with three parties during October and early November 2010, including one potential financial buyer (referred to in this section as Bidder A) that submitted, on October 17, 2010, an unsolicited preliminary indication of interest in acquiring us at a price of $6.45 per share, a copy of which indication was received by all members of the board of directors.

On October 17, 2010, the special committee met, together with Ropes & Gray and Jefferies, to discuss the unsolicited indication of interest from Bidder A.  At this meeting, Mr. Suesskind disclosed to the special committee that he and Aharon Fogel, who was at the time the chairman of our board of directors, were affiliated with one of Bidder A’s limited partners.  During a subsequent meeting of the special committee on October 25, 2010, Mr. Suesskind announced his resignation from the special committee because he did not want his relationship with Bidder A to appear to influence the special committee’s evaluation process.

Over the next few weeks, the special committee received preliminary indications of interest from two other potential financial buyers.  On October 25, 2010, the special committee received a preliminary indication of interest from a second potential financial buyer (referred to in this section as Bidder B) to acquire the Company at a price of $6.40 to $6.70 per share.  A few days later, the special committee received a preliminary indication of interest, dated October 27, 2010, from a third potential financial buyer (referred to in this section as Bidder C) to acquire the Company at a price of $6.50 per share.  In discussions with the special committee, Jefferies noted that although certain potential financial buyers had expressed interest in the Company, no potential strategic buyers had expressed interest in pursuing an acquisition of the Company.

Our board of directors (with the exception of Mr. Bhushan) met on November 10 and November 15, 2010 with Olshan to receive an update from the special committee and its advisors on the strategic process, and to discuss the special committee’s proposed next steps.

The special committee met, together with Ropes & Gray and Jefferies, throughout November and the beginning of December 2010 to receive updates on the strategic process.

In mid-December 2010, our executive management team, with Jefferies present, made preliminary due diligence presentations regarding our business, strategy and future prospects to Bidder A and Bidder B.  In view of the special committee’s plenary authority over the strategic process, the special committee had previously instructed management only to communicate with the bidders in such settings and to refer all other queries regarding the strategic process conducted by the special committee to Jefferies.  Despite being offered the opportunity, Bidder C did not attend a management presentation at this time.

On December 10, 2010, an Israeli newspaper published an article reporting that we were involved in acquisition discussions with four investment funds.  On the first trading day in the U.S. following the publication of the newspaper article, our stock price rose 13% from $4.60 to $5.20.  Several additional potential financial buyers subsequently expressed interest in a possible transaction.

On December 15, 2010, the special committee met, together with Ropes & Gray and Jefferies, to discuss the Israeli newspaper article and the interest in Ness generated by the article.  At this meeting, the special committee asked Jefferies to update the special committee on the parties that expressed an interest in Ness following publication of the article.  After discussing the likely viability of each potential bidder, the special committee directed Jefferies to contact these parties and gauge their potential respective interest in acquiring Ness.

On December 23, 2010, the special committee met, together with Ropes & Gray and Jefferies, to discuss the strategic process.  At this meeting, Jefferies noted that, in accordance with the special committee’s directives, it contacted each of the new parties that expressed interest in a possible transaction, but that none of these parties had submitted an indication of interest as of that date.

On December 27, 2010, at the direction of the special committee, Jefferies distributed process letters to Bidder A and Bidder B to solicit revised indications of interest.

In early January 2011, Bidder C notified Jefferies that it was declining to proceed with further discussions regarding a potential transaction.  Bidder C indicated that the reason it was not proceeding was because it could not effect a transaction without a partner.

On January 4, 2011, the special committee received a preliminary indication of interest from a potential financial buyer that had been contacted following the publication of the December 10, 2010 article (referred to in this section as Bidder D) to acquire the Company at a price of $6.50 to $7.00 per share.  We subsequently entered into a confidentiality agreement with Bidder D dated January 6, 2011.

On January 10, 2011, Bidder A submitted a revised indication to acquire Ness at a price of $7.00 per share and Bidder B submitted a revised indication to acquire Ness at a price of $6.75 per share.

On January 11, 2011, the special committee met, together with Ropes & Gray and Jefferies, to discuss the strategic process.  At this meeting, Jefferies reported to the special committee that none of the other parties other than Bidder D that came forward following publication of the December 10, 2010 Israeli newspaper article had submitted an indication of interest.  The special committee discussed the possibility of entering into an exclusivity arrangement with one of the bidders or, alternatively, conducting a competitive process with all three bidders.  Jefferies and Ropes & Gray recommended that the special committee pursue a competitive process, with bidding to occur based on preliminary diligence materials, in light of the fact that the parties still had substantial confirmatory diligence to complete.   After discussion, the special committee directed Jefferies to have discussions with each of the bidders as part of a competitive process.

On January 12, 2011, the special committee met again, together with Ropes & Gray and Jefferies, to discuss the strategic process.  After discussion, the special committee determined that it would recommend to the board of directors that, in consultation with the compensation committee of our board of directors (the “compensation committee”), it consider providing certain members of management with some form of compensation that would appropriately incentivize them to remain with the Company through the completion of a change in control and afterwards.  The special committee discussed how putting an incentive package in place for certain members of management who would be integral to the completion of a change in control transaction would be an effective way of incentivizing such individuals and promoting stockholder value, provided the package was in line with customary norms.

The special committee met, together with Ropes & Gray and Jefferies, on four occasions from January 17, 2011 through February 17, 2011.  During this period, in accordance with the special committee’s directives, Jefferies and our management had additional discussions and meetings with Bidder A, Bidder B and Bidder D.  On February 8, 2011, we provided these parties with access to an electronic data room.  On February 17, 2011, at the direction of the special committee, Jefferies delivered to each of the firms a draft merger agreement prepared by Ropes & Gray and a letter providing instructions for submitting revised indications of interest by February 28, 2011.

On February 25, 2011, at the request of the compensation committee, Olshan provided the members of the compensation committee with an initial draft of a form of transition incentive agreement for their consideration, which was designed to incentivize certain members of management to remain with the Company through the completion of a change in control and afterwards. The compensation committee discussed how putting an incentive package in place for certain members of management who would be integral to the completion of a change in control transaction would be an effective way of incentivizing such individuals and promoting stockholder value, provided the package was in line with customary norms.

Revised indications of interest, dated February 28, 2011, were subsequently received from Bidder A, Bidder B and Bidder D, along with proposed revisions to the merger agreement.  Bidder A submitted a revised indication of interest to acquire Ness at a price of $7.30 per share, while Bidder B and Bidder D submitted revised indications of interest to acquire Ness at a price of $6.75 and $7.00 per share, respectively.

On March 4, 2011, the special committee met, together with Ropes & Gray and Jefferies, to review the bids received on February 28, 2011.  At this meeting, Ropes & Gray provided an overview of the key terms of the revised merger agreements submitted.  After discussion, the special committee authorized Ropes & Gray to prepare a new “best of breed” draft of the merger agreement, incorporating acceptable comments from each of the bidders, for review by the bidders, and directed Jefferies to ask each of the bidders to bid again and submit its best price.  Ropes & Gray observed that Bidder A had as an element of its bid that we would pay its expenses, even if the Company ultimately decided not to pursue a transaction with Bidder A, which the special committee agreed would be unacceptable.  Jefferies noted that it received calls from CVCI regarding CVCI’s potential interest in exploring a possible transaction involving Ness, but that, while offered the opportunity to receive the draft merger agreement and submit a proposal, CVCI did not submit a revised indication of interest, and indicated that it did not want to receive a draft of the merger agreement.

On March 7, 2011, a revised indication of interest from Bidder B was received by the special committee at a price of $7.00 per share.  On March 8, 2011, at the direction of the special committee, Jefferies delivered to Bidder A and Bidder D the revised draft of the merger agreement prepared by Ropes & Gray.  Revised indications of interest, each dated March 10, 2011, were subsequently received from Bidder A and Bidder D, each at a price of $7.30 per share, along with proposed revisions to the merger agreement.

On March 11, 2011, the special committee met, together with Ropes & Gray and Jefferies.  In light of the fact that the bid submitted by Bidder B was on the low end in terms of price, discussion focused on the bids submitted by Bidder A and Bidder D.  Ropes & Gray commented on the key terms of the revised merger agreements submitted, including termination rights, non-solicitation obligations, conditions to closing and expense reimbursement.  Ropes & Gray expressed the view to the special committee that the special committee could reasonably expect to reach an agreement with either party.  The special committee requested that Jefferies ask Bidder A and Bidder D to submit revised bids at a higher price in an effort to secure the maximum value possible for our stockholders.

Later that day, the special committee met again, together with Ropes & Gray and Jefferies.  At this meeting, Jefferies reported to the special committee that Bidder D had indicated that it might be willing to increase its price by approximately $0.05 per share if the special committee were willing to recommend to the board of directors that it authorize some form of exclusivity arrangement with Bidder D.  In addition, Jefferies reported to the special committee that CVCI informed Jefferies that it was not interested in actively exploring a transaction at that time, but that it would consider reengaging following the announcement of a transaction, if any.  At around this time, Bidder B also declined to proceed with further discussions regarding a potential transaction with Ness.  Bidder B indicated to Jefferies that it would not be prepared to submit a revised bid at a price that would be competitive.

On March 13, 2011, the special committee met again, together with Ropes & Gray and Jefferies.  At this meeting, Jefferies informed the special committee that neither Bidder A nor Bidder D increased its price and therefore they were in a “dead heat.”  After discussion, the special committee determined that Jefferies should contact Bidder A to extract any additional value for our stockholders that might exist.  Later that day, after learning that Bidder A was unwilling to increase its price, the special committee reconvened with its advisors.  At the direction of the special committee, Jefferies informed Bidder D that the special committee would be prepared to recommend to the board of directors approval of an exclusivity arrangement with Bidder D, if Bidder D increased its price to $7.40 per share.  Bidder D agreed to this proposal.

Over the next day, at the direction of the special committee, Ropes & Gray negotiated the terms of an exclusivity agreement with Bidder D’s legal counsel, in consultation with Olshan.

Our board of directors (with the exception of Mr. Bhushan) met on March 15, 2011 with Olshan to review the proposed exclusivity agreement with Bidder D.  After discussion with the special committee, the board of directors approved the proposed exclusivity agreement with Bidder D.  On March 16, 2011, we entered into the exclusivity agreement with Bidder D.  As executed, the exclusivity agreement included a 30-day exclusivity period during which neither we nor any of our affiliates was permitted to solicit indications of interest from other potential bidders.  The exclusivity period was set to expire at 11:59 pm (California Time) on April 15, 2011.  The agreement contained an automatic renewal provision, which provided that exclusivity would be extended automatically in five-business-day increments unless either party gave written termination notice to the other party two business days prior to the then-current expiration date.

Over the next two weeks, Bidder D continued to conduct its ongoing due diligence regarding the Company.

On March 31, 2011, CVCI conveyed to the special committee an indication that CVCI would be interested in exploring a possible transaction in which affiliated funds of CVCI would pay $7.75 per share to acquire all of our outstanding equity securities that CVCI’s affiliated funds did not own (the “March 31 Inquiry”).  CVCI noted that it would be prepared to explore completion of due diligence and definitive documentation over a three-week period, however the March 31 Inquiry did not indicate that CVCI would be willing to consider a go-shop period as suggested by the July 16 Inquiry.  Later that day, the special committee met, together with Ropes & Gray and Jefferies, to discuss the March 31 Inquiry.  Ropes & Gray noted that, under the terms of the exclusivity agreement with Bidder D, we had an obligation to inform Bidder D promptly (and in any event within one business day) of receipt of the March 31 Inquiry, and that we would have to provide a summary of the material terms of the March 31 Inquiry to Bidder D.  After discussion, the special committee determined that Jefferies should contact Bidder D the following morning to inform Bidder D that the special committee received an indication of interest to acquire us at a price of $7.75 per share, but without revealing the identity of the bidder.

On April 1, 2011, the special committee met again, together with Ropes & Gray and Jefferies.  Jefferies reported that, as directed by the special committee, it had informed Bidder D that morning that the special committee received an indication of interest to acquire us at a price of $7.75 per share the previous day from another party.  After discussion, the special committee directed Jefferies to communicate to CVCI that its inquiry had been received, and that we were in an exclusivity arrangement with another party that precluded us from engaging in discussions with CVCI at that time.

On April 4, 2011, the members of the compensation committee met with Olshan to discuss revisions to the terms of the proposed form of transition incentive agreement.  Following discussion, members of the compensation committee advised that they would have follow-up discussions with Frederic W. Cook & Co., Inc. (“Cook & Co.”), an independent advisor with respect to compensation matters.

On April 6, 2011, our board of directors (with the exception of Mr. Bhushan) and Olshan met to receive an update from the special committee and its advisors on the strategic process.  The board of directors discussed the March 31 Inquiry and the status of negotiations with Bidder D.  The board of directors agreed to meet again on April 13, 2011 for a further update and discussion, as the exclusivity period with Bidder D would automatically extend shortly thereafter if not terminated.

On April 7, 2011, the special committee received a letter from CVCI, stating that further to its March 31 Inquiry, CVCI was still considering exploring a potential transaction with the Company, and setting forth a list of items CVCI would like to review as part of its due diligence of the Company, if and when the Company’s exclusivity arrangement terminated.  We took no action with respect to this letter or the list contained therein in light of the exclusivity period that was presently ongoing with Bidder D.

On April 13, 2011, our board of directors (with the exception of Mr. Bhushan) met again with Olshan and the special committee and its advisors.  It was noted that without affirmative termination by April 13, 2011, exclusivity with Bidder D would automatically extend until April 22, 2011.  The board of directors continued its discussion regarding exclusivity with Bidder D.  Several alternatives were discussed, including the possibility of terminating exclusivity and subsequently attempting to enter into an agreement with CVCI, as well as the possibility of conditioning continued exclusivity with Bidder D on the inclusion of certain terms in the merger agreement.  The board of directors agreed to meet the following day, April 14, 2011, to provide the special committee with time to meet in the interim, together with Ropes & Gray and Jefferies, to discuss next steps.

Later in the day on April 13, 2011, the special committee met, together with Ropes & Gray and Jefferies, to discuss the exclusivity agreement with Bidder D.  The special committee and its advisors discussed the advisability of extending exclusivity with Bidder D in light of the Company’s receipt of the March 31 Inquiry.  Jefferies noted that Bidder D appeared open to granting certain concessions in the merger agreement in exchange for continued exclusivity, including the inclusion of a go-shop period coupled with a lower termination fee to be paid during the go-shop period.

Members of the special committee expressed concerns about extending exclusivity with Bidder D following receipt of the March 31 Inquiry.  However, the special committee determined that we were close to finalizing a transaction with Bidder D, and that it was uncertain whether and when CVCI would be prepared to make a proposal and finalize a transaction.  The special committee believed that a go-shop period coupled with a lower termination fee to be paid during the go-shop period could allow CVCI to engage in negotiations with us after our entry into a definitive merger agreement with Bidder D.  The special committee concluded that this structure would allow the special committee and the board of directors to determine whether a transaction with Bidder D represented the best value reasonably available to our stockholders.

On April 14, 2011, our board of directors (with the exception of Mr. Bhushan) met again with Olshan and the special committee and its advisors.  The special committee reported to the board of directors that, after discussion, the special committee was recommending to the board of directors that our exclusivity agreement with Bidder D continue, conditioned upon Bidder D’s willingness to accept a go-shop period and a reduced company termination fee to be paid during the go-shop period if we were able to negotiate an acceptable alternative transaction.  At the recommendation of the special committee, the board of directors declined to terminate the exclusivity arrangement with Bidder D.  However, the board of directors expressed frustration with the length of the process with Bidder D and Jefferies was instructed to inform Bidder D that it needed to finalize a transaction quickly.

  On April 19, 2011, we entered into an amendment to the exclusivity agreement with Bidder D.  Pursuant to this amendment, we agreed to extend the exclusivity period with Bidder D until April 28, 2011.  In consideration for our agreement to such extension, Bidder D agreed that any definitive agreement entered into either (x) during the exclusivity period or (y) after the exclusivity period ended, if the exclusivity period were terminated by Bidder D pursuant to the exclusivity agreement, would provide for (i) a go-shop period lasting 30 calendar days from signing, during which we would be free to, directly or indirectly, solicit, provide information to, and continue to negotiate with, other parties regarding a transaction and (ii) a termination fee of $3 million payable by us to Bidder D if we terminated the agreement to accept a superior proposal during the go-shop period.

On April 21, 2011, the special committee met, together with Ropes & Gray and Jefferies, to discuss the strategic process.  Ropes & Gray reported to the special committee on its negotiations with Bidder D’s counsel.  Ropes & Gray noted that although discussions with Bidder D’s counsel were productive, there were still a number of significant issues to be resolved with respect to the merger agreement, including certain closing conditions.  Jefferies provided an update to the special committee on Bidder D’s efforts to secure financing, noting that Bidder D indicated that it had been in contact with a number of Israeli banks, but that negotiations were delayed due to the Passover holiday in Israel.  It was observed that unless a written termination notice were provided to Bidder D by April 26, 2011, the exclusivity period with Bidder D would extend automatically for an additional five business days beyond April 28, 2011.

On April 22, 2011, BofA Merrill Lynch familiarized itself with the business, operations, financial condition and prospects of the Company with our chief financial officer, Olshan and Ropes & Gray as part of BofA Merrill Lynch’s customary financial analyses of the Company and to support any opinion it might render in connection with a transaction.

On April 22, 2011, the special committee met again, together with Ropes & Gray and Jefferies.  Jefferies reported to the special committee that Bidder D indicated that it was in negotiations with a potential new financing source, but that it was unclear when a draft of its debt commitment papers would be ready.  After discussion, the special committee determined that, in light of ongoing scheduling conflicts during the Passover holiday, a meeting of the board of directors should be convened on April 24, 2011, in order to allow the board of directors to make a determination as to whether exclusivity with Bidder D should be extended beyond April 28, 2011.

On April 24, 2011, our board of directors (with the exception of Mr. Bhushan) and its legal advisor met with the special committee and its advisors.  The board of directors expressed frustration with the delays in Bidder D’s efforts to secure financing and certain terms Bidder D proposed for inclusion in the merger agreement, and advised the special committee that it desired a meeting to be arranged among the special committee and its advisors, certain members of the board of directors and its legal advisor and Bidder D to better understand Bidder D’s financing process and timeline.  Jefferies arranged such a call, which was held on April 26, 2011.  After discussion, on the advice of the special committee, the board of directors determined that the exclusivity period with Bidder D should be extended until May 3, 2011 to enable the board of directors to deliberate more fully as to whether exclusivity should be extended with Bidder D until a subsequent date.  Shortly thereafter, we entered into a second amendment to the exclusivity agreement with Bidder D, dated April 24, 2011, pursuant to which we agreed to extend the exclusivity period from April 28, 2011 until May 3, 2011.

On April 26, 2011, Bidder D addressed the special committee and its advisors and certain members of our board of directors and its legal advisor to provide an update on Bidder D’s progress.  Bidder D informed the special committee that Bidder D’s business diligence was nearing completion and that it believed the open business points in the merger agreement could be resolved in a timely fashion.  Bidder D also indicated that Bidder D had identified an alternative source of financing in the U.S. and that the special committee could expect to see drafts of Bidder D’s debt commitment papers by the following week.

On April 27, 2011, the special committee met, together with Ropes & Gray and Jefferies, to discuss the exclusivity arrangement with Bidder D.  After discussion, the special committee instructed Jefferies to seek concessions from Bidder D on price and Bidder D’s request for certain closing conditions before requesting that the board of directors determine whether to extend exclusivity further with Bidder D.

On April 28 and 29, 2011, our board of directors (with the exception of Mr. Bhushan) and Olshan met with the special committee and its advisors.  The exclusivity arrangement with Bidder D was again discussed at length.  It was noted that even though CVCI had conveyed the March 31 Inquiry, CVCI had not yet reviewed a copy of the merger agreement, and it was unclear whether CVCI was committed to entering into a transaction.  The board of directors and the special committee observed that, although the indication of interest reflected in the March 31 Inquiry referenced a higher price per share than Bidder D’s current proposal, the go-shop provision and the termination fee that had been negotiated with Bidder D provided an opportunity for CVCI to engage in negotiations with us after our entry into a definitive agreement with Bidder D.  After discussion, the board of directors approved the extension of the exclusivity arrangement with Bidder D, conditioned upon Bidder D’s willingness to grant additional concessions under the terms of the merger agreement.  In discussing the process to date and alternatives and responsibilities, Olshan reminded the board of directors of its fiduciary duties.  Mr. Wolfson also notified the board of directors that members of his family had a relatively insignificant amount of assets invested on a passive basis in Bidder D, which assets represented an insignificant portion of Bidder D’s assets.  Mr. Wolfson had previously notified the special committee’s legal advisor of this investment on April 13, 2011, and this investment was also disclosed to the other members of the special committee who concurred, after discussion with counsel, that due to the immaterial nature of the investment to him and to Bidder D, the investment would not affect his ability to continue serving on the special committee.

On May 1, 2011, the special committee met, together with Ropes & Gray and Jefferies, to discuss the terms under which the exclusivity agreement with Bidder D might be extended.  After discussion, the special committee directed its advisors to continue negotiating with Bidder D.

Shortly thereafter, we entered into a third amendment to the exclusivity agreement with Bidder D, dated May 2, 2011.  Pursuant to this amendment, we agreed to extend the exclusivity period with Bidder D until May 20, 2011 (without a provision for automatic renewal), subject to the completion of certain timing milestones.  In consideration for our agreement to such extension, Bidder D agreed that, subject to the terms and conditions of the exclusivity agreement, as amended, any definitive agreement entered into with us would have a 35-day go-shop period, as opposed to a 30-day go-shop period.  Bidder D also agreed that the exclusivity agreement could be terminated by us at any time with immediate effect if any one of a set of conditions related to timing milestones was not met.

Over the next few weeks, Bidder D continued its ongoing due diligence regarding the Company.

On May 11, 2011, our chief financial officer, the special committee and its advisors and Olshan met with Bidder D and its legal advisor to discuss the significant open points with respect to the merger agreement.

On May 12, 2011, the special committee met, together with Ropes & Gray and Jefferies, to assess Bidder D’s progress.  A debt commitment letter draft that Bidder D provided was discussed.  Ropes & Gray noted that although there were certain points that would need to be negotiated in order to reduce conditionality, overall, the letter contemplated a reasonable commitment.  Ropes & Gray also reviewed with the special committee an issues list it had prepared on the merger agreement.

Later that day, the special committee met, together with Ropes & Gray and a representative from Cook & Co.  In consultation with Cook & Co., the special committee prepared a recommendation to the compensation committee on an incentive package for certain members of management that would incentivize them to remain with the Company through the completion of a change in control and afterwards.  It was determined that putting an incentive package in place for certain members of management who would be integral to the completion of a change in control transaction would be an effective way of incentivizing such individuals and promoting stockholder value, provided the package was in line with customary norms.

On May 13, 2011, Olshan circulated to the compensation committee a revised draft of the form of incentive agreement based on such discussions, and the compensation committee met with Olshan and Cook & Co. to review the special committee’s recommended incentive package for certain members of management.

On May 17, 2011, the board of directors (with the exception of Mr. Bhushan) and Olshan met with the special committee and its advisors for a process update.  The special committee and its financial advisor explained that Bidder D indicated that it was having issues with its U.S. financing source and our current debt structure because of certain commercial terms and Company guarantees.  The special committee indicated that a revised draft of the merger agreement was expected from Bidder D that day.  In response to a question regarding Mr. Bhushan’s involvement in potential board deliberations regarding Bidder D’s proposal, Olshan advised that CVCI’s counsel had recently reaffirmed that Mr. Bhushan would not participate in any such deliberations.

On May 18, 2011, Bidder D’s counsel circulated a revised draft of the merger agreement, which included a significant number of new material terms.

On May 19, 2011, the special committee met, together with Ropes & Gray and Jefferies, to discuss the strategic process.  Ropes & Gray observed that it would be highly unlikely for us to be in a position to enter into a definitive agreement with Bidder D by the time the exclusivity period with Bidder D was to expire on May 20, 2011, in light of the number of material issues that remained open, including certain conditions to closing, and the new material issues that were raised by the revised draft of the merger agreement circulated by Bidder D’s counsel the previous day.  After discussion, the special committee determined that it would not recommend to the board of directors that it extend exclusivity with Bidder D beyond May 20, 2011, given that significant impediments to a transaction remained, despite the fact that we had dealt with Bidder D on an exclusive basis for approximately two months.  Immediately afterwards, our board of directors (with the exception of Mr. Bhushan) and our legal advisor met with the special committee and its advisors.  The special committee advised our board of directors that a finalized offer from Bidder D was unlikely by the May 20, 2011 exclusivity deadline because of the remaining open issues in the merger agreement and concerns with respect to financing.  Our board of directors agreed not to propose any extension of exclusivity, but to have the special committee and its advisors continue to work with Bidder D to see if they could resolve the remaining open issues.

Later that evening, in accordance with the special committee’s directives, Jefferies and Ropes & Gray participated in a call with our chief legal officer, Olshan, Bidder D and its legal advisor.  During the call, Bidder D indicated that it would no longer be willing to contemplate entering into a transaction with us at a price of $7.40 per share.  Bidder D declined to provide a revised price per share.  It noted that it would expect to enter into a new exclusivity arrangement with us as a condition to maintaining the go-shop provision and termination fee that had earlier been negotiated.  Ropes & Gray and Jefferies briefed the special committee following the call.

On May 20, 2011, our board of directors (with the exception of Mr. Bhushan) and its legal advisor met with the special committee and its advisors for an update on the call with Bidder D that took place the previous evening.  The board of directors requested that the special committee prepare a recommendation on whether we should enter into a new exclusivity arrangement with Bidder D, and noted that it would seek to make a final determination with respect to exclusivity during an upcoming meeting scheduled for May 23, 2011.

On May 20, 2011, the exclusivity agreement with Bidder D expired.

On May 22, 2011, the special committee met, together with Ropes & Gray and Jefferies.  After discussion, it was determined that Jefferies should inform Bidder D that (i) a meeting of the board of directors had been scheduled for May 23, 2011 to discuss whether the exclusivity arrangement with Bidder D should be reinstated, (ii) Jefferies had not been authorized to make outbound calls in the interim, and (iii) management would continue to be responsive to Bidder D’s requests.  The special committee also determined that it would recommend to the board of directors that (i) the board of directors refrain from entering into a new exclusivity agreement with Bidder D, (ii) the special committee instruct Jefferies to contact other parties that had expressed interest prior to and during the exclusivity period with Bidder D immediately following the meeting of the board of directors scheduled for May 23, 2011 and (iii) the board of directors instruct management to continue to be responsive to Bidder D’s diligence requests.

On May 23, 2011, our board of directors (with the exception of Mr. Bhushan) and Olshan met with the special committee and its advisors.  After discussion, the board of directors determined that it would not seek to enter into a new exclusivity agreement with Bidder D.  The special committee directed Jefferies to begin contacting other potential bidders, including CVCI, immediately following the meeting.  Later that day, the special committee received a revised proposal from Bidder D to acquire Ness at a price of $7.00 per share.  As part of its revised proposal, Bidder D requested that the parties be in a position to execute definitive transaction documents within 24 hours.

On May 24, 2011, the special committee met, together with Ropes & Gray and Jefferies.  The special committee instructed Jefferies to inform Bidder D that it would not be prepared to recommend a transaction to the board of directors at a price of $7.00 per share, but that its advisors would continue working to resolve Bidder D’s remaining diligence questions and address the remaining open points in the transaction documents.  Jefferies reported that CVCI’s confidentiality agreement was close to final, and that, in accordance with the special committee’s directives, it contacted a number of other parties that approached Jefferies prior to and during the Company’s exclusivity period with Bidder D and contacted Bidder A and Bidder B to determine whether either party would be interested in a potential transaction.

Following execution of a confidentiality agreement with the Company on May 25, 2011, CVCI received access to our electronic data room and a copy of the merger agreement and disclosure schedules, and began taking part in diligence meetings with management.  From May 26, 2011 through May 31, 2011, the special committee met, together with Ropes & Gray and Jefferies, on three occasions.  In accordance with the special committee’s directives, Jefferies also continued to contact other parties that previously expressed an interest in Ness.  Jefferies reported to the special committee that Bidder A had not indicated that it had committed financing in place and indicated that it required an extensive period in which to conduct due diligence.  Jefferies also reported that Bidder B verbally indicated an interest in the Company at a price of only $7.00, or slightly higher, per share.  At the direction of the special committee, the special committee’s advisors continued to respond to Bidder D’s diligence requests and proposed revisions to the merger agreement.  During a meeting of the special committee that took place on May 31, 2011, Jefferies informed the special committee that a representative from Bidder D had told Jefferies that Bidder D was “nowhere close” to its previously proposed price of $7.40 per share.

On June 1, 2011, Bidder D and its counsel participated in a call with certain members of our management, the special committee’s advisors and Olshan to discuss open issues.  In accordance with the special committee’s directives, Jefferies also reiterated to Bidder D the importance of submitting a revised bid at or near its previously proposed price of $7.40 per share.

On June 2, 2011, Bidder D submitted a revised proposal to acquire Ness at a price of $7.10 per share, which was set to expire at 12:00 pm (Eastern Time) on June 3, 2011.  As part of its revised proposal, Bidder D submitted a new set of proposed revisions to the merger agreement.

On June 2, 2011, the special committee also received proposed revisions to the merger agreement from CVCI and a letter stating that CVCI’s due diligence findings to date did not alter its interest in exploring a potential transaction at a price of $7.75 per share as communicated in the March 31 Inquiry.  CVCI also indicated that it could potentially complete its due diligence in less time than previously anticipated.

Later that day, the special committee met, together with Ropes & Gray and Jefferies.  Ropes & Gray compared Bidder D’s latest proposed revisions to the merger agreement to the proposed revisions that CVCI had submitted on June 2, 2011.  Overall, Ropes & Gray concluded that the terms of CVCI’s proposed revisions were more favorable to us than the terms of Bidder D’s latest proposed revisions.  In particular, Ropes & Gray noted that CVCI’s proposed revisions did not include a financing condition, and that CVCI would be willing to provide an equity commitment for the entire amount of the purchase price.  Ropes & Gray also pointed out that CVCI was willing to accept specific performance as a remedy of the Company if CVCI failed to close the transaction.  It was acknowledged that management would need to confirm that certain conditions that CVCI requested with respect to lender consents and a minimum working capital line of credit were acceptable.

At the request of the special committee, which instructed Jefferies to seek to extract from CVCI the maximum value possible for our stockholders, Jefferies contacted CVCI on June 3, 2011 to see whether it would be willing to discuss a price above the $7.75 per share indicated in the March 31 Inquiry.  Jefferies reported to the special committee that CVCI indicated that it was not willing to discuss a higher price, but that it was willing to work towards entering into a definitive agreement with us as expeditiously as possible.

From June 3, 2011 through June 7, 2011, the special committee’s advisors and the legal advisor to the board of directors held a series of meetings with management and CVCI and its representatives to continue to negotiate the provisions of a merger agreement and related documents, including equity commitment documentation.  In connection with these discussions, the parties exchanged multiple drafts of the principal documents and comments with respect thereto.  The special committee met on five occasions during this period, together with its advisors, to receive updates on the status of the negotiations and provide direction and instructions to its advisors.  Among other terms discussed between the parties, topics of significant discussion included:

•	lender change in control consents;

•	CVCI’s request for a minimum working capital line of credit as a condition to closing; and

•	the disclosure schedules to the merger agreement.

By the evening of June 6, 2011, only the lender change in control consents remained a material open issue.  Although just one of the lender consents that CVCI indicated would be necessary prior to signing had been secured, CVCI and its legal advisor committed to working with us to secure the remaining consents over the next few days.

During a meeting of the special committee that took place on June 5, 2011, Jefferies noted that Bidder D had requested an opportunity to address the special committee concerning its revised proposal to acquire us at a price of $7.10 per share, and that Bidder D had shown no indication of increasing such price.  After discussion, the special committee directed Jefferies to inform Bidder D that it would welcome a revised proposal from Bidder D, but that it would be unwilling to recommend a transaction at a price of $7.10 per share.  On June 6, 2011, the special committee received a letter from Bidder D giving the special committee until June 8, 2011 to consider its proposal to acquire Ness at a price of $7.10 per share.  Bidder D indicated that it would not be willing to increase its price above $7.10 per share.

On June 6, 2011, the compensation committee met to consider the definitive terms of an incentive package for certain members of management that would incentivize them to remain with the Company through the completion of a change in control and afterwards.  As discussed above, the special committee had previously determined that putting an incentive program in place for certain members of management who would be integral to the completion of a change in control transaction could be an effective way of incentivizing such individuals and promoting stockholder value, provided the package was in line with customary norms.  After deliberation, and based upon the totality of the information presented and considered during its evaluation of the proposed arrangements, including, without limitation, the recommendation and advice of Cook & Co., the compensation committee unanimously approved the proposed arrangements.  The terms of the management incentive package are discussed in detail below under “—Interests of Certain Persons in the Merger—Information about Golden Parachute Compensation—Transition Incentive Agreements,” beginning on page 54.

On June 7, 2011, the special committee met, together with Ropes & Gray and Jefferies.  Ropes & Gray provided the special committee with a summary of the CVCI merger agreement, focusing particularly on closing conditions, representations and warranties with respect to lender consents, conduct of business covenants and termination fees.  Ropes & Gray noted that although certain lender consents remained to be secured, CVCI and its counsel were working to secure these consents in coordination with us, and were committed to signing a definitive agreement by the end of the week.  Jefferies discussed with the special committee financial aspects of the March 31 Inquiry.

Immediately following the special committee meeting, the board of directors (with the exception of Mr. Bhushan) met with its advisors and the special committee and its advisors.  Olshan and Ropes & Gray provided the board of directors with a summary of the merger agreement and reviewed with the board of directors its fiduciary duties.  The board of directors reviewed process considerations to date.  Representatives from BofA Merrill Lynch reviewed BofA Merrill Lynch’s preliminary financial analyses of the price indicated in the March 31 Inquiry.  During the board of directors meeting, CVCI’s counsel informed the special committee’s advisors that consents from three of the lenders had been secured, and that the remaining necessary consents were likely to be secured over the next few days.

Over the next few days, our legal advisor and Ropes & Gray continued to negotiate the definitive merger agreement and the equity commitment documentation with CVCI and its legal counsel.  CVCI indicated during this time that it expected its investment committee to evaluate the proposed transaction on the terms negotiated with the Company and its advisors for the purpose of determining whether to present the opportunity to the general partner of CVCI’s affiliated funds as a potential transaction.

On the morning of June 10, 2011, the special committee through its legal advisor Ropes & Gray received a letter from CVCI setting forth a proposal to acquire all of the outstanding shares of common stock of Ness not already owned by affiliates of CVCI at a price of $7.75 per share in cash (the “CVCI Proposal”).  CVCI informed the Company that on the morning of June 10, 2011, its investment committee decided to present the opportunity for a positive recommendation to the general partner of CVCI’s affiliated funds and that the general partner had approved the transaction and authorized the CVCI Proposal.  At this time, CVCI also submitted an executed equity commitment letter for the entire amount of the purchase price.  CVCI also indicated that all lender consents that it considered necessary prior to the signing of the transaction had been secured.

The special committee met, together with its legal and financial advisors, on the morning of June 10, 2011, to consider the CVCI Proposal and the definitive terms of the merger agreement.  Ropes & Gray reviewed with the special committee the CVCI Proposal and the merger agreement.  Also at the meeting, Jefferies reviewed with the special committee its financial analysis of the $7.75 per share merger consideration and delivered to the special committee an oral opinion, confirmed by delivery of a written opinion dated June 10, 2011, to the effect that, as of that date and based upon and subject to various assumptions, matters considered and limitations and qualifications described in its opinion, the merger consideration to be received by holders of Ness common stock (other than CVCI, Parent, Merger Sub and their respective affiliates) was fair, from a financial point of view, to such holders.  After deliberation and based upon the totality of the information considered during its evaluation of the CVCI Proposal, the merger and the merger agreement, the special committee unanimously determined that the merger was advisable, fair to and in the best interest of the holders of Ness common stock (other than CVCI), and that it was advisable to enter into the merger agreement, and recommended that our board of directors approve the merger agreement and the transactions contemplated thereby.

Immediately following the meeting of the special committee, our full board of directors (with the exception of Mr. Bhushan) met, together with its and the special committee’s respective legal and financial advisors, to consider the definitive terms of the CVCI Proposal, the merger, the merger agreement and related transactions.  Ropes & Gray and Olshan reviewed with our board of directors the final terms of the CVCI Proposal and the merger agreement.  Jefferies informed our board of directors that it had delivered its opinion to the special committee at the special committee’s meeting earlier that day. The special committee communicated its recommendation to our full board of directors.  BofA Merrill Lynch reviewed with our board of directors its financial analyses of the merger consideration and delivered to our board of directors an oral opinion, which was confirmed by delivery of a written opinion dated June 10, 2011 to the effect that, as of June 10, 2011 and based on and subject to the various assumptions and limitations described in its opinion, the merger consideration of $7.75 to be received by our stockholders (other than Parent and Merger Sub) was fair, from a financial point of view, to such stockholders.  The compensation committee also presented its recommendation regarding an incentive package for certain members of management.  After deliberation, and based upon the totality of the information considered during its evaluation of the merger and the merger agreement, including, without limitation, the recommendation of the special committee, our board of directors determined that the merger is advisable, fair to and in the best interests of Ness and our stockholders (other than CVCI and affiliated entities), and the merger consideration to be paid for each share of common stock held by our stockholders in connection with the merger, subject to the terms and conditions of the merger agreement, is fair to such holder, and our board of directors unanimously resolved to (i) approve and declare advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger, (ii) approve the management incentive package recommended by the compensation committee (with Mr. Gerlitz abstaining) and (iii) recommend that our stockholders adopt the merger agreement and the transactions contemplated by the merger agreement.

Later in the day on June 10, 2011, after the trading markets had closed, the relevant parties executed the merger agreement and related documents, and we and CVCI issued a joint press release.  The terms of the merger agreement are discussed below under “The Merger Agreement,” beginning on page 58.

Reasons for the Merger; Recommendation of the Special Committee and the Board of Directors

Special Committee

The special committee, consisting solely of independent and disinterested directors, with the assistance of its own legal and financial advisors, evaluated and participated in the negotiation of the merger, including the terms and conditions of the merger agreement, with Parent and Merger Sub.  At the meeting held on June 10, 2011 described above, the special committee unanimously recommended the approval of the merger agreement to the board of directors.

Board of Directors

Our board of directors, with the assistance of our management, legal and financial advisors, considered the unanimous recommendation of the special committee and carefully evaluated the merger agreement and the transactions contemplated thereby.  At the meeting held on June 10, 2011 described above, the board of directors unanimously (among those directors present and voting) (i) determined that the merger is fair to, and in the best interests of, us and our stockholders, (ii) approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement, (iii) directed that the merger agreement be submitted for consideration by our stockholders at a special meeting of stockholders and (iv) recommended that our stockholders vote to adopt the merger agreement.

In evaluating the merger agreement, the merger and the other transactions contemplated by the merger agreement, the board of directors considered a number of substantive factors, both positive and negative, and potential benefits and detriments of the merger.  Our board of directors believed that, taken as a whole, the following factors supported its decision to approve the proposed merger:

•
Consideration; Historical Market Prices.  Our board of directors considered the fact that the all-cash merger consideration will provide our stockholders with immediate value for all of their shares of common stock, while avoiding long-term business risk and providing stockholders certainty of value for their shares.   Our board of directors also considered the historical market prices of our common stock and noted that the proposed merger consideration of $7.75 per share represented a premium of 17.6% over the closing price on June 9, 2011, the last trading day prior to the board meeting, a premium of 22.2% over the average closing price over the 30 trading days prior to the date of the board meeting, and 68% over the closing price on December 10, 2010, the last trading day prior to the publication of a newspaper article stating that we were exploring a possible sale.  Further, the merger consideration represented a premium of 9.2% over the most recent alternative all-cash bid received.

•
Comparability to Other Alternatives.  Our board of directors considered the result of the special committee’s review of strategic alternatives available to us, including the possibility of remaining as a stand-alone public company.  In connection therewith, our board of directors considered that a total of 27 parties were contacted for indications of possible interest in a transaction with us, including 21 potential strategic buyers and six potential financial buyers, and notwithstanding the process described above, no other potential acquirers proposed a transaction as favorable to Ness stockholders as the merger.  The special committee and our board of directors determined that the merger was more favorable to Ness stockholders than any other strategic alternative reasonably available, including the possibility of remaining as a stand-alone public company and the possibility of a sale of certain assets.  The special committee and our board of directors also considered the risks and uncertainties of electing to continue as an independent public company, including our business, operations, financial condition, earnings and prospects and the range of possible values to our stockholders arising from remaining an independent public company and the timing and uncertainty of successfully accomplishing meaningful growth by continuing to operate as an independent public company.

•
Special Committee Process.  Our board of directors considered the fact that the negotiations of the merger agreement were overseen by the special committee, that the special committee recognized that it had the authority not to recommend the approval of the merger or any other transaction, and that the special committee unanimously recommended the terms and conditions of the merger agreement.  The special committee retained its own legal and financial advisors in evaluating and negotiating the terms of the merger agreement.  In connection with such evaluation, the special committee received the financial presentation and opinion, dated June 10, 2011, of Jefferies as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of Ness common stock (other than CVCI, Parent, Merger Sub and their respective affiliates), which is more fully described under “—Opinions of Financial Advisors—Jefferies & Company, Inc. (Financial Advisor to the Special Committee)” beginning on page 37.

•
Opinion of Financial Advisor to the Board of Directors.  Our board of directors considered the financial analyses of BofA Merrill Lynch and its oral opinion delivered to our board of directors (which opinion was confirmed by delivery of a written opinion dated June 10, 2011) to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the merger consideration to be received by holders of Ness common stock (other than Parent and Merger Sub), was fair, from a financial point of view, to such holders.  The opinion is more fully described under “—Opinions of Financial Advisors—Merrill Lynch, Pierce, Fenner & Smith Incorporated (Financial Advisor to the Board of Directors)” beginning on page 41.

•	Terms of the Merger Agreement. Our board of directors considered the terms and conditions of the merger agreement, including:

•	the limited number and nature of the conditions to Parent’s obligation to consummate the merger, including the lack of a financing condition;

•
that the merger agreement provides Ness with sufficient operating flexibility to conduct its business generally in the ordinary course between the signing of the merger agreement and the completion of the merger;

•
that the merger agreement provides the special committee and the board of directors with the ability to withdraw, qualify or modify their recommendations that stockholders approve the merger agreement under certain circumstances if they conclude in good faith, after consultation with their legal advisors, that failure to take such actions would be reasonably likely to be inconsistent with their exercise of their fiduciary obligations to Ness stockholders under applicable law; and

•
our ability under the merger agreement to consider, evaluate and accept unsolicited superior acquisition proposals in the period after signing and prior to the approval of the merger agreement by our stockholders, provided that we comply with certain requirements, including payment of a $8,350,000 termination fee to Parent.

•
Termination Fee.  Our board of directors considered the $8,350,000 termination fee, including the views of our financial and legal advisors as to the customary nature of the existence and size of termination fees in transactions similar to the merger.  Our board of directors concluded that a termination fee of this size for the transactions contemplated by the merger agreement should not unduly deter a third party from making, or inhibit the special committee from evaluating and negotiating, and, if appropriate, our terminating the merger agreement to enter into a transaction that is, a “superior proposal” (as described in detail under “The Merger Agreement— Solicitation of Acquisition Proposals” beginning on page 65).

•
Likelihood of Consummation.  Our board of directors considered the likelihood that the merger will be completed, including its belief that there will not be significant regulatory impediments to the merger, the lack of a financing condition and the fact that Parent did not have to obtain stockholder approval for the transaction.  In addition, our board of directors considered the receipt of the executed equity commitment letter from Parent’s sources of equity financing for the merger, the terms of the commitment letter and the reputation of CVCI, which, in the reasonable judgment of our board of directors, increases the likelihood of such financing being completed.

•
Availability of Dissenters’ Rights.  Our board of directors considered the fact that dissenters’ rights of appraisal would be available to Ness stockholders under Delaware law and that there was no condition in the merger agreement relating to the number of shares of common stock that could dissent from the merger.

Our board of directors also considered potential risks or negative factors relating to the merger, including the following:

•	we will no longer exist as an independent company and our stockholders will no longer participate in any future growth we may have;

•	the merger agreement precludes us from actively soliciting alternative acquisition proposals;

•
we are obligated to pay a termination fee of $8,350,000 if we or Parent terminate the merger agreement under certain circumstances and such termination fee could discourage other parties from making a competing bid to acquire us;

•	not all conditions to the closing of the merger, including the required approvals of governmental authorities, are within our or Parent’s control;

•
the significant risks and costs relating to the merger, including the possibility of disruption to our operations, diversion of management and employee attention, employee attrition and a potentially negative effect on our business and customer relationships if the merger does not close;

•
the merger will be a taxable transaction to U.S. stockholders and, therefore, our U.S. stockholders generally will be required to pay tax on any gains they recognize as a result of the receipt of cash in the merger; and

•
that our directors and executive officers have interests in the merger that are different from, or in addition to, our stockholders generally, as described in detail under “—Interests of Certain Persons in the Merger” beginning on page 50.

Our board of directors concluded that the potentially negative factors associated with the proposed merger were outweighed by the opportunity for our stockholders to realize a significant premium on the value of their common stock and monetize their investment in Ness for the $7.75 per share cash merger consideration.  Our board of directors believed that the proposed merger would maximize the immediate value of the stockholders’ shares and eliminate the unavoidable risks and uncertainty affecting our future prospects.  Accordingly, our board of directors determined that the merger is fair to, and in the best interests of, us and our stockholders, and approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement.

The foregoing discussion of the information and factors considered by the board of directors is not intended to be exhaustive, but includes the material factors considered by the board of directors.  In view of the variety of factors considered in connection with its evaluation of the merger, the board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation.  In addition, individual directors may have given different weights to different factors.  The board of directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination.  The board of directors based its recommendation on the totality of the information presented.

The board of directors recommends that you vote “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and “FOR” approval of the non-binding proposal regarding certain merger-related executive compensation arrangements.

In considering the recommendation of the board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, yours.  The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by our stockholders.  See “—Interests of Certain Persons in the Merger” beginning on page 50.

Opinions of Financial Advisors

Jefferies & Company, Inc. (Financial Advisor to the Special Committee)

The special committee retained Jefferies to act as the special committee’s financial advisor in connection with the merger. The special committee selected Jefferies to act as the special committee’s financial advisor in connection with the merger because Jefferies is an internationally recognized investment banking firm with substantial experience in merger and acquisition transactions.  Jefferies is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

On June 10, 2011, at a meeting of the special committee held to evaluate the merger, Jefferies delivered to the special committee an oral opinion, confirmed by delivery of a written opinion dated June 10, 2011, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in Jefferies’ opinion, the merger consideration to be received by holders of Ness common stock (other than CVCI, Parent, Merger Sub and their respective affiliates) was fair, from a financial point of view, to such holders.

The full text of Jefferies’ opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Jefferies.  This opinion is attached as Annex B and is incorporated herein by reference. Jefferies’ opinion was provided for the use and benefit of the special committee (in its capacity as such) in its evaluation of the merger consideration from a financial point of view and did not address any other aspect of the merger.  The opinion did not address the relative merits of the transactions contemplated by the merger agreement as compared to any alternative transactions or opportunity that might be available to Ness, nor did it address Ness’ underlying business decision to engage in the merger or the terms of the merger agreement or any other agreements, documents or other arrangements referred to in the merger agreement or entered into in connection with the merger.  Jefferies’ opinion does not constitute a recommendation as to how any stockholder should vote or act with respect to the merger or any related matter.  The following summary is qualified in its entirety by reference to the full text of Jefferies’ opinion.

In arriving at its opinion, Jefferies, among other things:

•	reviewed a draft dated June 10, 2011 of the merger agreement;

•	reviewed certain publicly available financial and other information about Ness;

•
reviewed certain information furnished to Jefferies by Ness’ management relating to Ness’ business, operations and prospects, including financial forecasts and estimates prepared by Ness’ management and certain sensitivities to such financial forecasts reflecting alternative margin assumptions as directed by the special committee given, among other things, the historical financial performance of Ness relative to its projected performance as reflected in its financial forecasts and potential risks in achieving such financial forecasts;

•	held discussions with members of Ness’ senior management concerning the matters described in the two preceding bullets;

•	held discussions, at Ness’ direction, with selected third parties to solicit indications of interest in the possible acquisition of Ness;

•	reviewed the stock trading price history and implied multiples for Ness common stock and compared them with those of certain publicly traded companies that Jefferies deemed relevant;

•	compared the financial terms of the merger with the financial terms of certain other transactions that Jefferies deemed relevant; and

•	conducted such other financial studies, analyses and investigations as Jefferies deemed appropriate.

In its review and analysis and in rendering its opinion, Jefferies assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by Ness or that was publicly available to Jefferies (including, without limitation, the information described above), or that was otherwise reviewed by Jefferies.  Jefferies relied on assurances of Ness’ management that it was not aware of any facts or circumstances that would make such information inaccurate or misleading.  In its review, Jefferies did not obtain any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Ness nor did Jefferies conduct a physical inspection of any of the properties or facilities of Ness, and Jefferies was not furnished with, and assumed no responsibility to obtain, any such evaluations, appraisals or physical inspections.

With respect to the financial forecasts provided to and examined by Jefferies, Jefferies noted that projecting future results of any company is inherently subject to uncertainty.  Jefferies was informed, however, and assumed, that such financial forecasts (and sensitivities thereto) were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments as to the future financial performance of Ness under the alternative assumptions reflected in such financial forecasts.  Jefferies expressed no opinion as to any such financial forecasts or the assumptions on which they were made.

Jefferies’ opinion was based on economic, monetary, regulatory, market and other conditions existing and which could be evaluated as of the date of Jefferies’ opinion.  Jefferies expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which Jefferies becomes aware after the date of the opinion.  Jefferies made no independent investigation of any legal, accounting or tax matters affecting Ness and assumed the correctness in all respects material to its analysis of all legal, accounting and tax advice given to Ness, our board of directors or the special committee, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the merger agreement to Ness and our stockholders.  In addition, in preparing its opinion, Jefferies did not take into account any tax consequences of the merger to any holder of Ness common stock.  Jefferies assumed that the final form of the merger agreement would be substantially similar to the last draft it reviewed.  Jefferies also assumed that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Ness or the merger.

Jefferies was not asked to address, and its opinion did not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Ness, other than holders of Ness common stock as expressly set forth in its opinion.  Jefferies expressed no opinion as to the price at which shares of Ness common stock would trade at any time.  Furthermore, Jefferies did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable or to be received by any of our officers, directors or employees, or any class of such persons, in connection with the merger relative to the merger consideration or otherwise.  Jefferies’ opinion was authorized by the Fairness Committee of Jefferies & Company, Inc.  Except as discussed in this summary, the special committee imposed no other instructions or limitations on Jefferies with respect to the investigations made or the procedures followed by Jefferies in rendering its opinion.

In connection with rendering its opinion to the special committee, Jefferies performed a variety of financial and comparative analyses which are summarized below.  The following summary is not a complete description of all analyses performed and factors considered by Jefferies in connection with its opinion.  The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description.  With respect to the selected companies and selected transactions analyses summarized below, no company or transaction used as a comparison was identical to Ness or the merger.  These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

Jefferies believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Jefferies’ analyses and opinion.  Jefferies did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.

The estimates of the future performance of Ness in or underlying Jefferies’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates.  In performing its analyses, Jefferies considered industry performance, general business and economic conditions and other matters, many of which were beyond our control.  Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or securities actually may be sold or acquired.

The merger consideration was determined through negotiation between the special committee and CVCI, and the decision by Ness to enter into the merger was solely that of our board of directors.  Jefferies’ opinion and financial analyses were only one of many factors considered by the special committee in its evaluation of the merger and should not be viewed as determinative of the views of the special committee, our board of directors or management with respect to the merger or the consideration payable in the merger.

The following is a brief summary of the material financial analyses performed by Jefferies and reviewed with the special committee on June 10, 2011.  The financial analyses summarized below include information presented in tabular format.  In order to fully understand Jefferies’ financial analyses, the tables must be read together with the text of each summary.  The tables alone do not constitute a complete description of the financial analyses.  Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies’ financial analyses.

Selected Companies Analysis.  Jefferies reviewed selected financial and stock market data of Ness and the following five selected publicly traded North American information technology and consulting service companies:

•	Huron Consulting Group Inc.
•	Lionbridge Technologies, Inc.
•	Navigant Consulting, Inc.
•	Perficient, Inc.
•	The Hackett Group, Inc.

Jefferies reviewed, among other things, the enterprise values of the selected companies, calculated as diluted equity market value based on closing stock prices on June 9, 2011, plus debt and minority interest, less cash, as a multiple of trailing 12 months and estimated calendar years 2011 and 2012 earnings before interest, taxes, depreciation and amortization, referred to as EBITDA, as adjusted for stock-based compensation and non-recurring items.  Jefferies also reviewed equity market values, based on closing stock prices of the selected companies on June 9, 2011, as a multiple of trailing 12 months and estimated calendar years 2011 and 2012 earnings per share, referred to as EPS, as adjusted for stock-based compensation and non-recurring items.  Jefferies noted for the special committee that historical and projected gross and EBITDA margins for Ness were below the median margins for the selected companies and that such selected companies generally had stronger financial performance than Ness.  Jefferies then applied ranges of selected trailing 12 months EBITDA and calendar years 2011 and 2012 estimated EBITDA multiples and trailing 12 months EPS and calendar years 2011 and 2012 estimated EPS multiples derived from the selected companies to corresponding data of Ness.  Financial data of the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information.  Financial data of Ness were based on Ness’ public filings and internal estimates of Ness’ management.  This analysis indicated the following approximate implied per share equity value reference ranges for Ness, as compared to the per share merger consideration:

Implied Per Share Equity Value Reference Ranges for Ness Based on:			Per Share
Trailing 12 Months EBITDA	2011 EBITDA	2012 EBITDA	Merger Consideration
$6.95 - $9.09	$7.34 - $9.97	$7.25 - $8.80	$7.75

Trailing 12 Months EPS	2011 EPS	2012 EPS
$6.25 - $8.33	$6.53 - $8.49	$6.18 - $8.66

Selected Transactions Analysis. Jefferies reviewed publicly available financial information for the following 30 selected transactions announced between January 1, 2008 and June 9, 2011 involving information technology consulting and business service companies:

Announcement Date	Acquirer		Target
4/6/2011	•	Genpact Limited	•	Headstrong Corporation
4/5/2011	•	Contax Participacoes SA	•	Allus Global BPO Center
4/1/2011	•	Wipro Limited	•	SAIC, Inc. (oil and gas information technology business)
4/1/2011	•	Providence Equity Partners LLC	•	SRA International, Inc.
3/3/2011	•	Ares Management LLC	•	Global Defense Technology & Systems, Inc.
1/10/2011	•	iGATE Corporation	•	Patni Computer Systems Limited
12/23/2010	•	The Capita Group PLC	•	SunGard Public Sector Holdings Ltd.
12/14/2010	•	Atos Origin SA	•	Siemens IT Solutions and Services GmbH
11/8/2010	•	ConJoin Group, LLC	•	Provider HealthNet Services Inc.
10/29/2010	•	NTT Data Corporation	•	Keane International, Inc.
10/19/2010	•	Fidelity National Information Services, Inc.	•	The Capital Markets Company NV
8/23/2010	•	PricewaterhouseCoopers LLP	•	Diamond Management & Technology Consultants, Inc.
8/19/2010	•	MasterCard/Europay UK Limited	•	DataCash Group PLC
7/15/2010	•	Nippon Telegraph and Telephone Corporation	•	Dimension Data Holdings PLC
6/14/2010	•	NTT Data Corporation	•	Intelligroup, Inc.
5/6/2010	•	CGI Group Inc.	•	Stanley, Inc.
4/23/2010	•	2e2 Group Limited	•	Morse PLC
1/20/2010	•	International Business Machines Corporation	•	National Interest Security Company, LLC
12/21/2009	•	The Capita Group Plc	•	Synetrix (Holdings) Limited
12/21/2009	•	ManTech International Corporation	•	Sensor Technologies Incorporated
9/20/2009	•	Dell Inc.	•	Perot Systems Corporation
8/31/2009	•	Adecco S.A.	•	MPS Group, Inc.
7/17/2009	•	Xerox Corporation	•	Affiliated Computer Services, Inc.
3/2/2009	•	Emerson Electric Co.	•	Roxar ASA
10/13/2008	•	Raiffeisen Informatik GmbH	•	PC-Ware InformationTechnologies AG
10/3/2008	•	Xchanging PLC	•	Cambridge Solutions Limited
9/26/2008	•	HCL Technologies Limited	•	Axon Group PLC
8/26/2008	•	Serco Inc.	•	SI International, Inc.
8/12/2008	•	2e2 Group Limited	•	Netstore PLC
5/13/2008	•	Hewlett-Packard Company	•	Electronic Data Systems Corporation

Jefferies reviewed, among other things, transaction values in the selected transactions, calculated as the purchase price paid for the target company’s equity, plus debt and minority interest, less cash, as a multiple of, to the extent publicly available, trailing 12 months EBITDA, as adjusted for stock-based compensation and non-recurring items.  Jefferies then applied a range of selected trailing 12 months EBITDA multiples derived from the selected transactions to corresponding data of Ness.  Financial data of the selected transactions were based on publicly available information at the time of announcement of the relevant transaction.  Financial data of Ness were based on Ness’ public filings and internal estimates of Ness’ management.  This analysis indicated the following approximate implied per share equity value reference range for Ness, as compared to the per share merger consideration:

Implied Per Share Equity Value Reference Range for Ness	Per Share Merger Consideration
$6.95 - $10.16	$7.75

Discounted Cash Flow Analysis.  Jefferies performed a discounted cash flow analysis of Ness utilizing financial forecasts and estimates relating to Ness prepared by Ness management, referred to as the management case, and certain sensitivities that the special committee directed Jefferies to apply to the management case reflecting lower margin assumptions, referred to as the sensitivity case.  Jefferies calculated a range of implied present values of the free cash flows that Ness was forecasted to generate during the second half of calendar year 2011 through the full calendar year 2015 and of terminal values for Ness based on Ness’ calendar year 2015 estimated unlevered free cash flows.  Implied terminal values were derived by applying to Ness’ calendar year 2015 unlevered free cash flows a range of terminal growth rates of 2.0% to 4.0%.  Present values of cash flows and terminal values (as of June 30, 2011) were calculated using a discount rate range of 12.0% to 13.0%, which range was selected taking into consideration, among other things, a weighted average cost of capital calculation.  This analysis indicated the following approximate implied per share equity value reference ranges for Ness, as compared to the per share merger consideration:

Implied Per Share Equity Value Reference Ranges for Ness Based on:		Per Share
Management Case	Sensitivity Case	Merger Consideration
$9.31 - $12.37	$6.58 - $8.74	$7.75

Other Information.  Jefferies also noted for the special committee certain additional factors that were not considered part of Jefferies’ financial analysis with respect to its opinion but were referenced for informational purposes, including premiums paid in selected transactions involving business service companies announced between January 1, 2008 and June 9, 2011 with transaction values of between $100 million and $500 million which, when applying to the closing price of Ness common stock on December 10, 2010 (the last trading day prior to the publication of a newspaper article stating that Ness was exploring a possible sale) a selected range of premiums derived from the closing stock price of the target companies one trading day prior to public announcement of the relevant transaction, indicated an implied per share equity value reference range for Ness of approximately $5.69 to $7.48.

Miscellaneous

Under the terms of Jefferies’ engagement, Ness agreed to pay Jefferies for its financial advisory services to the special committee in connection with the merger an aggregate fee currently estimated to be approximately $4.3 million, of which a portion was payable upon delivery of Jefferies’ opinion and approximately $3.8 million is payable contingent upon completion of the merger.  In addition, Ness agreed to reimburse Jefferies for its expenses, including fees and expenses of counsel, and to indemnify Jefferies and related parties against liabilities, including liabilities under federal securities laws, arising out of or in connection with the services rendered and to be rendered by Jefferies under its engagement.

Jefferies in the past provided financial advisory and financing services to certain affiliates of CVCI and continues to do so and received, and may receive, fees for the rendering of such services, including, during the two-year period prior to the date of Jefferies’ opinion, acting as a financial advisor to an affiliate of CVCI in connection with a sale transaction.  Jefferies maintains a market in the securities of Ness and, in the ordinary course of business, Jefferies and its affiliates may trade or hold securities of Ness and/or affiliates of CVCI for Jefferies’ own account and for the accounts of Jefferies’ customers and, accordingly, may at any time hold long or short positions in those securities.  In addition, Jefferies may in the future seek to provide financial advisory and financing services to Ness, CVCI or entities that are affiliated with Ness or CVCI, for which Jefferies would expect to receive compensation.

Merrill Lynch, Pierce, Fenner & Smith Incorporated (Financial Advisor to the Board of Directors)

We retained BofA Merrill Lynch to act as financial advisor to our board of directors in connection with the merger.  BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.  We selected BofA Merrill Lynch to act as financial advisor to our board of directors in connection with the merger on the basis of BofA Merrill Lynch’s experience in transactions similar to the merger, its reputation in the investment community and its familiarity with Ness and its business.

On June 10, 2011, at a meeting of our board of directors held to evaluate the merger, BofA Merrill Lynch delivered to our board of directors an oral opinion, which was confirmed by delivery of a written opinion dated June 10, 2011, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the consideration to be received by holders of Ness common stock (other than Parent and Merger Sub) was fair, from a financial point of view, to such holders.

The full text of BofA Merrill Lynch’s written opinion to our board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C to this proxy statement and is incorporated by reference herein in its entirety.  The following summary of BofA Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion.  BofA Merrill Lynch delivered its opinion to our board of directors for the benefit and use of our board of directors (in its capacity as such) in connection with and for purposes of its evaluation of the merger consideration from a financial point of view.  BofA Merrill Lynch’s opinion does not address any other terms or aspects of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to us or in which we might engage or as to our underlying business decision to proceed with or effect the merger, including, without limitation, the form or structure of the merger.  BofA Merrill Lynch was not requested to, and did not, provide any advice or services in connection with the merger other than the delivery of the opinion.  Although BofA Merrill Lynch has solicited indications of interest from third parties at the direction of the Company in the past in connection with sales processes that did not result in any acquisition of all or part of the Company, BofA Merrill Lynch was not requested to, and did not solicit indications of interest from third parties in connection with the sales process resulting in the execution of the merger agreement.  BofA Merrill Lynch’s opinion does not address any other terms or aspects of the merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed merger or any related matter.

In connection with rendering its opinion, BofA Merrill Lynch:

(i)	reviewed certain publicly available business and financial information relating to us;

(ii)
reviewed certain internal financial and operating information with respect to our business, operations and prospects furnished to or discussed with BofA Merrill Lynch by our management, including certain financial forecasts relating to us prepared by our management;

(iii)	discussed our past and current business, operations, financial condition and prospects with members of our senior management;

(iv)	reviewed the trading history for our common stock and a comparison of that trading history with the trading histories of other companies BofA Merrill Lynch deemed relevant;

(v)	compared certain of our financial and stock market information with similar information of other companies BofA Merrill Lynch deemed relevant;

(vi)	compared certain financial terms of the merger to financial terms, to the extent publicly available, of other transactions BofA Merrill Lynch deemed relevant;

(vii)	reviewed the merger agreement; and

(viii)	performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of our management that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect.  With respect to the financial forecasts provided to and examined by BofA Merrill Lynch, BofA Merrill Lynch was advised by the Company, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of our management as to our future financial performance.  BofA Merrill Lynch did not make or was not provided with any independent evaluation or appraisal of our assets or liabilities (contingent or otherwise), nor did it make any physical inspection of our properties or assets.  BofA Merrill Lynch did not evaluate the solvency or fair value of the Company or Parent under any state, federal or other laws relating to bankruptcy, insolvency or similar matters.  BofA Merrill Lynch assumed, at our direction, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on the Company or the contemplated benefits of the merger.

BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects of the merger (other than the merger consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the merger.  BofA Merrill Lynch was not requested to, and did not, participate in the negotiation of the terms of the merger, nor was BofA Merrill Lynch requested to, and did not, provide any advice or services in connection with the merger other than the delivery of its opinion.  BofA Merrill Lynch expressed no view or opinion as to any such matters.  Although BofA Merrill Lynch has solicited indications of interest from third parties at our direction in the past in connection with sales processes that did not result in any acquisition of all or part of the Company, BofA Merrill Lynch was not requested to, and did not, solicit indications of interest from third parties in connection with the sales process resulting in the execution of the merger agreement.  BofA Merrill Lynch’s opinion was limited to the fairness, from a financial point of view, of the merger consideration to be received by holders of Ness common stock (other than Parent and Merger Sub) and no opinion or view was expressed with respect to any other consideration received in connection with the merger by the holders of any class of securities, creditors or other constituencies of any party.  In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the merger, or class of such persons, relative to the merger consideration.  Furthermore, no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to us or in which we might engage or as to our underlying business decision to proceed with or effect the merger.  In addition, BofA Merrill Lynch expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the merger or any related matter.  Except as described above, we imposed no other limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.

BofA Merrill Lynch’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion.  It should be understood that subsequent developments may affect its opinion, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion.  The issuance of BofA Merrill Lynch’s opinion was approved by BofA Merrill Lynch’s Americas Fairness Opinion Review Committee.

The following represents a brief summary of the material financial analyses presented by BofA Merrill Lynch to our board of directors in connection with its opinion.  The financial analyses summarized below include information presented in tabular format.  In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary.  The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch.  Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch.

The Company Financial Analyses

Selected Publicly Traded Companies Analysis.  BofA Merrill Lynch reviewed publicly available financial and stock market information for the Company and the following 16 publicly traded companies in the information technology services industry:

•	Accenture plc
•	CGI Group Inc.

•	Ciber, Inc.
•	Computer Sciences Corporation
•	Sopra Group
•	Logica plc
•	GFI Informatique S.A.
•	Cap Gemini S.A.
•	Groupe Steria SCA
•	Atos Origin S.A.
•	Sygnity S.A.
•	Matrix IT Ltd.
•	Asseco Business Solutions S.A.
•	Asseco Poland S.A.
•	Comarch S.A.
•	Elbit Systems Ltd.

BofA Merrill Lynch reviewed, among other things, per share equity values, based on closing stock prices on June 9, 2011, of the selected publicly traded companies as a multiple of calendar years 2011 and 2012 estimated adjusted net income per share, which for purposes of this analysis is net income adjusted for after-tax amortization of intangible assets, stock-based compensation expense and one-time expenses.  BofA Merrill Lynch also reviewed enterprise values of the selected publicly traded companies, calculated as equity values based on closing stock prices on June 9, 2010, plus debt, less cash and marketable securities, as a multiple of calendar years 2011 and 2012 estimated earnings before interest, taxes, depreciations and amortization, commonly referred to as EBITDA, which for the purposes of this analysis is adjusted for stock-based compensation expense and one-time expenses.  BofA Merrill Lynch then applied calendar year 2011 EBITDA trading multiples of 5.0x to 6.5x derived from the selected publicly traded companies to our calendar year 2011 estimated adjusted EBITDA and then applied a range of trading multiples of 8.5x to 11.0x derived from the selected publicly traded companies to our calendar year 2012 estimated adjusted net income. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates, and estimated financial data of the Company were based on the financial forecasts and estimates relating to Ness prepared by our management.  This analysis indicated the following approximate implied per share equity value reference ranges for the Company, as compared to the merger consideration:

Implied Per Share Equity Value Reference Ranges for the Company

2011E Adjusted EBITDA	2012E Adjusted Net Income	Merger Consideration

$6.00 - $7.95	$6.05 - $8.05	$7.75

No company used in this analysis is identical or directly comparable to Ness.  Accordingly, an evaluation of the results of this analysis is not entirely mathematical.  Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which we were compared.

Selected Precedent Transactions Analysis.  BofA Merrill Lynch reviewed, to the extent publicly available, financial information relating to the following 11 selected transactions involving companies in the information technology services industry:

Date		Acquiror		Target
•	February 2007	•	Caritor, Inc.	•	Keane, Inc.
•	July 2007	•	Royal KPN NV	•	Getronics NV
•	August 2007	•	Wipro Ltd.	•	Infocrossing Inc.
•	October 2007	•	NTT Data Corporation	•	(87.4%) itelligence AG
•	September 2008	•	HCL Technologies Limited	•	AXON Group plc
•	September 2009	•	Dell Inc.	•	Perot Systems Corporation
•	September 2009	•	Xerox Corporation	•	Affiliated Computer Services, Inc.
•	May 2010	•	Glodyne Technoserve Limited	•	DecisionOne Corporation
•	June 2010	•	NTT Data Corporation	•	Intelligroup, Inc.
•	July 2010	•	Nippon Telegraph and Telephone Corporation	•	Dimension Data Holdings Plc
•	September 2010	•	Asseco Poland S.A.	•	(50.2%) Formula Systems (1985) Ltd.

BofA Merrill Lynch reviewed transaction values, calculated as the enterprise value implied for the target company based on the consideration payable in the selected transaction, as a multiple of the target company’s last twelve months EBITDA and next twelve months estimated EBITDA, which for the purposes of this analysis is adjusted for stock-based compensation expense and one-time expenses.  BofA Merrill Lynch then applied the last twelve months EBITDA and next twelve months estimated EBITDA multiples of 6.5x to 9.0x and 5.0x to 7.0x, respectively, derived from the selected transactions to our last twelve months adjusted EBITDA and calendar year 2011 estimated adjusted EBITDA. Estimated financial data of the selected transactions were based on publicly available information at the time of announcement of the relevant transaction.  Estimated financial data of the Company were based on the financial forecasts and estimates relating to Ness prepared by our management.  This analysis indicated the following approximate implied per share equity value reference ranges for the Company, as compared to the merger consideration:

Implied Per Share Equity Value Reference Ranges for the Company
		Merger Consideration
Last Twelve Months Adjusted EBITDA	2011E Adjusted EBITDA

$6.35 - $9.05	$6.00 - $8.65	$7.75

No company, business or transaction used in this analysis is identical or directly comparable to us or the merger.  Accordingly, an evaluation of the results of this analysis is not entirely mathematical.  Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which the Company and the merger were compared.

Discounted Cash Flow Analysis.  BofA Merrill Lynch performed a discounted cash flow analysis of the Company to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that we were forecasted to generate during the remainder of our fiscal year 2011 (commencing April 1, 2011) through fiscal year 2015 based on the financial forecasts and estimates relating to Ness prepared by our management.  BofA Merrill Lynch performed a discounted cash flow analysis using the perpetuity growth rate method.  For the discounted cash flow analysis using such method, for the purpose of calculating the terminal value for Ness at the end of the forecast period, BofA Merrill Lynch applied varying growth rates in the near term and perpetuity to our normalized 2015 estimated standalone unlevered, after-tax free cash flow.  Normalized 2015 estimated standalone unlevered, after-tax free cash flow was derived from our estimated adjusted EBITDA, by utilizing varying assumptions, including with respect to depreciation and amortization, working capital and investments in growth opportunities.  The cash flows and terminal values were then discounted to present value as of March 31, 2011 using discount rates ranging from 13.5% to 15.5%, which were based on an estimate of our weighted average cost of capital.  This analysis indicated the following approximate implied per share equity value reference ranges for the Company as compared to the merger consideration:

Implied Per Share Equity Value Reference Range for the Company	Merger Consideration

$7.15 - $9.70	$7.75

Other Factors

In rendering its opinion, BofA Merrill Lynch also reviewed and considered other factors, including:

•
historical trading prices and trading volumes of our common stock during the one-year period ended December 10, 2010, which was the last trading day prior to the publication of a newspaper article stating that Ness was exploring a potential sale;

•	the historical trading performance of our common stock from June 9, 2008 to June 9, 2011; and

•
stock price targets for our common stock in recently published, publicly available Wall Street research analyst reports, noting that the low and high stock price targets discounted to present value utilizing a selected discount rate of 14.5% ranged from $6.10 to $7.00.

Miscellaneous

As noted above, the discussion set forth above is a summary of the material financial analyses presented by BofA Merrill Lynch to our board of directors in connection with its opinion and is not a comprehensive description of all analyses undertaken by BofA Merrill Lynch in connection with its opinion.  The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description.  BofA Merrill Lynch believes that its analyses summarized above must be considered as a whole.  BofA Merrill Lynch further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch’s analyses and opinion.  The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond our control.  The estimates of our future performance in or underlying BofA Merrill Lynch’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch’s analyses.  These analyses were prepared solely as part of BofA Merrill Lynch’s analyses of the fairness, from a financial point of view, of the merger consideration and were provided to our board of directors in connection with the delivery of BofA Merrill Lynch’s opinion.  The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future.  Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch’s view of the actual value of the Company.

The type and amount of consideration payable in the merger was determined through negotiations between the special committee and CVCI, rather than by any financial advisor, and was approved by our board of directors.  The decision to enter into the merger agreement was solely that of our board of directors.  As described above, BofA Merrill Lynch’s opinion and analyses were only one of many factors considered by our board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of our board of directors or management with respect to the merger or the merger consideration.

We have agreed to pay BofA Merrill Lynch for its services in connection with the merger an aggregate fee currently estimated to be approximately $2.8 million, all of which is contingent upon the completion of the merger.   We also have agreed to reimburse BofA Merrill Lynch for certain of its expenses incurred in connection with BofA Merrill Lynch’s engagement and to indemnify BofA Merrill Lynch, any controlling person of BofA Merrill Lynch and each of their respective, directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals.  In the ordinary course of BofA Merrill Lynch’s businesses, BofA Merrill Lynch and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of the Company, Parent and certain of their respective affiliates.

In addition, BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to Citigroup, Inc., referred to herein as Citigroup, and certain of its affiliates and  certain affiliates and portfolio companies of CVCI, which are each affiliates of Parent, and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as financial advisor to certain affiliates and portfolio companies of CVCI in connection with merger and acquisition transactions, (ii) having acted as underwriter, initial purchaser and/or placement agent for various equity and debt offerings undertaken by affiliates and portfolio companies of CVCI, (iii) having acted or acting as a lender under certain term loans, letters of credit and credit facilities for Citigroup and certain of its affiliates, including certain affiliates and portfolio companies of CVCI, (iv) having acted as co-manager of certain high grade debt offerings of Citigroup, (v) having provided or providing certain commodity, derivatives and foreign exchange trading services to Citigroup and certain of its affiliates and (vi) having provided or providing certain treasury and trade management services and products to Citigroup and certain of its affiliates.  In addition, certain of BofA Merrill Lynch’s affiliates maintain significant commercial (including vendor and/or customer) relationships with Citigroup and certain of its affiliates.

Certain Company Forecasts

While we provide public guidance for the current fiscal year, and periodically update such guidance during the course of the fiscal year, we do not, as a matter of course, publicly disclose financial forecasts or internal projections as to future financial performance, earnings or other results for periods longer than one year.  We are especially cautious of making financial forecasts for periods longer than one fiscal year due to unpredictability of the underlying assumptions and estimates.  However, in connection with the evaluation of a possible transaction involving the Company, certain prospective financial information was prepared by our management (the “management forecasts”) and reviewed with and discussed among members of the special committee, the board of directors and their respective financial advisors, and later provided to CVCI (and other interested bidders) and their advisors to facilitate their due diligence review.  Additionally, the special committee directed its financial advisor to apply to the management forecasts certain sensitivities reflecting a constant EBITDA margin for Ness (the “sensitivity case”), which sensitivity case also was utilized by the special committee's financial advisor in connection with its financial analysis discussed under “—Opinions of Financial Advisors—Jefferies & Company, Inc. (Financial Advisor to the Special Committee)” beginning on page 37.  The management forecasts and sensitivity case are referred to in this “Certain Company Forecasts” section, collectively, as the “financial forecasts.”  The financial forecasts were not prepared with a view toward public disclosure, are not intended to be an update to previously issued external guidance issued by us, and may differ from publicized analyst estimates and forecasts.  The key assumptions supporting the financial forecasts are discussed below.

We have included the material portions of the financial forecasts below.  This information is not included in this document to influence your decision whether to vote for or against the proposal to adopt the merger agreement, but is included because, with respect to the management forecasts, they were made available to the special committee, our board of directors, their respective financial advisors and CVCI (and other interested bidders) and, with respect to the sensitivity case, they were made available to the special committee and its financial advisor.  The inclusion of this information should not be regarded as an indication that the special committee, our board of directors or their respective advisors or any other person considered, or now considers, such financial forecasts to be material or to be necessarily predictive of actual future results, and these forecasts should not be relied upon as such.  Our management’s internal financial forecasts, upon which the financial forecasts were based, are subjective in many respects.  There can be no assurance that these financial forecasts will be realized or that actual results will not be significantly higher or lower than forecasted.  The financial forecasts cover multiple years and such information by its nature becomes subject to greater uncertainty with each successive year.

The financial forecasts are not intended to comply with generally accepted accounting principles, or GAAP, the published guidelines of the SEC regarding projections and the use of non-GAAP measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.  Some of the financial forecasts present financial metrics that were not prepared in accordance with GAAP.  Neither our independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial forecasts contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the prospective financial information.

The financial forecasts are forward-looking statements and were based on numerous variables and assumptions that are inherently uncertain and may be beyond our control.  Important factors that may affect actual results and cause these financial forecasts not to be achieved include, but are not limited to, risks and uncertainties relating to industry performance, competition, the regulatory environment, changes in general business, economic, or geopolitical conditions, and currency, market and financial conditions, as well as changes to our business, financial condition or results of operation, including the factors described or referenced under “Cautionary Statement Concerning Forward-Looking Information” beginning on page 14 and other risk factors described in our filings with the SEC that could cause actual results to differ materially from those shown below.  In addition, the forecasts reflect assumptions that are difficult to predict and subject to change and may not reflect current prospects for our business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the financial forecasts were prepared.  In addition, the projections do not take into account any of the transactions contemplated by the merger agreement, including the merger, which might also cause actual results to differ materially.  Accordingly, there can be no assurance that these financial forecasts will be realized or that our future financial results will not materially vary from these financial forecasts.

We have made publicly available our actual results for the quarterly period ended March 31, 2011.  You should review our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 to obtain this information.  See “Where You Can Find Additional Information” beginning on page 81.

No one has made or makes any representation to any stockholder regarding the information included in the financial forecasts set forth below.  Readers of this proxy statement are cautioned not to rely unduly on the forecasted financial information.  We have not updated and do not intend to update, or otherwise revise the financial forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions on which such forecasts were based are shown to be in error.  We have made no representation to CVCI, Parent or Merger Sub in the merger agreement or otherwise concerning these financial forecasts specifically.

In preparing the management forecasts, our management made the following key assumptions:

•	Revenues were projected to grow by approximately 7.5% on an annualized basis from 2012 to 2015, driven by expected global growth in IT services in the geographies in which we operate; and

•
Adjusted EBITDA as a percentage of revenues, or EBITDA margin, was projected to rise from 9% in 2011 to 11.5% in 2015, driven by an anticipated improvement in our gross margin from 29.2% in 2011 to 31% in 2015, primarily due to expected revenue growth in markets with higher gross margins and the relative stable nature of our sales and marketing and general and administrative operating expenses.

The following is a summary of the management forecasts:

	Fiscal Year Ending December 31(1)
	2011E	2012E	2013E	2014E	2015E
Total Revenues	$600	$645	$695	$749	$807
Gross Profit	$175	$194	$215	$232	$250
Adjusted Operating Income	$42	$52	$62	$71	$81
Adjusted EBITDA	$54	$64	$74	$83	$93
Adjusted Net Income	$25	$32	$39	$45	$51
Diluted Shares Outstanding	39	39	39	39	39
Diluted EPS	$0.65	$0.82	$1.00	$1.15	$1.32

(1)           All numbers in millions, except EPS per share data.

As directed by the special committee, the sensitivity case reflected a constant EBITDA margin of 8.7% through the forecast period, resulting in Adjusted EBITDA for the second half of fiscal year ending December 31, 2011 of approximately $28 million and for the full fiscal years ending December 31, 2012, 2013, 2014 and 2015 of approximately $56 million, $60 million, $65 million and $70 million, respectively.

Financing for the Merger

Parent estimates that the total amount of funds necessary to pay our stockholders (and holders of our other equity-based interests) the amounts due to them under the merger agreement is approximately $278,400,000.

Parent has entered into a letter agreement, which we refer to as the equity commitment letter, dated June 10, 2011, with an affiliate of CVCI that is the general partner of certain investment funds, which we refer to as the investors, pursuant to which the general partner will cause the investors to, among other things, purchase equity of Parent for the aggregate amount of $278,333,283 in cash to ensure that Parent will have sufficient funds to satisfy in full its obligations to pay the aggregate merger consideration under the merger agreement at closing.  The maximum aggregate liability of the general partner on behalf of all of the investors may not exceed $278,333,283, and by the general partner on behalf of each investor may not exceed the relevant investor’s individual commitment.  The obligations of the general partner and the investors under the equity commitment letter are subject to the satisfaction of the conditions to Parent’s and Merger Sub’s obligations to consummate the transactions contemplated by the merger agreement.

The obligations of the general partner and the investors under the equity commitment letter will terminate upon the earlier to occur of (i) the closing of the merger agreement, (ii) the valid termination of the merger agreement in accordance with its terms in circumstances under which Parent and Merger Sub would have no further obligation or liability to the Company and (iii) 30 days after the earlier of (A) the seven-month anniversary of the merger agreement and (B) the termination of the merger agreement in accordance with its terms under circumstances under which Parent and Merger Sub may have further obligations or liability to the Company; provided that if we have brought a claim against Parent or Merger Sub under the merger agreement prior to the expiration of the obligations of the general partner and the investors under the equity commitment letter, such obligations will not terminate until final non-appealable resolution of such claim.

Closing and Effective Time of Merger

The closing of the merger will take place on a date to be specified by the parties, which date may not be later than the second business day after the satisfaction or waiver (to the extent permitted by applicable law) of the conditions to the closing of the merger (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions), or at such other date as the parties may agree in writing.  For additional information regarding the conditions to the closing of the merger, see “The Merger Agreement—Conditions to the Merger” beginning on page 69.

Assuming timely satisfaction of the necessary closing conditions, we anticipate that the merger will be completed during the third quarter of 2011.

Payment of Merger Consideration and Surrender of Stock Certificates

Each record holder of shares of common stock (other than Ness, Parent and Merger Sub) will be sent a letter of transmittal describing how such holder may exchange its shares of common stock for the merger consideration as soon as reasonably practicable after the completion of the merger.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the merger consideration until you deliver a duly completed and executed letter of transmittal to the paying agent.  If your shares are certificated, you must also surrender your stock certificate or certificates to the paying agent.  If ownership of your shares is not registered in the transfer records of the Company, a check for any cash to be delivered will only be issued if the applicable letter of transmittal is accompanied by all documents reasonably required by the Company to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

Interests of Certain Persons in the Merger

When considering the recommendation of the board of directors that you vote to approve the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, those of our stockholders generally.  The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by our stockholders.  In the discussion below, we have quantified payments and benefits to our executive officers and to our non-employee directors.

Equity Compensation Awards

At the effective time of the merger, each outstanding and unexercised option to purchase shares of common stock granted under our equity plans, whether vested or unvested, will be cancelled and will entitle the holder to receive, as soon as reasonably practicable after the effective time of the merger, an amount in cash, without interest, equal to the product of the total number of shares of common stock subject to such option and the amount, if any, by which $7.75 exceeds the exercise price per share of such option, less any applicable withholding taxes.  Similarly, each outstanding restricted stock unit (“RSU”) issued under our equity plans, whether vested or unvested, will be cancelled and will entitle the holder to receive, as soon as reasonably practicable after the effective time of the merger, an amount in cash, without interest, equal to the product of the total number of shares of common stock subject to such RSU and $7.75, less any applicable withholding taxes.  In addition, each outstanding share of restricted stock granted under our equity plans will become fully vested and will convert into the right to receive $7.75 in cash, without interest, less any applicable withholding taxes.

The following table shows for each of our executive officers and directors, based on the equity awards outstanding as of June 22, 2011 and assuming that the merger is completed on August 31, 2011, (i) the number of shares subject to vested options held by him or her with an exercise price below $7.75 per share (referred to as being “in the money”), (ii) the cash consideration that he or she will receive for such vested options upon completion of the merger, (iii) the number of shares subject to unvested “in the money” options held by him or her, (iv) the cash consideration that he or she will receive for such options upon completion of the merger, (v) the number of shares underlying RSUs held by him or her, (vi) the cash consideration that he or she will receive for such RSUs upon completion of the merger, (vii) the total cash consideration he or she will receive for all unvested equity awards upon completion of the merger and (viii) the total cash consideration he or she will receive for all outstanding equity awards upon completion of the merger.  Options having exercise prices denominated in New Israeli Shekels (“NIS”) are valued using the exchange rate prevailing at June 22, 2011 (the most recent practicable date).  Options that are not “in the money” will be cancelled upon the effective time of the merger, and no merger consideration will be paid with respect to such options.  As of June 22, 2011, none of our executive officers or directors held shares of restricted stock.

Name	Number of Shares Subject to Vested “In the Money” Options (#)	Cash-Out Payment for Vested “In the Money” Options ($)	Number of Shares Subject to Unvested “In the Money” Options (#)	Cash-Out Payment for Unvested “In the Money” Options ($)	Number of Shares Subject to RSUs (#)	Cash-Out Payment for RSUs ($)	Total Payment for Unvested Equity Awards ($)	Total Payment for All Outstanding Equity Awards ($)

Executive Officers
Sachi Gerlitz	204,584	349,805	337,916	470,184	23,750	184,063	654,247	1,004,052
Ofer Segev	107,916	193,014	174,584	253,205	13,750	106,563	359,768	552,782
Effi Kotek	50,417	165,343	67,083	222,007	24,583	190,518	412,525	577,868
Joseph Lagioia	—	—	75,000	133,500	25,000	193,750	327,250	327,250
Milan Sameš	—	—	77,500	205,375	22,500	174,375	379,750	379,750
Michael Zinderman	50,417	165,343	67,083	222,007	24,583	190,518	412,525	577,868
Atzmon Lifshitz	33,542	111,005	50,208	167,670	18,958	146,925	314,595	425,600
Holly Ripley-Boyd	33,542	111,005	50,208	167,670	18,958	146,925	314,595	425,600

Directors
Ajit Bhushan	—	—	—	—	—	—	—	—
Satyam C. Cherukuri	13,333	42,932	6,667	21,468	—	—	21,468	64,400
P. Howard Edelstein	13,333	42,932	6,667	21,468	—	—	21,468	64,400
Gabriel Eichler	23,333	75,132	11,667	37,568	—	—	37,568	112,700
Dan S. Suesskind	13,333	42,932	6,667	21,468	—	—	21,468	64,400
Morris Wolfson	13,333	42,932	6,667	21,468	—	—	21,468	64,400

Employment and Equity Compensation Award Agreements

We are a party to employment agreements with each of our executive officers.  None of these agreements provides for any amount of severance, the right of the employee to terminate the employment agreement for “good reason” or any other benefit to the employee resulting from the occurrence of a change in control, except for our employment agreement with Mr. Joseph Lagioia, dated November 24, 2010.  According to the terms of our employment agreement with Mr. Lagioia, if his employment is terminated by us following a change in control for any reason other than cause, death or disability, he will be entitled to receive six months of severance, rather than the three months he would be entitled to absent the occurrence of a change in control.  The consummation of the merger will constitute a change in control under Mr. Lagioia’s employment agreement.

We have entered into equity compensation award agreements with our directors and executive officers in connection with the equity compensation awards made to them.  As described in detail above in “—Equity Compensation Awards,” pursuant to the terms of the merger agreement, each outstanding equity compensation award will become fully vested and will entitle its holder to a certain amount of consideration upon the completion of the merger.  As a result, the acceleration of the vesting and/or exercisability of equity compensation awards under these equity compensation award agreements upon the completion of a change in control do not affect the interests of our directors and executive officers in the merger.

Transition Incentive Agreements

On June 10, 2011, we entered into transition incentive agreements (the “transition incentive agreements”) with each of Mr. Gerlitz and Mr. Segev (each an “executive officer”), which entitle each of these executive officers to receive certain additional payments in connection with the merger.  The terms of the transition incentive agreements are described more fully below in “—Information about Golden Parachute Compensation.”

Indemnification and Insurance

Under the merger agreement, Parent has agreed to cause the surviving corporation to maintain all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees of the Company or its subsidiaries for seven years following the closing.  In addition, Parent has agreed to maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any subsidiary’s organizational documents in effect immediately prior to the closing or in any indemnification agreements of the Company or its subsidiaries with any of their respective directors, officers or employees in effect prior to the date of the merger agreement, and will not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the closing were current or former directors, officers or employees of the Company or any of its subsidiaries.  For additional information regarding the indemnification provisions of the merger agreement, see “The Merger Agreement—Indemnification and Insurance” beginning on page 69.

Other Arrangements with Parent

The Company has previously indicated that it does not anticipate significant changes in management prior to or following the completion of the merger.  Each of our executive officers is currently a party to an employment agreement with us and, as of the date of this proxy statement, none of our executive officers has entered into any new agreement, arrangement or understanding with Parent, Merger Sub, CVCI or any of their respective affiliates regarding employment with the surviving corporation or Parent or any of its subsidiaries or any equity investment in Parent or any of its subsidiaries.  As of the date of this proxy statement, no members of management expect to enter into, and no discussions have occurred between members of our current management and representatives of Parent with respect to, any such agreements, arrangements or understandings prior to completion of the merger.

Under the merger agreement, Parent has agreed to continue to provide certain benefits to our employees, as described in “The Merger Agreement—Employee Benefit Matters” beginning on page 68.  In addition, as discussed above, Parent has agreed to cause the surviving corporation to maintain all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees of the Company or its subsidiaries for seven years following the closing, and to permit us to purchase a seven year “tail” pre-paid policy on the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its subsidiaries with respect to matters arising on or before the closing.

In addition, Ajit Bhushan, a member of our board of directors, is a managing director at CVCI and has an indirect interest in the common stock of Parent and the Company held by CVCI through his participation in carried interest and co-investment arrangements with the CVCI Growth Fund, which interests are held in a personal trust established for the purposes of estate planning.  Mr. Bhushan was not a member of the special committee and did not participate in any meetings or discussions of the board of directors regarding the merger and the transactions contemplated by the merger agreement.

Except as disclosed in this proxy statement and except for agreements relating to Mr. Bhushan’s employment with CVCI, there is no present or proposed material agreement, arrangement, understanding or relationship between Parent, Merger Sub, CVCI or any of their respective executive officers, directors, controlling persons or subsidiaries, on the one hand, and the Company or any of its executive officers, directors, controlling persons or subsidiaries, on the other hand.

Information about Golden Parachute Compensation

Messrs. Sachi Gerlitz, Ofer Segev, Effi Kotek, Milan Sameš and Michael Zinderman are Ness’s named executive officers (the “named executive officers”).  As required by SEC rules, the following table sets forth the estimated value of compensation that each named executive officer could receive in connection with the consummation of the merger that are based on or otherwise relate to the merger.  These amounts have been calculated assuming the following:

•	the merger is completed on August 31, 2011;

•	options having exercise prices denominated in NIS are valued using the exchange rate prevailing at June 22, 2011 (the most recent practicable date); and

•	the price per share of common stock paid in the merger is $7.75, the per share price payable under the merger agreement.

Certain of the amounts payable are based on certain other assumptions as indicated in the footnotes accompanying the following table and may vary depending on the actual date of completion of the merger.

Golden Parachute Compensation

Named Executive Officer	Equity(1) ($)	Other(2) ($)	Total(3) ($)
Sachi Gerlitz	654,247	1,421,536	2,075,783
Ofer Segev	359,768	927,456	1,287,224
Effi Kotek	412,525	—	412,525
Milan Sameš	379,750	—	379,750
Michael Zinderman	412,525	—	412,525

(1)
These amounts represent the aggregate payments to be made in respect of Ness shares underlying “in the money” options and RSUs that, in each case, are anticipated to be unvested or outstanding immediately prior to the effective time of the merger, and will be cancelled as of the effective time of the merger, as described in further detail above in “—Equity Compensation Awards” and as quantified in the “Total Payment for Unvested Equity Awards” column corresponding to each named executive officer’s name. Pursuant to the instructions to Item 402(t) of Regulation S-K, amounts were calculated using a price per share of Ness common stock of $7.75, which is the fixed per share merger consideration. At the effective time of the merger, each outstanding and unexercised option award, whether vested or unvested, will be cancelled and, with respect to each share of Ness common stock subject to an outstanding, “in the money” option award, the named executive officer will be entitled to receive, as soon as reasonably practicable after the effective time, an amount in cash, without interest, equal to the difference in value between the merger consideration and the per share exercise price. Options that are not “in the money” will be cancelled upon the effective time of the merger, and no merger consideration will be paid with respect to such options.  At the effective time of the merger, each outstanding RSU, whether vested or unvested, will be cancelled and, with respect to each share of Ness common stock subject to an outstanding RSU, the named executive officer will be entitled to receive, as soon as reasonably practicable after the effective time, an amount in cash, without interest, equal to the per share merger consideration.

The outstanding equity awards included for each named executive officer in the table are as follows: Mr. Gerlitz, 337,916 options and 23,750 RSUs; Mr. Segev, 174,584 options and 13,750 RSUs; Mr. Kotek, 67,083 options and 24,583 RSUs; Mr. Sameš, 77,500 options and 22,500 RSUs; and Mr. Zinderman, 67,083 options and 24,583 RSUs.

(2)
Other.  These amounts represent the value of: (i) for each of Messrs. Gerlitz and Segev, a lump sum cash payment of $1,000,000 and $650,000, respectively, payable upon completion of the merger in accordance with the terms of the transition incentive agreements, as described in further detail below in “—Transition Incentive Agreements”; (ii) for each of Messrs. Gerlitz and Segev, a supplemental lump sum cash payment equal to $250,000 and $150,000, respectively, payable at the end of the transition period (as defined below) and subject to certain conditions, as described in further detail below in “—Transition Incentive Agreements”; (iii) for each of Messrs. Gerlitz and Segev, a performance bonus under our 2011 annual cash incentive compensation plan equal to $171,536 and $127,456, respectively, which represents the aggregate amount of the quarterly amounts payable to each of Messrs. Gerlitz and Segev for the first two quarters of 2011 (payable upon completion of the merger, assuming the merger is completed on August 31, 2011) in accordance with the terms of the transition incentive agreements, as described in further detail below in “—Transition Incentive Agreements,” assuming that each of Messrs. Gerlitz and Segev is deemed to have earned 100% of his respective proportionate eligible bonus for each of the first two quarters of 2011.  Additionally, assuming the merger is completed on August 31, 2011, in accordance with the terms of the transition incentive agreements, as described in further detail below in “—Transition Incentive Agreements,” Messrs. Gerlitz’s and Segev’s performance bonuses under our 2011 annual cash incentive compensation plan deemed to be earned for the third and fourth quarters of 2011 would be paid as follows: for the third quarter, within 40 calendar days after the completion of the third quarter; and for the fourth quarter, within 60 days following the end of 2011.

The following table shows, for each named executive officer, the amount of each component part of “Other” payments listed above.

Named Executive Officer	Bonus Payment ($)	Supplemental Bonus Payment ($)	Pro Rata Quarterly Performance Bonus ($)	Total ($)
Sachi Gerlitz	1,000,000	250,000	171,536	1,421,536
Ofer Segev	650,000	150,000	127,456	927,456
Effi Kotek	—	—	—	—
Milan Sameš	—	—	—	—
Michael Zinderman	—	—	—	—

(3)
Total.  All amounts included in this table are “single-trigger” in nature, in that eligibility to receive each payment is triggered by the occurrence of a change in control, but payment is not conditioned upon a subsequent termination of employment or resignation.

Narrative Discussion of Golden Parachute Compensation

Equity Compensation Award Agreements

We have entered into equity compensation award agreements with our directors and executive officers in connection with the equity compensation awards made to them.  Certain of these agreements provide that any unvested portion of the equity compensation award at issue will become fully vested and exercisable, if applicable, upon the completion of a change in control.  Pursuant to the terms of the merger agreement, each outstanding equity compensation award will become fully vested and will entitle its holder to a certain amount of consideration upon the completion of the merger.

Transition Incentive Agreements

On June 10, 2011, we entered into transition incentive agreements with each of Mr. Gerlitz and Mr. Segev (each an “executive officer”).  The transition incentive agreements provide that if the executive officer is employed by us upon the completion of a “change in control” (as defined under the transition incentive agreements) or, if there is a termination of the executive officer’s employment by us without cause or by the executive officer for “good reason” (as defined under the transition incentive agreements) at the time of completion of a change in control or within 90 days prior thereto, a lump-sum bonus payment of $1,000,000 in the case of Mr. Gerlitz or $650,000 in the case of Mr. Segev will be deemed earned and will be payable to Mr. Gerlitz or Mr. Segev, as applicable, on the date the change in control is consummated.  Additionally, if the per share price paid in connection with the change in control is equal to or greater than $7.40 and the executive officer is employed by us during the entire period commencing on June 10, 2011 and ending six months following the completion of the change in control (the “transition period”), or, if there is a termination of the executive officer’s employment by us without cause or by the executive officer for good reason prior to the end of the transition period, then we will pay Mr. Gerlitz or Mr. Segev, as applicable, a supplemental bonus payment of $250,000 or $150,000, respectively, at the end of the transition period.

The transition incentive agreements also provide that in the event of a change in control, Mr. Gerlitz’s and Mr. Segev’s performance bonuses under our annual cash incentive compensation plan, effective as of January 1, 2011 until December 31, 2011, will be awarded by the compensation committee on a quarterly rather than an annual basis, based upon their proportionate (pro-rata) achievement of the parameters set forth under their individualized incentive compensation plan schedules from January 1, 2011 to the end of the applicable quarterly period; provided, however, that Mr. Gerlitz’s and Mr. Segev’s performance will also be measured on a cumulative basis, meaning that a shortfall in one quarter may be made up and earned in a subsequent quarter if, on a year-to-date basis, the executive officer has met or exceeded his cumulative proportionate performance criteria for such period.  The quarterly payments will be paid as follows: (i) the bonus deemed to be earned for any quarterly period ending 30 or more calendar days prior to the completion of a change in control would be paid upon the completion of the change in control; and (ii) the bonus deemed to be earned for later quarterly periods will be paid within 40 calendar days after the completion of the applicable quarterly period, except for the fourth quarter, which quarterly bonus shall be determined within 45 days following the end of 2011 and paid within 60 days thereof.

Accounting Treatment

 The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material United States Federal Income Tax Consequences

This section discusses the material U.S. federal income tax consequences to our stockholders as a result of the exchange of their shares of our common stock solely in exchange for cash either pursuant to the merger agreement or as a result of perfecting their appraisal rights under DGCL.  This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), the current Treasury Regulations promulgated thereunder, existing administrative interpretations and court decisions, all of which are subject to change, possibly with retroactive effect.  This discussion assumes that our stockholders hold their shares of our common stock as capital assets within the meaning of Section 1221 of the Code.

This discussion does not address all aspects of U.S. federal income taxation that may be important to stockholders in light of their particular circumstances or if they are subject to special rules.  These special rules include rules relating to:

•	financial institutions;

•	tax-exempt organizations;

•	regulated investment companies;

•	insurance companies;

•	pass-through entities (including partnerships and entities treated as partnerships for U.S. federal income tax purposes);

•	dealers in securities;

•	traders in securities who have elected to mark their securities to market for U.S. federal income tax purposes;

•	stockholders who acquired their shares of stock through the exercise of options or similar derivative securities or otherwise as compensation; and

•	persons holding shares as a position in a “straddle,” “hedge” or “conversion transaction” or other integrated transaction for tax purposes.

This discussion also does not address the alternative minimum tax, estate or gift tax laws or any state, local or foreign tax consequences.  Also, this discussion does not address U.S. federal income tax considerations applicable to holders of options to purchase our common stock.

Except as otherwise indicated, this section describes the U.S. federal income tax consequences of the merger to U.S. stockholders.  A U.S. stockholder is a beneficial owner of our common stock that is for U.S. federal income tax purposes:

•	a citizen or resident of the U.S.;

•	a corporation organized under the laws of the U.S., any state of the U.S. or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust if (A) a court within the U.S. is able to exercise primary supervision over its administration and one or more U.S. Persons (as such term is defined in the Code) have authority to control all substantial decisions of the trust, or (B) the trust was in existence on August 20, 1996, and validly elected to continue to be treated as a U.S. domestic trust.

As used herein, a non-U.S. stockholder is a stockholder that is not a U.S. stockholder and is not a partnership (or entity treated as a partnership for U.S. federal income tax purposes).

Exchanging Stockholder.  The receipt of cash by you pursuant to the merger agreement, or as a result of perfecting your appraisal rights under Delaware law, will be a taxable transaction.  You will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the cash you receive and your adjusted tax basis in your shares of common stock exchanged therefor.  This gain or loss will be capital gain or capital loss if you held your shares of common stock as a capital asset at the effective time.  Any such capital gain or loss will be long-term capital gain or loss if you held the exchanged shares for more than one year as of the effective time.  Net long-term capital gains recognized by an individual U.S. stockholder generally will be subject to U.S. federal income tax at preferential rates (currently at a rate of 15%).  Capital losses may be subject to certain limitations.

Non-U.S. Stockholders.  In general, if you are a non-U.S. stockholder, you will not be subject to U.S. federal income tax or any withholding thereof with respect to the gain recognized on the exchange of your shares of common stock for cash (either pursuant to the merger or as a result of perfecting your appraisal rights under Delaware law) unless one of the following situation applies:

•
The gain is effectively connected with your conduct of a trade or business in the U.S. and, if a tax treaty applies, is attributable to a permanent establishment maintained by you in the U.S.  In this case, you will generally be taxed on your net gain derived from the disposition of your shares of common stock at the regular graduated U.S. federal income tax rates in much the same manner as if you were a U.S. person and, if you are a foreign corporation, then you may also be subject to a branch profits tax.

•
You are an individual who is present in the U.S. for 183 days or more in the taxable year that the merger occurs and you meet certain other requirements.  In this case, you will be subject to U.S. federal income tax at a rate of 30% (or a reduced rate under an applicable treaty) on the amount by which capital gains (including gain recognized on the sale or other disposition of our common stock) allocated to U.S. sources exceed capital losses allocable to U.S. sources.

Backup withholding.  You may be subject to backup withholding at a 28% rate on any cash consideration that you receive in connection with the merger.  Backup withholding will not apply, however, if you:

•	furnish to us a correct taxpayer identification number and certify that you are not subject to backup withholding on an Internal Revenue Service Form W-9;

•	provide a certification of foreign status on an Internal Revenue Service Form W-8BEN or another type of Internal Revenue Service Form W-8; or

•	are otherwise exempt from backup withholding.

Backup withholding is not an additional tax but is credited against the U.S. federal income tax liability of the taxpayer subject to the withholding.  If backup withholding results in an overpayment of a taxpayer’s U.S. federal income taxes, that taxpayer may obtain a refund from the Internal Revenue Service.

THE PRECEDING DISCUSSION OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE.  STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF ANY CHANGES IN U.S. FEDERAL OR OTHER APPLICABLE TAX LAWS.

Regulatory Approvals and Notices

Under the terms of the merger agreement, the merger cannot be completed until the (i) expiration or termination of any waiting period applicable to the merger under the HSR Act or any applicable foreign antitrust laws and (ii) receipt of all other clearances, consents, approvals, orders and authorizations of any governmental entity required to complete the merger.

Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the “FTC”), the merger cannot be completed until each of the Company and Parent files a notification and report form with the FTC and the Antitrust Division of the Department of Justice (the “DOJ”) under the HSR Act and the applicable waiting period has expired or been terminated.  Each of the Company and Parent intends to file such a notification and report form as soon as practicable and to request early termination of the waiting period.

Notification thresholds are also met in a number of foreign jurisdictions.  The parties to the merger intend to file the required notifications as soon as practicable and will not complete the merger until the (i) expiration or termination of any waiting period applicable to the merger under the applicable foreign antitrust laws and/or (ii) receipt of all clearances, consents, approvals, orders and authorizations of the competent foreign antitrust authorities that are required to complete the merger.

At any time before or after consummation of the merger, notwithstanding the termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the Company or Parent.  At any time before or after the completion of the merger, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest.  Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the Company or Parent.  Private parties may also seek to take legal action under the antitrust laws under certain circumstances.  Foreign antitrust authorities may also take action under the antitrust laws of their jurisdictions, which could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the Company or Parent.

There can be no assurance that all of the regulatory approvals described above will be sought or obtained and, if obtained, there can be no assurance as to the timing of any approvals, the ability of Parent or the Company to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals.  There can also be no assurance that the DOJ, the FTC or any other governmental entity or any private party will not attempt to challenge the merger and, if such a challenge is made, there can be no assurance as to its result.

Delisting and Deregistration of Common Stock

If the merger is completed, our common stock will be delisted from the Nasdaq Global Select Market and the Tel Aviv Stock Exchange and will be deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of our common stock.

Litigation Relating to the Merger

On June, 15 2011, a putative class action lawsuit was filed against us, our directors, Parent, Merger Sub and CVCI in the Court of Chancery of the State of Delaware.  The lawsuit is captioned Sanjay Israni v. Ness Technologies, Inc., et al. (Civil Action No. 6569).  On June 17, 2011, three additional separate plaintiffs filed putative class action lawsuits against us, our directors, Parent, Merger Sub and CVCI in the Court of Chancery of the State of Delaware.  These lawsuits are captioned Jeffrey Simon v. Ness Technologies, Inc., et al. (Civil Action No. 6578), Astor BK Realty Trust v. Ness Technologies, Inc., et al. (Civil Action No. 6580), and Alexis Scuta v. Ness Technologies, Inc., et al. (Civil Action No. 6582).  Two more suits were filed in the Delaware Court of Chancery on June 22, 2011:  Joseph Ferris v. Ness Technologies, Inc., et al. (Civil Action No. 6598) and Excellence Nessuah Gemel v. Ness Technologies, Inc., et al. (Civil Action No. 6600).  On June 23, 2011, an additional suit, captioned Ken Fogleman v. Ness Technologies, Inc., et al. (Civil Action No. 6607), was filed with the Court of Chancery, which was followed by an eighth suit filed on June 24, 2011, captioned Dina Wachsler v. Ness Technologies, Inc., et al. (Civil Action No. 6609).  All eight suits contain substantially similar allegations and seek substantially similar relief.  In all eight actions, plaintiffs allege generally that our directors breached their fiduciary duties in connection with the merger by, among other things, carrying out a process that they allege did not ensure adequate and fair consideration to our stockholders.  They further allege that CVCI, Parent and Merger Sub aided and abetted the alleged breaches of duties. Plaintiffs purport to bring the lawsuits on behalf of our public stockholders and seek equitable relief to enjoin consummation of the merger, rescission of the merger and/or rescissory damages, and attorneys’ fees and costs, among other relief.  We and our directors believe that these lawsuits are without merit and intend to vigorously defend ourselves against the asserted claims.

On June 27, 2011, the special committee received a letter from Bidder D claiming violations of its exclusivity agreement and confidentiality agreement with Ness and reserving its rights and remedies arising from such alleged breaches. We believe that Bidder D's threatened legal claims are without merit and intend to vigorously defend against any such claims.

THE MERGER AGREEMENT

The summary of the material terms of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this proxy statement.  This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you.  We encourage you to carefully read the merger agreement in its entirety.

The merger agreement has been included to provide you with information regarding its terms.  It is not intended to provide any other factual information about Ness, Parent, Merger Sub or CVCI.  Such information can be found elsewhere in this proxy statement and in our other public filings with the SEC, which are available without charge at www.sec.gov.  The representations, warranties and covenants contained in the merger agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the merger agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to our stockholders.  Stockholders are not third-party beneficiaries under the merger agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Ness, Parent, Merger Sub, CVCI or any of their respective subsidiaries or affiliates.  Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in this proxy statement or in our other public disclosures.

The Merger

The merger agreement provides that, at the effective time of the merger, upon the terms and subject to the conditions of the merger agreement and in accordance with the applicable provisions of the DGCL, Merger Sub will merge with and into the Company with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “surviving corporation”).

Closing and Effective Time of the Merger

Unless the merger agreement is terminated in accordance with its terms, the closing of merger will take place no later than the second business day after the satisfaction or waiver of the conditions to the merger (other than those conditions that by their nature are to be satisfied at closing, but subject to the satisfaction or waiver of such conditions), or at such other time as the parties agree in writing.  The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware, or at such later time agreed upon by the parties and set forth in the certificate of merger (the “effective time”).

Treatment of Common Stock, Options, Restricted Stock and Other Stock-Based Awards

Common Stock

At the effective time, each share of our common stock issued and outstanding immediately prior to the effective time (other than shares owned, directly or indirectly, by the Company, Parent or Merger Sub or by stockholders who have properly perfected their appraisal rights under Delaware law) (the “shares”) will be automatically converted into the right to receive the merger consideration of $7.75 per share in cash, without interest (the “merger consideration”), less any applicable withholding taxes.  For more information regarding appraisal rights under Delaware law, see “Appraisal Rights” beginning on page 78.

Options

Each option to purchase shares granted under our equity incentive plans, whether vested or unvested, that is outstanding immediately prior to the effective time will, as of the effective time, become fully vested and be converted into the right to receive an amount in cash in U.S. dollars equal to the product of (x) the total number of shares subject to such option and (y) the excess, if any, of the merger consideration over the exercise price per share of such option, less any applicable withholding taxes.

Restricted Stock

Immediately prior to the effective time, each award of restricted shares granted under our equity incentive plans will vest in full and be converted into the right to receive the merger consideration, less any applicable withholding taxes.

Other Stock-Based Awards

At the effective time, each right to receive shares or benefits measured in whole or in part by the value of a number of shares, other than options and restricted stock, granted under our equity incentive plans (including but not limited to RSUs) and outstanding immediately prior to the effective time will become fully vested and entitle its holder to receive the merger consideration in respect of each share underlying the award, less any applicable withholding taxes.

Exchange and Payment Procedures

At or prior to the effective time, Parent will deposit or cause to be deposited with one or more paying agents selected by Parent and reasonably acceptable to us (the “paying agent”) cash sufficient to pay the aggregate merger consideration payable under the merger agreement (less the amount required to be held in a segregated option proceeds account, as discussed below).  Parent will also, to the extent necessary, deposit or cause to be deposited with the surviving corporation the consideration payable under the merger agreement to holders of stock-based awards.

As soon as reasonably practicable after the effective time, the paying agent will mail to each holder of record of shares outstanding immediately prior to the effective time whose shares were converted into the merger consideration a letter of transmittal and instructions advising such holder how to surrender its shares in exchange for the merger consideration.  Additionally, as soon as reasonably practicable after the effective time, the surviving corporation will pay to each holder of stock-based awards the amount due and payable to such holder pursuant to pursuant to the merger agreement.

From and after the date of the merger agreement and prior to the termination date, we will deposit all proceeds received from the exercise of options into a segregated option proceeds account.  At or prior to the effective time, we will deposit all amounts held in such account with the paying agent.

No interest will be paid or accrued on any amount payable upon due surrender of shares.  Each of Parent, the surviving corporation and the paying agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the merger agreement such amounts as are required by law to be withheld or deducted.  Any amounts withheld or deducted will be deemed to have been paid to the holder of the shares in respect of which such deduction and withholding were made.

At the effective time, our stock transfer books will be closed and there will be no further registration of transfers on the stock transfer books of the surviving corporation of shares outstanding immediately prior to the effective time.  If, after the effective time, certificates representing shares are presented to the surviving corporation or Parent for transfer, they will be cancelled and exchanged for a check for the proper amount of merger consideration payable under the merger agreement.

Any portion of the aggregate merger consideration deposited with the paying agent that remains undistributed to former holders of shares on the one-year anniversary of the effective time will be delivered to the surviving corporation upon demand.  Former holders of shares who have not surrendered their shares in accordance with the merger agreement may thereafter look only to the surviving corporation for payment of their claim for the merger consideration.

If any stock certificate that has been lost, stolen or destroyed, before the paying agent will issue in exchange for such certificate a check for the proper amount of merger consideration payable under the merger agreement, the stockholder will need to make an affidavit that the certificate has been lost, stolen or destroyed and, if required by the paying agent, post a bond in customary amount as indemnity against any claim that may be made against the paying agent with respect to such certificate.

Certificate of Incorporation and Bylaws; Directors and Officers

The certificate of incorporation and the bylaws attached to the merger agreement will be the certificate of incorporation and bylaws of the surviving corporation until amended in accordance with the provisions thereof and the provisions of the merger agreement and applicable law.

Subject to applicable law, the directors of Merger Sub immediately prior to the effective time will be the initial directors of the surviving corporation and our officers immediately prior to the effective time will be the initial officers of the surviving corporation.  Such directors and officers will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Representations and Warranties

In the merger agreement, we made customary representations and warranties that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement and the matters contained in the disclosure schedule we delivered to Parent in connection with the merger agreement. These representations and warranties relate to, among other things:

•	due organization, existence, good standing and authority to carry on the businesses of the Company and its subsidiaries;

•	our capitalization (including outstanding stock-based awards);

•	the absence of encumbrances on our ownership of the equity interests in our subsidiaries;

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corporate power and authority to enter into, perform our obligations under, and consummate the transactions contemplated by, the merger agreement, and the enforceability of the merger agreement against us;

•	approval and declaration of advisability of the merger agreement and the merger by the special committee and the board of directors;

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the absence of conflicts with or violations of our material obligations, agreements and permits, our organizational documents and applicable laws as a result of our entering into and consummating the transactions contemplated by the merger agreement;

•	governmental and regulatory consents and approvals required to complete the merger;

•	receipt and effectiveness of specified waivers and consents relating to outstanding debt;

•	inapplicability of any anti-takeover laws to the merger;

•	SEC and other regulatory filings since December 31, 2009 and the financial statements included therein;

•	compliance with applicable requirements of the Securities Act of 1933, as amended, the Exchange Act and applicable Israeli laws;

•	disclosure controls and procedures and internal controls over financial reporting;

•	absence of undisclosed liabilities;

•	compliance with applicable laws, government orders, licenses and permits;

•	environmental matters;

•	employee benefit plans;

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operation in ordinary course and absence of a Company material adverse effect (as described below) since December 31, 2010, and the absence of certain other actions or events from March 31, 2011 through the date of the merger agreement;

•	the absence of investigations, legal proceedings and governmental orders against us or our subsidiaries;

•	our disclosures in this proxy statement;

•	tax matters;

•	certain labor and employment matters;

•	intellectual property;

•	storage and use of personal customer information;

•	real property;

•	opinions of financial advisors;

•	required vote of our stockholders;

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specified material contracts and absence of defaults under such contracts, except where such breach or default has not had and would not reasonably be expected to have, individually or in the aggregate, a Company material adverse effect;

•	compliance with restrictions on certain payments by us and our subsidiaries, including under the federal Foreign Corrupt Practices Act of 1977;

•	absence of undisclosed finder’s or broker’s fees;

•	absence of undisclosed affiliate transactions;

•	insurance policies;

•	compliance with terms and conditions of grants, incentives and subsidies; and

•	use of encryption and other restricted technology.

Many of these representations and warranties are qualified by the absence of a material adverse effect on us (a “Company material adverse effect”), which means such facts, circumstances, events, or changes that are materially adverse to the business assets, condition (financial or otherwise) or results of operations of us and our subsidiaries, taken as a whole; provided, however, a Company material adverse effect does not include facts, circumstances, events or changes to the extent (i) generally affecting our industry or the economy or the financial, credit or capital markets in the U.S. or elsewhere in the world, including regulatory conditions or developments or changes in interest or exchange rates, so long as such facts, circumstances, events or changes do not adversely affect us and our subsidiaries in a materially disproportionate manner relative to other participants in our industry, or (ii) arising out of, resulting from or attributable to:

•	the announcement of the merger agreement, the merger or any of the other transactions contemplated by the merger agreement (including the reaction of any of our customers to such announcement);

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any stockholder litigation arising from allegations of a breach of fiduciary duty or other violation of applicable law relating to the merger agreement or the transactions contemplated thereby to the extent such breach or violation does not otherwise constitute a breach of our representations and warranties set forth in the merger agreement;

•	changes in applicable law, GAAP or accounting standards;

•	changes in the market price or trading volume of our common stock;

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changes in any analyst’s recommendations, any financial strength rating or any other recommendations or ratings as to us or our subsidiaries (including, in and of itself, any failure to meet analyst projections);

•	our failure, in and of itself, to meet any internal or public projections, forecasts, targets or estimates of financial or operating performance; or

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an outbreak or escalation of war, armed hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency or any governmental or other response or reaction to any of the foregoing, whether in Israel or elsewhere;

provided that (A) with respect to the fourth, fifth and sixth bulleted items above, any facts, circumstances, events or changes causing or contributing to any such change or failure may be taken into account in determining whether a Company material adverse effect has occurred, and (B) with respect to the third and seventh bulleted items above, any such facts, circumstances, events or changes do not adversely affect us and our subsidiaries in a materially disproportionate manner relative to other participants in our industry.

The merger agreement also contains customary representations and warranties made by Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement.  The representations and warranties of Parent and Merger Sub relate to, among other things:

•	due organization, existence, good standing and authority to carry on their businesses;

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corporate power and authority to enter into, perform their obligations under, and consummate the transactions contemplated by, the merger agreement, and the enforceability of the merger agreement against them;

•	governmental and regulatory consents and approvals required to complete the merger;

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the absence of conflicts with or violations of their material obligations and agreements, their organizational documents and applicable laws as a result of their entering into and consummating the transactions contemplated by the merger agreement;

•	the absence of investigations, legal proceedings and governmental orders against them or their subsidiaries;

•	information supplied to us for inclusion in this proxy statement;

•	enforceability of financing commitments and sufficiency to satisfy obligations under the merger agreement;

•	capitalization of Merger Sub;

•	absence of undisclosed finder’s or broker’s fees;

•	ownership of our common stock and agreements with respect to such shares;

•	The Worker Adjustment and Retraining Notification Act;

•	acknowledgment of access provided by us and of the scope of our representations and warranties;

•	solvency of the surviving corporation and its subsidiaries after giving effect to the transactions contemplated by the merger agreement; and

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absence of agreements between any of Parent, Merger Sub or their affiliates, and members of our management and board of directors, other than Ajit Bhushan (a member of our board of directors and a managing director at CVCI).

Many of these representations and warranties are qualified by the absence of a material adverse effect on Parent (a “Parent material adverse effect”), which means an effect that would, individually or in the aggregate, prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the merger and the other transactions contemplated by the merger agreement.

Conduct of Business by the Company and Parent

Under the merger agreement, we agreed that from and after the date of the merger agreement and prior to the effective time or the earlier termination of the merger agreement, we and our subsidiaries will conduct, and not take any action except in, the ordinary course of business, except as (i) required by applicable law, (ii) agreed in writing by Parent (which consent may not be unreasonably withheld, delayed or conditioned), (iii) expressly required by the merger agreement or (iv) set forth in our disclosure schedule to the merger agreement.  Additionally, without limiting the foregoing, we agreed that during the same period we will not, and will not permit our subsidiaries to, without prior written consent of Parent (which consent may not be unreasonably withheld, delayed or conditioned):

•	authorize or pay any dividends on or make any distribution with respect to outstanding shares of capital stock (whether in cash, assets, stock or other securities);

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split, combine or reclassify any capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock, except for a transaction by a wholly-owned subsidiary of the Company that remains a wholly-owned subsidiary after the consummation of such transaction;

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except as required by existing written agreements or company benefit plans, or as otherwise required by applicable law (including Section 409A of the Code), (i) increase the compensation or other benefits payable or provided to our directors, officers or employees, other than annual increases of salaries in the ordinary course of business to any non-officer employee, except as required by contract, (ii) enter into any employment, change of control, severance or retention agreement with any of our employees, except (A) to the extent necessary to replace (and on terms consistent with) an agreement with a departing employee who was not one of the 10 most highly compensated employees of the Company and its subsidiaries, taken as a whole, (B) for employment agreements terminable on less than 30 days’ notice without penalty, (C) for severance agreements entered into with employees in the ordinary course of business in connection with terminations of employment or (D) as set forth on our disclosure schedule relating to the merger agreement, or (iii) except as permitted pursuant to clause (ii) above, establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any of our current or former directors, officers or employees or any of their beneficiaries;

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materially change financial accounting policies or procedures or any methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable law;

•	amend our charter documents or convene any meeting (or any adjournment thereof) of our stockholders other than the special meeting;

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except for transactions among us and our wholly-owned subsidiaries or among such subsidiaries, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock or other ownership interest in us or any of our subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise provided by the terms of the merger agreement or the express terms of any unexercisable options outstanding on the date of the merger agreement), other than (i) issuances of shares of our common stock in respect of any exercise of options and settlement of any stock-based awards outstanding on the date of the merger agreement or (ii) the sale of shares of our common stock pursuant to the exercise of options if necessary to effectuate an optionee direction upon exercise or for withholding of taxes;

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purchase, redeem or otherwise acquire any shares of our or our subsidiaries’ capital stock or any rights, warrants or options to acquire any such shares, except for transactions among us and our wholly-owned subsidiaries or among such subsidiaries and in the ordinary course of business consistent with past practice;

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incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise), other than (i) borrowings for working capital purposes only (and not to refinance or repay any existing indebtedness) in the ordinary course of business consistent with past practice and in no event to exceed $15,000,000 in aggregate, (ii) any indebtedness for borrowed money among us and our subsidiaries or among such subsidiaries, (iii) indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing indebtedness for borrowed money (it being understood that we will not incur any indebtedness under our working capital facilities to replace, renew, extend, refinance or refund any existing indebtedness for borrowed money) and (iv) guarantees by us of indebtedness for borrowed money of subsidiaries, provided such indebtedness is incurred in compliance with the provisions of the merger agreement;

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other than in the ordinary course of business consistent with past practice, sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber, or subject to any lien (other than certain permitted liens) or otherwise dispose of any material portion of material properties or assets, including the capital stock of subsidiaries, as well as the intellectual property and information technology assets of us and our subsidiaries, except for transactions among us and our subsidiaries or among such subsidiaries;

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other than in the ordinary course of business, modify, amend, terminate or waive any rights under specified material Company contracts in any respect in a manner that is adverse to us or any of our subsidiaries;

•	abandon, surrender or fail to properly prosecute or maintain any intellectual property of us or our subsidiaries in any material respect in a manner that is adverse to us or our subsidiaries;

•	enter into specified material Company contracts other than customer contracts entered into in the ordinary course of business;

•	make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $3,000,000 per quarter in the aggregate for us and our subsidiaries, taken as a whole;

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adopt a plan or resolutions providing for our complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, other than with respect to wholly-owned subsidiaries;

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fail to amend, renew, replace, or otherwise to keep in full force and effect any material permits, licenses, security clearances, or any other approvals or permissions necessary for the operation of the business of the Company and its subsidiaries as it is currently being conducted;

•
compromise, settle or agree to settle any suit, action, claim or proceeding other than compromises, settlements or agreements that involve only the payment of monetary damages not in excess of $100,000 individually or $1,000,000 in the aggregate, without the imposition of equitable relief on, or the admission of wrongdoing by, us or any of our subsidiaries;

•	make (other than in accordance with past practice), change or rescind any election or settle or compromise any material claim relating to taxes;

•	amend any material tax return; and

•	agree, in writing or otherwise, to take any of the actions described above.

We also agreed that we will, and will cause our subsidiaries to, keep in force insurance policies or replacement or revised provisions providing insurance coverage with respect to the assets, operations and activities of the Company and its subsidiaries as are currently in effect or consistent in all material respects with those currently in effect.

Under the merger agreement, Parent agreed on behalf of itself and its subsidiaries and affiliates that, between the date of the merger agreement and the effective time, Parent will not, and will not permit any of its subsidiaries to, take or agree to take any action (including entering into agreements with respect to any acquisitions, mergers, consolidations or business combinations) that would reasonably be expected to result in, individually or in the aggregate, a Parent material adverse effect.

Solicitation of Acquisition Proposals

Except as permitted by the terms of the merger agreement, during the period beginning on the date of the merger agreement and continuing until the earlier of the effective time or the termination date, we agreed that neither the Company nor any of its subsidiaries will, and we will use our reasonable best efforts to cause our and our subsidiaries’ representatives not to:

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directly or indirectly, solicit, initiate, knowingly encourage or take any other action to knowingly facilitate, any inquiry with respect to, or the making, submission or announcement of, any acquisition proposal (as defined below);

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participate in any negotiations regarding an acquisition proposal with, or furnish any nonpublic information regarding an acquisition proposal to, any person that has made or, to our knowledge, is considering making an acquisition proposal;

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engage in discussions regarding an acquisition proposal with any person that has made or, to our knowledge, is considering making an acquisition proposal, except to notify such person as to the existence of the non-solicitation provisions of the merger agreement;

•	approve, endorse or recommend or publicly propose to approve, endorse or recommend any acquisition proposal; or

•	enter into any letter of intent or agreement in principle or any agreement or arrangement, oral or written, with respect to any acquisition proposal (except for certain confidentiality agreements).

We further acknowledged and agreed that any violation of these restrictions by any of our directors or officers or that of any of our subsidiaries will be deemed to be a breach of the non-solicitation provisions of the merger agreement.

Notwithstanding the foregoing, if, prior to adoption of the merger agreement by our stockholders (“Company stockholder approval”), we receive a bona fide written acquisition proposal that did not arise from a breach of the non-solicitation provisions of the merger agreement and that constitutes a superior proposal or the special committee and the board of directors determine in good faith could reasonably be expected to result in a superior proposal, we may take the following actions after providing prior written notice to Parent of our intent to do so:

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furnish nonpublic information to the third party making the proposal, provided that (i) the third party enters into a confidentiality agreement with us on terms no less favorable to us than the confidentiality agreement between us and CVCI and (ii) as promptly as reasonably practicable (and in any event within 24 hours) after furnishing such information to the third party, we provide such information to Parent to the extent not previously made available to Parent; and

•	engage in discussions or negotiations with the third party with respect to the acquisition proposal.

Additionally, we will as promptly as reasonably practicable (and in any event within 24 hours) after receipt of any inquiries, proposals or offers received by, any request for information from, or any negotiations sought to be initiated or continued with, either us or our representatives concerning an acquisition proposal or that could reasonably be expected to lead to an acquisition proposal, notify Parent orally and in writing and disclose the identity of the other party and the material terms of such inquiry, offer, proposal or request and, in the case of written materials provided to us, provide Parent copies or written summaries of such materials.  We will keep Parent informed on a reasonably prompt basis of the status and any discussions or negotiations relating to any acquisition proposal or other inquiry, offer, proposal or request.

Except as set forth in this paragraph, neither the special committee nor the board of directors may withdraw, modify or qualify, or publicly propose to withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, the recommendation that our stockholders approve and adopt the merger agreement and the transactions contemplated thereby (the “recommendation”) or publicly announce that it has resolved to take such action (a “change in recommendation”).  Prior to receipt of Company stockholder approval, (i) the special committee or the board of directors may make a change of recommendation if the special committee and the board of directors have concluded in good faith, after consultation with their legal advisors, that the failure to effect a change of recommendation would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary obligations to our stockholders under applicable law and (ii) we may enter into a definitive agreement with respect to an acquisition proposal that the special committee and the board of directors have determined in good faith, after consultation with their financial and legal advisors, to constitute a superior proposal, if, concurrently with entering into such definitive agreement, we terminate the merger agreement and pay the termination fee.  Notwithstanding the foregoing, we are not entitled to effect a change in recommendation or enter into an agreement with respect to a superior proposal unless and until (i) three business days have elapsed following Parent’s receipt of a written notice from us advising Parent that we intend to take such action and specifying the reasons therefor (the “notice of recommendation change”), including, in the case of an intention to take action with respect to an acquisition proposal, the material terms and conditions of the acquisition proposal and a copy of the then-current form of any related agreements, and stating that we intend to terminate the merger agreement or effect a change in recommendation, as applicable, (ii) we have complied in all material respects with the non-solicitation provisions of the merger agreement and (iii) in the case of a termination of the merger agreement to enter into an agreement with respect to a superior proposal, we have, within the same business day, paid or caused to be paid to Parent all termination fees payable in accordance with the terms of the merger agreement.  Any material amendment or modification to any superior proposal, or any change to the amount or form of consideration in a superior proposal, made following delivery of a notice of recommendation change will be deemed to be a new superior proposal for purposes of the merger agreement and will require delivery of a new notice of recommendation change and the expiration of a new three business day notice period.

Nothing contained in the merger agreement will prohibit us or the board of directors from disclosing to our stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, provided that any such disclosure will be deemed to be a change of recommendation unless the special committee and the board of directors publicly reaffirm their recommendation within five business days of such disclosure.

In this proxy statement, an “acquisition proposal” refers to any proposal, offer or inquiry made by any person prior to our receipt of Company stockholder approval (other than a proposal, offer or inquiry by Parent or any of its subsidiaries) for (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving us, (ii) the acquisition by any person or “group” (as defined under Section 13(d) of the Exchange Act) of 25% or more of the assets of us and our subsidiaries, taken as a whole, or (iii) the acquisition by any person or “group” of 25% or more of the outstanding shares of our common stock.

In this proxy statement, a “superior proposal” refers to any bona fide written acquisition proposal made by any person that (i) did not arise from a breach by us, any of our subsidiaries or any of our or their respective representatives of the non-solicitation provisions of the merger agreement, (ii) provides for the acquisition of a majority of the issued and outstanding shares of our common stock or all or substantially all of our assets and (iii) the special committee and the board of directors determine in good faith, after consultation with their financial and legal advisors, and considering such factors as the special committee or the board of directors consider to be appropriate (including the timing and likelihood of consummation of such proposal), are more favorable, from a financial point of view, to our stockholders than the transactions contemplated by the merger agreement (including any proposal by Parent to modify the terms of the merger agreement).

Stockholder Meeting

We are required to (i) take all action in accordance with Delaware law and our certificate of incorporation and bylaws necessary to duly call, give notice of, convene and hold the special meeting as promptly as reasonably practicable following mailing of this proxy statement and (ii) unless the board of directors has made a change of recommendation in accordance with the terms of the merger agreement, include the recommendation in this proxy statement and use reasonable best efforts to solicit from our stockholders proxies in favor of the approval of the merger agreement and the transactions contemplated thereby.  Further, unless the merger agreement is validly terminated in accordance with its terms, we are required to submit the merger agreement to our stockholders at the special meeting even if a change of recommendation has occurred.

Filings; Other Actions; Notification

We, Parent and Merger Sub will each use all reasonable best efforts to take or cause to be taken such actions as may be required to be taken under any applicable federal, state or foreign securities laws in connection with the merger and the other transactions contemplated under the merger agreement.  We and Parent will prepare, and we will file with the SEC, as soon as practicable, this proxy statement, and we and Parent will use all reasonable efforts to respond to the comments of the SEC and to cause this proxy statement to be mailed to our stockholders, all as promptly as reasonably practicable.  Parent and Merger Sub will provide us with any information for inclusion in this proxy statement that may be required under applicable law and/or that we reasonably request.

Each of us, Parent and Merger Sub has agreed to use (and cause its affiliates to use) its reasonable best efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable laws to consummate and make effective the merger and the other transactions contemplated under the merger agreement, including but not limited to:

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obtaining all necessary actions or nonactions, waivers, consents and approvals from governmental entities and making all necessary registrations and filings and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity (including filings under the HSR Act, the Israeli Restrictive Trade Practices Act, 1988 and the Encouragement of Research and Development in Industry Law, 5744 1984 of the State of Israel);

•	obtaining all necessary consents, approvals or waivers from other third parties;

•	executing and delivering any additional instruments necessary to consummate the merger and the other transactions contemplated by the merger agreement; and

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keeping each other apprised of the status of matters relating to the completion of the transactions contemplated under the merger agreement, including promptly furnishing the other with copies of notices or other communications received by us or Parent, as the case may be, or any of our or its respective subsidiaries, from any third party with respect to such transactions.

Employee Benefit Matters

From and after the effective time, Parent will honor all of our employee benefit plans and compensation arrangements and agreements in accordance with their terms as in effect immediately before the effective time (without giving effect to any amendments thereto after the effective time except if consented to by the affected party).  For a period of one year following the effective time, Parent will provide, or will cause to be provided, to current employees of us and our subsidiaries salary, wages, and benefits (but excluding equity and equity-based compensation) that are no less favorable, in the aggregate, than the compensation and benefits provided to employees immediately before the effective time.

For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Parent and its subsidiaries providing benefits to any of our employees after the effective time (the “new plans”), each of our employees will be credited with his or her years of service with the Company and its subsidiaries and their respective predecessors before the effective time, to the same extent as such employee was entitled, before the effective time, to credit for such service under any similar employee benefit plan in which such employee participated or was eligible to participate immediately prior to the effective time, provided that the foregoing does not apply to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits with respect to the same period of service.  In addition, and without limiting the generality of the foregoing, (i) each of our employees will be immediately eligible to participate, without any waiting time, in any and all new plans to the extent coverage under such new plan is comparable to a benefit plan in which such employee participated immediately before the consummation of the merger (the “old plans”), and (ii) for purposes of each new plan providing medical, dental, pharmaceutical and/or vision benefits to any of our employees, Parent will cause all pre-existing condition exclusions and actively-at-work requirements of such new plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable old plans and Parent will cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the old plan ending on the date such employee’s participation in the corresponding new plan begins to be taken into account under such new plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such new plan.

Indemnification and Insurance

Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its subsidiaries as provided in their respective organizational documents or in any agreement will survive the merger and will continue in full force and effect.  For seven years from the effective time, Parent will cause the surviving corporation to maintain in effect those exculpation, indemnification and advancement of expenses provisions in effect immediately prior to the effective time and will not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the effective time were current or former directors, officers or employees of the Company or any of its subsidiaries.  Notwithstanding the foregoing, all rights to indemnification in respect of any action pending or asserted or any claim made within such period shall continue until the disposition of such action or resolution of such claim.

Parent will cause the surviving corporation, to the fullest extent permitted under applicable law, to indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director or officer of the Company or any of its subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request or for the benefit of the Company (each, together with such person’s heirs, executors or administrators, an “indemnified party”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each indemnified party to the fullest extent permitted by law, provided such indemnified party provides an undertaking to repay such advancement if it ultimately is determined that the indemnified party is not entitled to be indemnified), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any action, arising out of, relating to or in connection with any action or omission arising out of or pertaining to the fact that the indemnified party is or was a director or officer of the Company or director, officer or other fiduciary in any entity at the request or for the benefit of the Company, whether before or after the effective time.  In the event of any such action, Parent and the surviving corporation will cooperate with the indemnified party in the defense of any such action.

Prior to the effective time, we may purchase a seven year “tail” pre-paid policy on the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by us and our subsidiaries with respect to matters arising on or before the effective time (the “existing D&O policies”), provided the “tail” policy (i) is on terms and conditions with respect to coverage and amounts no more favorable than the existing D&O policies, (ii) names Parent as a successor in interest and (iii) costs no more than $1,000,000.  In the event we purchase such a policy prior to the effective time, Parent will cause the surviving company to maintain such policy in full force and effect.

Parent will pay all reasonable expenses (including reasonable attorneys’ fees) that may be incurred by any indemnified party in enforcing Parent’s indemnification and related obligations under the merger agreement.  These provisions of the merger agreement will survive the consummation of the merger and expressly are intended to benefit, and are enforceable by, each of the indemnified parties.

In the event Parent, the surviving corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, Parent is required to provide that the successors and assigns of Parent or the surviving corporation, as the case may be, assume Parent’s indemnification and related obligations under the merger agreement.

Conditions to the Merger

The obligations of each party to consummate the merger are subject to the fulfillment (or waiver by all parties) of the following conditions:

•	Company stockholder approval has been obtained;

•
no judgment, injunction, order or decree by any court or other tribunal of competent jurisdiction, or law by any governmental entity having jurisdiction over a party to the merger agreement, prohibits the consummation of the merger; and

•
the expiration or termination of any waiting period applicable to the merger under the HSR Act or any applicable foreign antitrust laws and receipt of all other clearances, consents, approvals, orders and authorizations of any governmental entity required to complete the merger.

Our obligation to consummate the merger is also subject to the fulfillment of the following conditions:

•
the representations and warranties of Parent and Merger Sub set forth in the merger agreement are true and correct in all respects (without giving effect to any materiality qualifications contained therein and except that representations and warranties that address matters only as of a particular date need only be true and correct in all respects as of that date), except for such failures to be true and correct as would not have, in the aggregate, a Parent material adverse effect;

•	Parent has performed its obligations under the merger agreement in all material respects; and

•
Parent has delivered to us a certificate, dated as of the effective time of the merger and signed by an authorized officer, certifying to the effect that the two immediately preceding conditions have been satisfied.

The obligation of Parent to effect the merger is further subject to the fulfillment of the following conditions:

•
(i) our representations and warranties set forth in the merger agreement (other than those regarding our capital stock, our obtaining certain debt consents and the absence of certain changes or events) must be true and correct in all respects (without giving effect to any materiality qualifications contained therein and except that representations and warranties that address matters only as of a particular date need only be true and correct in all respects as of that date), except for such failures to be true and correct as have not had and would not reasonably be expected to have, in the aggregate, a Company material adverse effect, (ii) our representations and warranties regarding capital stock and our obtaining certain debt consents must be true and correct in all material respects (except that representations and warranties that address matters only as of a particular date need only be true and correct in all respects as of that date), and (iii) our representations and warranties regarding the absence of certain changes or events must be true and correct in all respects (except to the extent they speak only as of a particular date they need only be true and correct as of such date);

•	we have performed our obligations under the merger agreement in all material respects;

•
we have (i) refinanced any existing indebtedness for borrowed money with an original maturity of greater than one year that matures prior to closing of the merger with new indebtedness with a maturity greater than one year and otherwise on terms consistent in all material respects, taking into account changes in market conditions, with the terms of the existing indebtedness, (ii) replaced or renewed any performance bond or note guarantee that has an expiration date prior to the effective time with a new performance bond or note guarantee, as applicable, on terms and conditions generally consistent with the performance bond or note guarantee being replaced, taking into account changes in market conditions, in each case to the extent required under the contract requiring us or our subsidiaries to provide such performance bond or note guarantee, and (iii) obtained committed working capital lines of credit in an amount no less than $25,000,000 from financial institutions and on terms and conditions reasonably satisfactory to Parent;

•
we have delivered to Parent a certificate, dated as of the effective time and signed by an authorized officer, certifying to the effect that the three immediately preceding conditions have been satisfied; and

•
we have delivered to Parent a certificate, dated as of the effective time and signed by an authorized officer in a form reasonably acceptable to Parent, for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

Termination of the Merger Agreement; Termination Fees

The merger agreement may be terminated and the merger abandoned at any time prior to the effective time of the merger, whether before or after receipt of Company stockholder approval:

•	by mutual written consent of the parties;

•
by either us or Parent, if (i) the merger has not become effective on or before the seven-month anniversary of the date of the merger agreement (the “end date”), (ii) the party seeking to terminate the merger agreement pursuant to this provision has not breached in any material respect its obligations under the merger agreement in any manner that proximately caused the failure to consummate the merger on or before such date and (iii) in the case of a termination by us, two business days have elapsed following the occurrence of the special meeting;

•
by either us or Parent, if a judgment, injunction, order or decree has been entered, or any applicable law enacted, permanently restraining, enjoining or otherwise prohibiting the consummation of the merger and such injunction, ruling, decree or law has become final and non-appealable, provided that the party seeking to terminate the merger agreement pursuant to this provision has used its reasonable best efforts to remove such injunction;

•	by either us or Parent, if the special meeting (including any adjournments thereof) has concluded and Company stockholder approval has not been obtained;

•
by either us or Parent, if the other party has breached or failed to perform in any material respect any of its representations, warranties or agreements under the merger agreement, which breach or failure to perform (i) would result in a failure of conditions to the other party’s obligation to consummate the merger and (ii) cannot be cured by the end date or, if curable, has not been cured within 30 days following receipt by the breaching party of written notice of such breach or failure to perform from the other party;

•
by us, at any time prior to receipt of Company stockholder approval, if we concurrently enter into a definitive agreement with respect to a superior proposal in accordance with, and subject to the non-solicitation provisions of the merger agreement and at least three business days have passed since the last notice of recommendation change, provided that any such purported termination will be void and of no force or effect if we fail to pay the applicable termination fee; and

•
by Parent, if we have intentionally and materially breached the non-solicitation provisions of the merger agreement or our obligations with respect to holding the special meeting and soliciting proxies therefor, or, whether or not permitted by the merger agreement, (i) we made or resolved to make a change in recommendation, (ii) we made or resolved to take or publicly announced our intention to approve, endorse or recommend any acquisition proposal or enter into any letter of intent or agreement in principle or any agreement or arrangement, oral or written, with respect to any acquisition proposal, (iii) we failed to recommend against a tender or exchange offer related to an acquisition proposal in any publicly disclosed position taken pursuant to applicable rules under the Exchange Act, (iv) we recommended to our stockholders, or approved, any acquisition proposal or resolved to effect the foregoing, (v) we failed to include the recommendation of the special committee or our board of directors in this proxy statement or (vi) the special committee and our board of directors failed to publicly reaffirm their recommendation within 10 business days after Parent requests such reaffirmation in writing.

We are required to pay Parent a termination fee of $8,350,000 in cash in the following circumstances:

•	if we terminate the merger agreement pursuant to the sixth bullet listed above, in which event we are required to pay such termination fee on the same business day as the termination;

•
if Parent terminates the merger agreement pursuant to the seventh bullet listed above, in which event we are required to pay such termination fee no later than two business days after the termination; and

•
if prior to the termination of the merger agreement (i) we receive a proposal with respect to a qualifying transaction (as defined below), (ii) the merger agreement is terminated by either of us or Parent pursuant to the second or fourth bullet listed above, or by Parent pursuant to the fifth bullet listed above, and (iii) concurrently with or within 12 months after such termination, a qualifying transaction is consummated or any definitive agreement providing for a qualifying transaction has been entered into and is subsequently consummated, in which event we are required to pay such termination fee upon the consummation of such qualifying transaction.

In this proxy statement, a “qualifying transaction” refers to an acquisition proposal with respect to 50% or more of the assets of us and our subsidiaries, taken as a whole, or 50% or more of the outstanding shares of our common stock.

Upon payment of the termination fee, we will have no further liability with respect to the merger agreements or the transactions contemplated thereby to Parent or its stockholders (other than liability for intentional breach or fraud), it being understood that we will not be required to pay the termination fee more than once.

Amendments and Waivers

At any time prior to the effective time of the merger, any provision of the merger agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by us (acting through the special committee, if then in existence), Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective.  Notwithstanding the foregoing, if Company stockholder approval has been obtained and such amendment requires further approval of our stockholders under applicable law or in accordance with the rules and regulations of the Nasdaq Stock Market, then the effectiveness of such amendment or waiver will be subject to the approval of our stockholders.  Notwithstanding the foregoing, no failure or delay by us or Parent in exercising any right under the merger agreement will operate as a waiver and no single or partial exercise of any right under the merger agreement will preclude any other or further exercise of any other right thereunder.

ADJOURNMENT OF THE SPECIAL MEETING (PROPOSAL NO. 2)

The Adjournment Proposal

If the number of shares of common stock present in person or represented by proxy at the special meeting voting in favor of the proposal to adopt the merger agreement is insufficient to adopt the merger agreement at the time of the special meeting, then we intend to move to adjourn the special meeting in order to enable our board of directors to solicit additional proxies in respect of such proposal. In that event, we will ask our stockholders to vote only upon the adjournment proposal, and not the proposal to adopt the merger agreement.

In this proposal, we are asking you to authorize the holder of any proxy solicited by our board of directors to vote in favor of granting discretionary authority to the proxy or attorney-in-fact to adjourn the special meeting for the purpose of soliciting additional proxies. If our stockholders approve the adjournment proposal, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies or authorized a proxy by using the Internet or a toll-free telephone number. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the adoption of the merger such that the proposal to adopt the merger agreement would be defeated, we could adjourn the special meeting without a vote on the adoption of the merger agreement and seek to obtain sufficient votes in favor of adoption of the merger agreement. Additionally, we may seek to adjourn the special meeting if a quorum is not present at the special meeting.

Vote Required for Approval and Board Recommendation

Approval of the proposal to adjourn the special meeting requires an affirmative vote of a majority of the votes present that are entitled to vote at the special meeting. For the proposal to adjourn the special meeting, you may vote “FOR,” “AGAINST” or “ABSTAIN.” For purposes of this proposal, abstentions will be counted in tabulating the votes cast and will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will not be counted in tabulating the votes cast and will not have an effect on the proposal to adjourn the special meeting. If you fail to submit a proxy or fail to vote in person at the special meeting, the shares of Ness common stock not voted will not be counted in respect of, and will not have an effect on, the proposal to adjourn the special meeting.

Our board of directors believes that if the number of shares of common stock present in person or represented by proxy at the special meeting voting in favor of the proposal to adopt the merger is not a sufficient number of shares to approve the proposal to adopt the merger agreement, it is in the best interests of Ness and its stockholders to enable our board of directors to continue to seek to obtain a sufficient number of additional votes in favor of approval of the proposal to adopt the merger agreement.

Our board of directors recommends that you vote “FOR” approval of the proposal to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes to adopt the merger agreement at the time of the special meeting.

ADVISORY VOTE ON GOLDEN PARACHUTES (PROPOSAL NO. 3)

The Non-Binding Advisory Proposal

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide our stockholders with the opportunity to vote to approve, on an advisory non-binding basis, the “golden parachute” compensation arrangements for our named executive officers, as disclosed in the section entitled “The Merger (Proposal No. 1)—Interests of Certain Persons in the Merger—Information about Golden Parachute Compensation” beginning on page 52.

We are asking our stockholders to indicate their approval of the various change in control payments which our named executive officers will or may be eligible to receive in connection with the merger. These payments are described in the section entitled “The Merger (Proposal No. 1)—Interests of Certain Persons in the Merger—Information about Golden Parachute Compensation” beginning on page 52.  The arrangements pursuant to which these compensation payments may be made are part of our overall compensation program for our named executive officers.  These arrangements were adopted and approved by the compensation committee, which is composed solely of independent directors.  We believe that these arrangements are reasonable and in line with marketplace norms.

Accordingly, we are seeking approval of the following resolution at the special meeting:

“RESOLVED, that the stockholders of Ness approve, solely on an advisory basis, the golden parachute compensation that may be paid to Ness’s named executive officers in connection with the merger, as disclosed in the proxy statement pursuant to Item 402(t) of Regulation S-K in the section entitled “The Merger (Proposal No. 1)—Interests of Certain Persons in the Merger—Information about Golden Parachute Compensation” beginning on page 52.

Stockholders should note that this non-binding proposal regarding certain merger-related executive compensation arrangements is merely an advisory vote that will not be binding on Ness, our board of directors, Parent or Merger Sub. Further, the underlying arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the merger is consummated our named executive officers will be eligible to receive the various change in control payments in accordance with the terms and conditions applicable to those payments.

Vote Required for Approval and Board Recommendation

Approval of the non-binding proposal regarding certain merger-related executive compensation arrangements requires an affirmative vote of a majority of the votes present that are entitled to vote at the special meeting, assuming a quorum is present. For the non-binding proposal regarding certain merger-related executive compensation arrangements, you may vote “FOR,” “AGAINST” or “ABSTAIN.” For purposes of this proposal, abstentions will be counted in tabulating the votes cast and will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will not be counted in tabulating the votes cast and will not have an effect on the non-binding proposal regarding certain merger-related executive compensation arrangements. If you fail to submit a proxy or fail to vote in person at the special meeting, the shares of Ness common stock not voted will not be counted in respect of, and will not have an effect on, the non-binding proposal regarding certain merger-related executive compensation arrangements.

Our board of directors recommends that you vote “FOR” approval of the non-binding proposal regarding certain merger-related executive compensation arrangements.

MARKET PRICE OF NESS COMMON STOCK

Our common stock is quoted on the Nasdaq Global Select Market and the Tel Aviv Stock Exchange under the symbol “NSTC.” The following table shows the high and low per share sale prices of our common stock for each full quarterly period within the two most recent fiscal years, as reported on the Nasdaq Global Select Market. These prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.
	Price Range
	High	Low
2009
First Quarter	$4.47	$2.36
Second Quarter	$4.18	$2.70
Third Quarter	$8.37	$3.92
Fourth Quarter	$7.95	$4.84

2010
First Quarter	$6.74	$4.95
Second Quarter	$7.30	$4.17
Third Quarter	$4.92	$4.12
Fourth Quarter	$6.00	$4.17

2011
First Quarter	$6.72	$5.27
Second Quarter (through June 28, 2011)	$7.63	$5.73

On June 9, 2011, the last trading day prior to the public announcement of the merger agreement, the last reported sale price per share of our common stock on the Nasdaq Global Select Market was $6.59.  On [•], 2011, the most recent practicable date before this proxy statement was mailed to our stockholders, the last reported sale price per share of our common stock on the Nasdaq Global Select Market was $[•].

You are encouraged to obtain current market quotations for our common stock before making any decision with respect to the merger.

We have never paid any cash dividends. We currently intend to retain our future earnings to finance the operation and expansion of our business, and we do not anticipate paying cash dividends on our common stock in the foreseeable future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock by:

•	each of our directors,

•	each of our named executive officers,

•	all of our directors and executive officers as a group, and

•
each person, or group of affiliated persons, known to us to beneficially own 5% or more of our outstanding common stock as reflected in such person’s filings with the SEC or as otherwise provided to us.

Beneficial ownership of shares is determined in accordance with Rule 13d-3 promulgated under the Exchange Act and generally includes any shares over which a person exercises sole or shared voting or investment power.  The table includes the number of shares underlying options that are exercisable within 60 days of June 22, 2011.  Common stock subject to these options is deemed to be outstanding for the purpose of computing the ownership percentage of the person holding them, but is not deemed to be outstanding for the purpose of computing the ownership percentage of any other person.  As of June 22, 2011, 38,148,992 shares of common stock were issued and outstanding.

Unless otherwise indicated, the address for all of the named executive officers, directors and stockholders named below is c/o Ness Technologies, Inc., Ness Tower, Atidim High-Tech Industrial Park, Building 4, Tel Aviv 61580, Israel.  Except as otherwise indicated, the beneficial owners named in the table below have sole voting and investment power with respect to all shares of capital stock held by them.

Name	Shares of Common Stock Beneficially Owned	Percentage of Shares Beneficially Owned (%)
5% or Greater Stockholders
Citi Venture Capital International (1)	3,657,667	9.6
Invesco Ltd. (2)	2,836,970	7.4
Hotchkis & Wiley Capital Management, LLC (3)	2,369,039	6.2
Paradigm Capital Management, Inc. (4)	2,356,641	6.2
Brandywine Global Investment Management, LLC (5)	2,114,307	5.5

Directors and Named Executive Officers
Sachi Gerlitz (6)	778,334	2.0
Ofer Segev (7)	286,666	*
Michael Zinderman (8)	157,084	*
Effi Kotek (9)	130,417	*
Milan Sameš	—	—
Ajit Bhushan (10)	—	—
Satyam C. Cherukuri (11)	54,219	*
P. Howard Edelstein (12)	39,219	*
Gabriel Eichler (13)	34,219	*
Dan S. Suesskind (14)	54,219	*
Morris Wolfson (15)	837,385	2.2
All directors and executive officers as a group (14 persons) (16)	2,561,569	6.4

*	Represents less than 1%

(1)
Based solely upon a Schedule 13D/A filed with the SEC on June 10, 2011, CVCIGP II Jersey Investment L.P. (“CVCIGP II Jersey”), Citigroup Venture Capital International Investment G.P. Limited (“CVCI GP”), Citigroup Venture Capital International Delaware Corporation (“CVCID”), Citicorp International Finance Corporation (“CIFC”), Citicorp Banking Corporation (“CBC”) and Citigroup Inc. (“Citigroup”) are the beneficial owners of 3,657,667 shares of common stock that are owned directly by CVCIGP II Jersey, and indirectly by CVCI GP (as general partner of CVCIGP II Jersey), CVCID (through its ownership of CVCI GP), CIFC (through its ownership of CVCID), CBC (through its ownership of CIFC) and Citigroup (through its ownership of CBC).  Not included in the table are an additional 597 shares of common stock owned directly by another subsidiary of Citigroup, and indirectly by Citigroup, with respect to which each of CVCIGP II Jersey, CVCI GP, CVCID, CIFC and CBC disclaims beneficial ownership.  The principal address of CVCIGP II Jersey and CVCI GP is 26 New Street, St. Helier, Jersey, Channel Islands, JE4 8PP; the principal address of CVCID, CIFC and CBC is One Penn’s Way, New Castle, Delaware 19720; and the principal business address of Citigroup is 399 Park Avenue, New York, New York 10043.

(2)
Based solely on a Schedule 13F-HR/A filed with the SEC on May 27, 2011, Invesco Ltd. is the beneficial owner of 2,836,970 shares of common stock held by its subsidiaries Invesco Advisers, Inc. and Invesco PowerShares Capital Management LLC. Invesco Advisers, Inc. has sole voting and investment power over 2,806,621 such shares, and Invesco PowerShares Capital Management has sole voting and investment power over 30,349 such shares. The address of Invesco Ltd. is 1555 Peachtree Street NE, Atlanta, GA 30309.

(3)
Based solely on a Schedule 13F-HR filed with the SEC on May 13, 2011, Hotchkis and Wiley Capital Management, LLC is the beneficial owner of 2,369,039 shares of common stock. Hotchkis and Wiley Capital Management, LLC has sole voting power over 847,800 such shares and sole investment power over all such shares. The address of Hotchkis and Wiley Capital Management, LLC is 725 S. Figueroa Street, 39th Floor, Los Angeles, CA 90017.

(4)
Based solely on a Schedule 13F-HR filed with the SEC on May 10, 2011, Paradigm Capital Management, Inc. is the beneficial owner of 2,356,641 shares of common stock. The address of Paradigm Capital Management, Inc. is Nine Elk Street, Albany, New York 12207.

(5)
Based solely upon a Schedule 13F-HR filed with the SEC on May 13, 2011, Brandywine Global Investment Management, LLC is the beneficial owner of 2,114,307 shares of common stock. Brandywine Global Investment Management, LLC has sole voting power over 1,703,890 such shares and sole investment power over all such shares. The address of Brandywine Global Investment Management, LLC is 2929 Arch Street, 8th Floor, Philadelphia, PA 19104.

(6)	Consists of 23,750 shares of common stock and 754,584 shares of our common stock issuable upon exercise of stock options held by Mr. Gerlitz.

(7)	Consists of 28,750 shares of common stock and 257,916 shares of our common stock issuable upon exercise of stock options held by Mr. Segev.

(8)	Consists of 6,667 shares of common stock and 150,417 shares of our common stock issuable upon exercise of stock options held by Mr. Zinderman.

(9)	Consists of 6,667 shares of common stock and 123,750 shares of our common stock issuable upon exercise of stock options held by Mr. Kotek.

(10)
Mr. Bhushan has an indirect interest in the common stock held by CVCI through his participation in carried interest and co-investment arrangements with the CVCI Growth Fund, which interests are held in a personal trust established for the purposes of estate planning.

(11)	Consists of 10,886 shares of common stock and 43,333 shares of our common stock issuable upon exercise of stock options held by Mr. Cherukuri.

(12)	Consists of 10,886 shares of common stock and 28,333 shares of our common stock issuable upon exercise of stock options held by Mr. Edelstein.

(13)	Consists of 10,886 shares of common stock and 23,333 shares of our common stock issuable upon exercise of stock options held by Mr. Eichler.

(14)	Consists of 10,886 shares of common stock and 43,333 shares of our common stock issuable upon exercise of stock options held by Mr. Suesskind.

(15)
Consists of 10,886 shares of common stock, 13,333 shares of our common stock issuable upon exercise of stock options held by Mr. Wolfson individually, and 813,166 shares of common stock held by Morris Wolfson Family LP, a family limited partnership of which Arielle Wolfson, Mr. Wolfson’s wife, is the general partner. Mr. Wolfson disclaims beneficial ownership of the shares held by Morris Wolfson Family LP except to the extent of his equity interest therein. The address of Morris Wolfson Family LP is One State Street Plaza, New York, New York 10004.

(16)
Consists of 956,153 shares of our common stock and 1,605,416 shares of our common stock issuable upon exercise of stock options.  Included in the above calculations are 22,723 shares of common stock and 167,084 shares of our common stock issuable upon exercise of stock options beneficially owned by three executive officers who are not named executive officers and are therefore not specifically identified in the table.

APPRAISAL RIGHTS

Under the DGCL, if you do not wish to accept the merger consideration provided for in the merger agreement, you have the right to seek appraisal of your shares of common stock and to receive payment in cash for the fair value of your shares of common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The “fair value” of your shares of common stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the $7.75 per share that you are otherwise entitled to receive under the terms of the merger agreement. These rights are known as appraisal rights. Our stockholders who elect to exercise appraisal rights must not vote in favor of the proposal to adopt the merger agreement and must comply with the provisions of Section 262 of the DGCL, in order to perfect their rights. Strict compliance with the statutory procedures in Section 262 is required. Failure to follow precisely any of the statutory requirements may result in the loss of your appraisal rights.

This section is intended as a brief summary of the material provisions of the Delaware statutory procedures that a stockholder must follow in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements, and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex D to this proxy statement. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

Section 262 requires that where a merger agreement is to be submitted for adoption at a meeting of stockholders, the stockholders be notified that appraisal rights will be available not less than 20 days before the meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes our notice to our stockholders that appraisal rights are available in connection with the merger, in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex D. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares of common stock, you must satisfy each of the following conditions: You must deliver to us a written demand for appraisal of your shares of common stock before the vote is taken to approve the proposal to adopt the merger agreement, which must reasonably inform us of the identity of the holder of record of shares of common stock who intends to demand appraisal of his, her or its shares of common stock; and you must not vote or submit a proxy in favor of the proposal to adopt the merger agreement.

If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive payment for your shares of common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of common stock. A holder of shares of common stock wishing to exercise appraisal rights must hold of record the shares of common stock on the date the written demand for appraisal is made and must continue to hold the shares of common stock of record through the effective time of the merger, because appraisal rights will be lost if the shares of common stock are transferred prior to the effective time of the merger. Voting against or failing to vote for the proposal to adopt the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262. A signed proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote against the proposal to adopt the merger agreement or abstain from voting on the proposal to adopt the merger agreement. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the merger agreement.

All demands for appraisal should be addressed to Ness Technologies, Inc., Attention: Corporate Secretary, Ness Tower, Atidim High-Tech Industrial Park, Building 4, Tel Aviv 61580, Israel, and must be delivered before the vote is taken to approve the proposal to adopt the merger agreement at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of common stock. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares of common stock.

To be effective, a demand for appraisal by a stockholder of common stock must be made by, or in the name of, the record stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s) or in the transfer agent’s records, in the case of uncertificated shares. The demand cannot be made by the beneficial owner if he or she does not also hold the shares of common stock of record. The beneficial holder must, in such cases, have the registered owner, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of common stock. If you hold your shares of common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

If shares of common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity. If the shares of common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of common stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of common stock as to which appraisal is sought. Where no number of shares of common stock is expressly mentioned, the demand will be presumed to cover all shares of common stock held in the name of the record owner.

Within ten days after the effective time of the merger, the surviving corporation in the merger must give written notice that the merger has become effective to each of our stockholders who has properly filed a written demand for appraisal and who did not vote in favor of the proposal to adopt the merger agreement. At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the cash payment specified by the merger agreement for that stockholder’s shares of common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the merger will require written approval of the surviving corporation. Unless the demand is properly withdrawn by the stockholder within 60 days after the effective date of the merger, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Court deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration offered pursuant to the merger agreement.

Within 120 days after the effective time of the merger, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of common stock held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition, and holders should not assume that the surviving corporation will file a petition. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previous written demand for appraisal. In addition, within 120 days after the effective time of the merger, any stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement, upon written request, will be entitled to receive from the surviving corporation, a statement setting forth the aggregate number of shares of common stock not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after such written request has been received by the surviving corporation. A person who is the beneficial owner of shares of common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the surviving corporation such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of common stock and with whom agreements as to the value of their shares of common stock have not been reached. After notice to stockholders who have demanded appraisal, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Delaware Court of Chancery may require stockholders who have demanded payment for their shares of common stock to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of common stock, the Delaware Court of Chancery will appraise the shares of common stock, determining their fair value as of the effective time of the merger after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the value is determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the certificates representing their shares of common stock. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment.

You should be aware that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, is not an opinion as to, and does not otherwise address, fair value under Section 262. Although we believe that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Moreover, we do not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of common stock is less than the merger consideration. In determining “fair value,” the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of common stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares of common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of common stock, other than with respect to payment as of a record date prior to the effective time of the merger. However, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the $7.75 per share cash payment (without interest) for his, her or its shares of common stock pursuant to the merger agreement.

In view of the complexity of Section 262 of the DGCL, our stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

OTHER MATTERS

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.   However, if other matters properly come before the meeting or any adjournment thereof, and if discretionary authority to vote with respect thereto has been conferred by the enclosed proxy, the persons named in the proxy will vote the proxy in accordance with their best judgment as to such matters.

Future Stockholder Proposals

If the merger is completed, we will no longer have public stockholders and there will be no public participation in any future meeting of stockholders.  If the merger is not completed prior to such time as we would be required under the DGCL to hold our next annual meeting of stockholders, we would hold an annual meeting of stockholders (the “annual meeting”).  Any stockholder nominations or proposals for other business intended to be presented at the annual meeting must be submitted to us as set forth below.

A stockholder proposal submitted pursuant to Rule 14a-8 under the Exchange Act for inclusion in our proxy statement and form of proxy for the annual meeting must be received by us a reasonable time before we begin to print and send our proxy materials for the annual meeting.  Such a proposal must also comply with the requirements as to form and substance established by the SEC for such proposals.  Our amended and restated by-laws require that any stockholder proposal that is not submitted for inclusion in the proxy statement for the annual meeting under Rule 14a-8 promulgated under the Exchange Act, but is instead sought to be presented directly at the annual meeting, must be received at our principal executive offices not less than 90 days and not more than 120 days prior to the first anniversary of our previous annual meeting of stockholders, except that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to our web site, investor.ness.com. Our website address is provided as an inactive textual reference only. The information provided on our website, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement, and therefore is not incorporated herein by reference.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting.

•	Annual Report on Form 10-K filed with the SEC on March 4, 2011, as amended by the Form 10-K/A filed with the SEC on April 29, 2011;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011 filed with the SEC on May 5, 2011; and

•	Current Report on Form 8-K filed with the SEC on June 10, 2011.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to our Corporate Secretary, at our headquarters at Ness Tower, Atidim High-Tech Industrial Park, Building 4, Tel Aviv 61580, Israel; or from our proxy solicitor, [•], toll-free at [•]; or from the SEC through the SEC website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF NESS COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [•], 2011. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

AGREEMENT AND PLAN OF MERGER

among

JERSEY HOLDING CORPORATION,

JERSEY ACQUISITION CORPORATION

and

NESS TECHNOLOGIES, INC.

Dated as of June 10, 2011

A-i

A-ii

Section 8.12	Headings	A-56
Section 8.13	Interpretation	A-57
Section 8.14	Disclosure Schedules	A-57
Section 8.15	Definitions	A-57

EXHIBITS

Exhibit A – Certificate of Incorporation
Exhibit B – Bylaws

A-iii

AGREEMENT AND PLAN OF MERGER, dated as of June 10, 2011 (the "Agreement"), among Jersey Holding Corporation, a Delaware corporation ("Parent"), Jersey Acquisition Corporation, a Delaware corporation and a direct wholly owned subsidiary of Parent ("Merger Sub"), and Ness Technologies, Inc., a Delaware corporation (the "Company").

WHEREAS, a committee of independent directors (the "Special Committee") of the Board of Directors of the Company was formed for the purposes of, among other matters, (i) reviewing, evaluating and negotiating a strategic transaction and (ii) recommending to the full Board of Directors of the Company for its approval, what action, if any, should be taken by the Company with respect to such strategic transaction;

WHEREAS, after reviewing, evaluating and negotiating the merger of Merger Sub with and into the Company (the "Merger") upon the terms and subject to the conditions set forth in this Agreement in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), the Special Committee has unanimously determined, and the Board of Directors of the Company has unanimously, by those present, determined, that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement with Parent and Merger Sub providing for the Merger, upon the terms and subject to the conditions set forth in this Agreement, and each of the Special Committee and the Board of Directors of the Company has approved and adopted this Agreement in accordance with the DGCL, upon the terms and subject to the conditions set forth in this Agreement, and recommended its approval and adoption by the stockholders of the Company;

WHEREAS, the Board of Directors of Merger Sub has approved and adopted this Agreement and approved the Merger and the other transactions contemplated by this Agreement;

WHEREAS, the Board of Directors of Parent, and Parent, as the sole stockholder of Merger Sub, in each case, has approved and adopted this Agreement and approved the Merger and the other transactions contemplated by this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements specified in this Agreement in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

THE MERGER

Section 1.1  The Merger.  At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation") and a wholly owned subsidiary of Parent.

Section 1.2  Closing.  The closing of the Merger (the "Closing") shall take place at the offices of Ropes & Gray LLP, 1211 Avenue of the Americas, New York, New York at 9:00 a.m., local time, on a date to be specified by the parties (the "Closing Date") which shall be no later than the second business day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions),  or at such other place, date and time as the Company and Parent may agree in writing.

Section 1.3  Effective Time.  On the Closing Date, immediately after the Closing, the parties shall cause the Merger to be consummated by executing and filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware and make all other filings or recordings required under the DGCL in connection with the Merger.  The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as the parties shall agree and as shall be set forth in the Certificate of Merger (such time as the Merger becomes effective is referred to herein as the "Effective Time").

Section 1.4  Effects of the Merger.  The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the DGCL and the other applicable Laws of the State of Delaware.  At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company.

Section 1.5  Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a)  The certificate of incorporation attached hereto as Exhibit A, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and the provisions of this Agreement and applicable Law, in each case consistent with the obligations set forth in Section 5.9.

(b)  The bylaws attached hereto as Exhibit B, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and the provisions of this Agreement and applicable Law, in each case consistent with the obligations set forth in Section 5.9.

Section 1.6  Directors.  Subject to applicable Law, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.7  Officers.  The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1  Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

(a)  Conversion of Company Common Stock.  Subject to Sections 2.1(b), 2.1(d) and 2.1(e), each issued and outstanding share of common stock, par value $0.01 per share, of the Company outstanding immediately prior to the Effective Time (such shares, collectively, "Company Common Stock," and each, a "Share"), other than any Cancelled Shares (to the extent provided for in Section 2.1(b)) and any Dissenting Shares (to the extent provided for in Section 2.1(e)), shall thereupon be converted automatically into and shall thereafter represent the right to receive $7.75 per share in cash, without any interest thereon (the "Merger Consideration").  All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1 shall be automatically cancelled and shall cease to exist, and the holders of certificates which immediately prior to the Effective Time represented such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration.

(b)  Company, Parent and Merger Sub-Owned Shares.  Each Share that is owned, directly or indirectly, by the Company, Parent or Merger Sub immediately prior to the Effective Time or held by the Company immediately prior to the Effective Time (in each case, other than any such Shares held on behalf of third parties) (the "Cancelled Shares") shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)  Conversion of Merger Sub Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.  From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d)  Adjustments.  If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Merger Consideration shall be equitably adjusted to reflect such change, provided, that nothing in this Section 2.1(d) shall be construed to permit the Company or its Subsidiaries to take any action that is prohibited by the terms of this Agreement.

(e)  Dissenting Shares.

(i)  Notwithstanding anything contained in this Agreement to the contrary, no Shares issued and outstanding immediately prior to the Effective Time, the holder of which (A) has not voted in favor of the Merger or consented thereto in writing, (B) has demanded its rights to appraisal in accordance with Section 262 of the DGCL, and (C) has not effectively withdrawn or lost its rights to appraisal (the "Dissenting Shares"), shall be converted into or represent a right to receive the Merger Consideration pursuant to Section 2.1(a).  By virtue of the Merger, all Dissenting Shares shall be cancelled and shall cease to exist and shall represent the right to receive only those rights provided under the DGCL.  From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of a member or equity owner of the Surviving Corporation.

(ii)  Notwithstanding the provisions of this Section 2.1(e), if any holder of Shares who demands dissenters' rights shall effectively withdraw or lose (through failure to perfect or otherwise) the right to dissent or its rights of appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder's Shares shall no longer be Dissenting Shares and shall automatically be converted into and represent only the right to receive Merger Consideration, without any interest thereon.

(iii)  The Company shall give Parent (A) prompt notice of any written demands for dissenters' rights of any Shares, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company which relate to any such demand for dissenters' rights and (B) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for dissenters' rights under the DGCL.  The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for dissenters' rights or offer to settle or settle any such demands.

Section 2.2  Exchange of Certificates.

(a)  Payment Deposit.  At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited (x) with one or more paying agents selected by Parent and reasonably acceptable to the Company (the "Paying Agent"), in trust for the benefit of holders of the Shares, cash in U.S. dollars sufficient to pay the aggregate Merger Consideration (less the amount required to be held in the Option Proceeds Account pursuant to Section 5.5(a)(v)) in exchange for all of the Shares outstanding immediately prior to the Effective Time (other than the Cancelled Shares and the Dissenting Shares), payable upon due surrender of the certificates that immediately prior to the Effective Time represented Shares ("Certificates") (or effective affidavits of loss in lieu thereof) or non-certificated Shares represented by book-entry ("Book-Entry Shares") pursuant to the provisions of this Article II  (such cash being hereinafter referred to as the "Exchange Fund") and (y) to the extent necessary, with the Surviving Corporation the Option and Stock-Based Consideration payable pursuant to Section 5.5.

(b)  Payment Procedures.

(i)  As soon as reasonably practicable after the Effective Time, (x) the Paying Agent shall mail to each holder of record of Shares whose Shares were converted into the Merger Consideration pursuant to Section 2.1, (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may mutually agree) and (B) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration and (y) the Surviving Corporation shall pay to each holder of a Company Stock Option or a Company Stock-Based Award, a check in an amount due and payable to such holder pursuant to Section 5.5 of this Agreement in respect of such Company Stock Option or Company Stock-Based Award.

(ii)  Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent (including a declaration form in which the holder of record states whether the holder is a resident of Israel as defined in the Income Tax Ordinance of Israel (New Version), 1961 (the "Ordinance")) the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor a check in an amount equal to the product of (x) the number of Shares represented by such holder's properly surrendered Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares multiplied by (y) the Merger Consideration.  No interest will be paid or accrued on any amount payable upon due surrender of Certificates or Book-Entry Shares.  In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(iii)  Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Shares such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986 (the "Code"), the Ordinance or any provision of U.S. or Israeli state or local law, or any other applicable foreign Tax Law with respect to the making of such payment.  To the extent that amounts are so withheld or deducted, such withheld or deducted amounts shall be (i) paid over to the applicable Governmental Entity and (ii) treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding were made.

(c)  Closing of Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation or Parent for transfer, they shall be cancelled and exchanged for a check in the proper amount pursuant to this Article II.

(d)  Termination of Exchange Fund.  Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares for one (1) year after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holders of Shares who have not surrendered their Shares in accordance with Section 2.2 shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Shares.

(e)  No Liability.  Notwithstanding anything herein to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f)  Investment of Exchange Fund.  The Paying Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided, however, that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government.  Any interest and other income resulting from such investments shall be paid to the Surviving Corporation pursuant to Section 2.2(d).

(g)  Lost Certificates.  In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (A) set forth in the definitive disclosure schedule (in accordance with Section 8.14) delivered by the Company to Parent immediately prior to the execution of this Agreement (the "Company Disclosure Schedule") or (B) disclosed in reasonable detail in the Company SEC Documents filed since December 31, 2010 and prior to the date of this Agreement, other than disclosures in such Company SEC Documents contained in the "Risk Factors" and "Forward Looking Statements" sections thereof or any other disclosures therein which are forward-looking in nature (it being understood that any disclosure in such Company SEC Documents shall be deemed disclosed with respect to any Section of this Article III only to the extent that it is readily apparent from a reading of such disclosure that it is applicable to such Section), the Company represents and warrants to Parent and Merger Sub that the statements contained in this Article III are true and correct as of the date hereof and as of the Closing Date (or, if a specific date is indicated in any such statement, as of such specified date):

Section 3.1  Qualification, Organization.

(a)  Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or to prevent or materially delay or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement.  As used in this Agreement, any reference to any facts, circumstances, events or changes having a "Company Material Adverse Effect" means such facts, circumstances, events, or changes that are materially adverse to the business assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, but shall not include facts, circumstances, events or changes to the extent (a) generally affecting the industry in which the Company and its Subsidiaries operate or the economy or the financial, credit or capital markets in the United States or elsewhere in the world, including regulatory conditions or developments or changes in interest or exchange rates, so long as such facts, circumstances, events or changes do not adversely affect the Company and its Subsidiaries in a materially disproportionate manner relative to other participants in the industry in which the Company and its Subsidiaries operate, or (b) arising out of, resulting from or attributable to (i) the announcement of this Agreement, the Merger or any of the other transactions contemplated by this Agreement (including the reaction of any customers of the Company and its Subsidiaries to such announcement); provided that this clause (i) shall be disregarded to the extent “Company Material Adverse Effect” modifies or qualifies the representations and warranties in Section 3.3(b) or Section 3.3(c), (ii) any stockholder litigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to this Agreement or the transactions contemplated by this Agreement to the extent such breach or violation does not otherwise constitute a breach of the representations and warranties of the Company set forth in this Agreement, (iii) changes in applicable Law, GAAP or accounting standards, (iv) changes in the market price or trading volume of the Company Common Stock, (v) changes in any analyst's recommendations, any financial strength rating or any other recommendations or ratings as to the Company or its Subsidiaries (including, in and of itself, any failure to meet analyst projections), (vi) the failure, in and of itself, of the Company to meet any internal or public projections, forecasts, targets or estimates of financial or operating performance (it being understood, however, that any facts, circumstances, events or changes causing or contributing to any change or failure described in clauses (iv), (v) and (vi) may, except as otherwise provided in this definition, be taken into account in determining whether a Company Material Adverse Effect has occurred) or (vii) an outbreak or escalation of war, armed hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency or any governmental or other response or reaction to any of the foregoing, whether in Israel or elsewhere, so long as with respect to items (iii) and (vii), such facts, circumstances, events or changes do not adversely affect the Company and its Subsidiaries in a materially disproportionate manner relative to other participants in the industry in which the Company and its Subsidiaries operate.  The Company has made available to Parent prior to the date of this Agreement a true and complete copy of the Company's and each of its Subsidiaries' amended and restated certificate of incorporation, bylaws, and other organizational documents, each as amended through the date of this Agreement.  Neither the Company nor any of its Subsidiaries is in violation in any material respect of any material provision of its organizational documents.

(b)  Subsidiaries.  Section 3.1(b) of the Company Disclosure Schedule sets forth a complete and correct list of each Subsidiary of the Company, its place of organization and address.  Except as set forth on Section 3.1(b) of the Company Disclosure Schedule, all of the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary (i) are owned by the Company, by one or more wholly owned Subsidiaries of the Company or by the Company and one or more wholly owned Subsidiaries of the Company (ii) have been validly issued, free of preemptive rights, (iii) are fully paid and nonassessable, and (iv) are free and clear of all Liens, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens imposed by applicable securities Laws.  Except (A) for the capital stock of, or other equity or voting interests in, its Subsidiaries, (B) for investments constituting cash equivalents or (C) investments that are immaterial to the Company, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any entity, other than capital stock of, or other equity or voting interests in, any entity that represents less than one percent (1%) of the issued and outstanding shares of capital stock of, or other equity or voting interests in, such entity.

Section 3.2  Capital Stock.

(a)  The authorized capital stock of the Company consists of 76,500,000 shares of Company Common Stock and 8,500,000 shares of preferred stock, par value $0.01 per share ("Company Preferred Stock").  As of close of business on June 9, 2011, (i) 38,148,992 shares of Company Common Stock were issued and outstanding, (ii) 1,827,904 shares of Company Common Stock were held in treasury, (iii) 8,745,604 shares of Company Common Stock were reserved for issuance under the equity incentive plans of the Company (the "Company Stock Plans") (including 4,627,707 shares reserved for issuance upon exercise of outstanding Company Stock Options and settlement of outstanding restricted stock units), and (iv) no shares of Company Preferred Stock were issued or outstanding.  All outstanding shares of Company Common Stock, and all shares of Company Common Stock reserved for issuance as noted in clause (iii), when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights.  No Subsidiary of the Company owns any Shares.

(b)  Section 3.2(b) of the Company Disclosure Schedule sets forth as of the close of business on June 7, 2011, a list of each outstanding Company equity award, stock option, restricted stock unit or phantom stock award ("Company Equity Award") granted under the Company Stock Plans and (A) the name of the holder of such Company Equity Award, (B) the number of shares subject to such outstanding Company Equity Award, (C) the exercise price, purchase price or similar pricing of such Company Equity Award, (D) the date on which such Company Equity Award was granted or issued, (E) the applicable vesting schedule, and the extent to which such Company Equity Award is vested and exercisable as of the date hereof, and (F) with respect to any Company stock options, the date on which such Company stock option expires.  All Company shares subject to issuance under the Company Stock Plans, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

(c)  Except as set forth in subsections (a) and (b) above, as of the date of this Agreement, (i) the Company does not have any shares of its capital stock issued or outstanding, and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests, or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary.  From the close of business on December 31, 2010 through the date of this Agreement, except for stock repurchases by the Company prior to March 9, 2011 disclosed in the Company SEC Documents filed prior to the date of this Agreement, there has been no reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to the Company Common Stock or any other capital stock of the Company.

(d)  Except for awards to acquire or receive shares of Company Common Stock under any equity incentive plan of the Company and its Subsidiaries, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(e)  There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

Section 3.3  Corporate Authority Relative to This Agreement; No Violation.

(a)  The Company has all requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Special Committee and the Board of Directors of the Company and, except for (i) the Company Stockholder Approval, and (ii) the filing of the Certificate of Merger with the Secretary of State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby.  The Special Committee, at a meeting duly called and held, unanimously (i) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the stockholders of the Company (other than Parent and its affiliates) and (ii) recommended to the Board of Directors of the Company that it approve and declare advisable this Agreement and the other transactions contemplated by this Agreement, including the Merger.  The Board of Directors of the Company, at a meeting duly called and held, unanimously by those present, (i) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the stockholders of the Company, (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) declared this Agreement advisable, and (iv) resolved to recommend that the Company's stockholders approve and adopt this Agreement and the transactions contemplated hereby (the "Recommendation").  This Agreement has been duly and validly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

(b)  Other than in connection with or in compliance with (i) the DGCL, (ii) the Securities Exchange Act of 1934 (the "Exchange Act"), (iii) the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (iv) the Israeli Restrictive Trade Practices Act, 1988 (the "RTPA") and (v) the approvals set forth on Section 3.3(b) of the Company Disclosure Schedule (collectively, the "Company Approvals"), and subject to the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.9, no authorization, consent or approval of, or filing with, any supranational, national, state or foreign government or any administrative agency, commission or stock exchange, exercising any regulatory or other governmental or quasi-governmental authority, including the NASDAQ Global Market, the New York Stock Exchange, the Tel Aviv Stock Exchange ("TASE"), the Office of the Chief Scientist of the Israeli Ministry of Trade & Industry ("OCS"), and the Investment Center of the Israeli Ministry of Trade & Industry (the "Investment Center"), the Israeli Tax Authority (each of the foregoing, a "Governmental Entity") is required to be obtained or made by the Company in connection with the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the Merger and other transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, or to prevent or materially delay or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement.

(c)  The execution, delivery and performance of this Agreement by the Company, and, except as described in Section 3.3(b), the consummation of the transactions contemplated hereby, including the Merger, does not and will not (i) contravene or conflict with, or result in any violation, breach or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a "Lien"), other than any such Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due, being contested in good faith or for which adequate accruals or reserves have been established, (B) which is a carriers', warehousemen's, mechanics', materialmen's, repairmen's or other similar lien arising in the ordinary course of business, (C) which is disclosed on the most recent consolidated balance sheet of the Company or notes thereto or securing liabilities reflected on such balance sheet or (D) which is a negative pledge covenant incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of the Company (each of the foregoing, a "Permitted Lien"), upon any of the properties or assets of the Company or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws or other equivalent organizational document, in each case as amended, of the Company or any of its Subsidiaries or (iii) conflict with or violate any applicable Laws, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that has not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)  The Company has received the waivers and consents attached to Section 3.3(d) of the Company Disclosure Schedule (the "Debt Consents").  The Debt Consents and the Subject Arrangements (as defined in the Debt Consents) are in full force and effect and have not been withdrawn or terminated or otherwise amended or modified in any material respect without the prior written consent of Parent (provided that the Company may, without such consent, refinance, amend or modify any Subject Arrangement that matures prior to Closing in a manner consistent with the condition set forth in Section 6.3(c)(i)) and neither the Company nor any of its Subsidiaries is in default or material breach (and would not be in default or material breach with or without the lapse of time or both) of any of the terms or conditions set forth in the Debt Consents or the Subject Arrangements.

(e)  Takeover Statutes.  The Board of Directors of the Company has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.  To the knowledge of the Company, no other state or foreign takeover statutes apply to this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

Section 3.4  Reports and Financial Statements.

(a)  The Company has timely filed or furnished all forms, documents and reports required to be filed or furnished prior to the date of this Agreement by it with the Securities and Exchange Commission (the "SEC") since December 31, 2009 (the "Company SEC Documents"), the Israeli Securities Authority ("ISA") and TASE since December 31, 2009  (collectively, the "Company Foreign Filings").  The Company has made available to Parent (including through the electronic data gathering, analysis and retrieval database of the SEC) all such Company SEC Documents and Company Foreign Filings that it has so filed or furnished prior to the date hereof”.  As of their respective dates, or, if amended, as of the date of the last such amendment, the Company SEC Documents and the Company Foreign Filings complied in all material respects with the requirements of the Securities Act of 1933 and the Exchange Act, and any applicable Israeli Laws, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents, or Company Foreign Filings, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  None of the Company’s Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC, ISA or with any other similar foreign securities authority.

(b)  The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with United States generally accepted accounting principles ("GAAP") (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(c)  Internal Controls and Procedures.  The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act.  These disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act").  The Company's management has completed an assessment of the effectiveness of the Company's internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2010, and such assessment concluded that such controls were effective.

(d)  No Undisclosed Liabilities.  Except (a) as reflected or reserved against in the Company's consolidated balance sheets (or the notes thereto) included in the Company SEC Documents, (b) permitted or contemplated by this Agreement, (c) for liabilities and obligations incurred in the ordinary course of business since December 31, 2010 and (d) liabilities or obligations which have been discharged or paid in full in the ordinary course of business, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether or not required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (or in the notes thereto), other than those which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.5  Compliance with Law; Permits.

(a)  The Company and each of its Subsidiaries are and, since January 1, 2010, have been in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, award, decree, stipulation, or agency requirement of any Governmental Entity (collectively, "Laws" and each, a "Law"), except where such non-compliance, default or violation has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.  Notwithstanding anything contained in this Section 3.5(a), no representation or warranty shall be deemed to be made in this Section 3.5(a) in respect of Environmental Laws or Tax, employee benefits or labor Law matters.

(b)  The Company and each of its Subsidiaries are in possession of all grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the "Company Permits"), except where the failure to have any of the Company Permits has not been and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.  All Company Permits are in full force and effect, except where the failure to be in full force and effect has not been and would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.  Neither the Company nor any of its Subsidiaries has received written notice from any Governmental Entity with respect to any violation of, suspension, reconsideration, imposition of penalties or fines, default or event giving rise to termination under any Company Permit, except where such violations, suspensions, reconsiderations, penalties, fines, defaults and terminations, individually or in the aggregate, have not been and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(c)  None of the Company, any of its Subsidiaries, any of their respective officers or directors, or, to the knowledge of the Company, any of the Company's affiliates (i) appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the United States Department of the Treasury ("OFAC") or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation; (ii) is otherwise a party with whom, or has its principal place of business or the majority of its business operations (measured by revenues) located in a country in which, transactions are prohibited by (A) United States Executive Order 13224, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism; (B) the United States Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001; (C) the United States Trading with the Enemy Act of 1917, as amended; (D) the United States International Emergency Economic Powers Act of 1977, as amended, (E) Israel's Trading with the Enemy Act of 1939, as amended,  (F) the foreign asset control regulations of the United States Department of the Treasury, or (G) any equivalent foreign Laws or rules applicable to the Company or any of its Subsidiaries; (iii) has been convicted of or charged with a felony relating to money laundering; or (iv) is under investigation by any Governmental Entity for money laundering.

Section 3.6  Environmental Laws and Regulations.

(a)  Except as have not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i)  the Company and its Subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws, (ii) since December 31, 2010, neither the Company nor any of its Subsidiaries has received any notices, demand letters or requests for information from any federal, state, local or foreign Governmental Entity indicating that the Company or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of its businesses, (iii) to the knowledge of the Company, no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, or in a manner giving rise to any liability under Environmental Law, from any properties leased by the Company or any of its Subsidiaries as a result of any activity of the Company or any of its Subsidiaries during the time such properties were leased by the Company or any of its Subsidiaries and (iv) neither the Company, its Subsidiaries nor any of their respective properties are subject to any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or written claim asserted or arising under any Environmental Law.  It is agreed and understood that no representation or warranty is made in respect of environmental matters in any Section of this Agreement other than this Section 3.6.

(b)  As used herein, "Environmental Law" means any Law relating to (x) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the date of this Agreement.

(c)  As used herein, "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law.  Hazardous Substance includes any substance to which exposure is regulated by any Governmental Entity or any Environmental Law including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

Section 3.7  Employee Benefit Plans.

(a)  Section 3.7(a) of the Company Disclosure Schedule sets forth a true and complete list of each material employee or director benefit plan, arrangement or agreement, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974 (together with the regulations and guidance promulgated thereunder, "ERISA"), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, retention, employment, change of control or fringe benefit plan, program or agreement (the "Company Benefit Plans") that is or has been sponsored, maintained or contributed to by the Company or any of its Subsidiaries.  This shall include, in Israel, manager’s insurance or other provident or pension funds which are not government-mandated but were set up to provide for the legal obligation of the Company or its Subsidiaries to pay statutory severance pay (Pitzuyay Piturim) under the Severance Pay Law 5723-1963 (the “Severance Pay Law”) or contribute to employee’s pension funds under the  Extension Order for Comprehensive Pension Insurance in the Economy Pursuant to the Collective Agreements Act, (5717 – 1957) (the “Pension Law”).

(b)  The Company has made available to Parent true and complete copies of each of the Company Benefit Plans and certain related documents, including, but not limited to, (i) each writing constituting a part of such Company Benefit Plan, including all amendments thereto; (ii) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any; and (iii) the most recent determination letter from the IRS (if applicable) for such Company Benefit Plan.

(c)  Except as have not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:  (i)  each of the Company Benefit Plans has been established, maintained and administered in all material respects with its terms and conditions and with the requirements prescribed by any and all applicable Laws, including, but not limited to, ERISA, the Code and in each case the regulations thereunder; (ii) each of the Company Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan; (iii) no Company Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code; (iv) no Company Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable Law or (B) death benefits or retirement benefits under any "employee pension plan" (as such term is defined in Section 3(2) of ERISA); (v) no liability under Title IV of ERISA has been incurred by the Company, its Subsidiaries or any ERISA Affiliate of the Company that has not been satisfied in full, and no condition exists that presents a risk to the Company, its Subsidiaries or any ERISA Affiliate of the Company of incurring a liability thereunder; (vi) no Company Benefit Plan is a "multiemployer pension plan" (as such term is defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; (vii) all contributions or other amounts payable by the Company or its Subsidiaries as of the date of this Agreement with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP; (viii) neither the Company nor its Subsidiaries has engaged in a transaction in connection with which the Company or its Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code; (ix) no Company Benefit Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued; and (x) there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto which would reasonably be expected to result in any liability of the Company or any of its Subsidiaries.  "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(d)  Except as set forth on Section 3.7(d) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (i) result in any material payment (including, without limitation, severance, unemployment compensation, "gross-up," forgiveness of indebtedness, indemnity with respect to any "parachute payment" or otherwise) becoming due to any director or any employee of the Company or any of its Subsidiaries (including any Israeli Employee) from the Company or any of its Subsidiaries under any Company Benefit Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Company Benefit Plan, including Company Share Option and Company SAR, (iii) result in any acceleration of the time of payment or vesting of any such benefits, (iv) require the funding of any such benefits or (v) limit the ability to amend or terminate any Company Benefit Plan or related trust.

Section 3.8  Absence of Certain Changes or Events.

(a)  Except as set forth on Section 3.8(a) of the Company Disclosure Schedule, (i) from December 31, 2010 through the date of this Agreement, (A) the businesses of the Company and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business consistent with past practice and (B) there has not been any event, development or state of circumstances that has had, or that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (ii) from March 31, 2011 through the date of this Agreement, no action or event has occurred that would have required consent of Parent under Section 5.1 of this Agreement had such action or event occurred after the date of this Agreement.

(b)  Since the date of this Agreement, there has not been any event, development or state of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.9  Investigations; Litigation.  Except as set forth on Section 3.9 of the Company Disclosure Schedule, as of the date of this Agreement, (a) there is no investigation or review pending (or, to the knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of its Subsidiaries, and (b) there are no actions, suits, inquiries, investigations or proceedings pending (or, to the knowledge of the Company, threatened) against or affecting the Company or any of its Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity, in each case of clause (a) or (b), which are or would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 3.10  Proxy Statement; Other Information.  None of the information provided by the Company to be included in the Proxy Statement will (a) at the time of the mailing of the Proxy Statement or any amendments or supplements thereto and (b) at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Proxy Statement, as to information supplied by the Company, will comply as to form in all material respects with the provisions of the Exchange Act.  The letter to stockholders, notice of meeting, proxy statement, forms of proxy to be distributed to stockholders in connection with the Merger and, if required or deemed advisable by Parent, to be filed under the Exchange Act, Schedule 13E-3 to be filed by the Company with the SEC are collectively referred to herein as the "Proxy Statement."  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the information supplied by Parent or Merger Sub or any of their respective Representatives that is contained or incorporated by reference in the Proxy Statement.

Section 3.11  Tax Matters.

(a)  Except as set forth on Section 3.11(a) of the Company Disclosure Schedule:

(i)  the Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate;

(ii)  the Company and each of its Subsidiaries have paid all material Taxes that are required to be paid by any of them;

(iii)  as of the date of this Agreement, except as set forth on Section 3.11(a)(iii) of the Company Disclosure Schedule, there are not pending or, to the knowledge of the Company, threatened, any audits, examinations, investigations or other proceedings in respect of material Taxes (except with respect to matters contested in good faith or for which adequate reserves have been established in accordance with GAAP);

(iv)  the Company has not been a "controlled corporation" or a "distributing corporation" for purposes of Section 355 of the Code in any distribution occurring during the two-year period ending on the date of this Agreement;

(v)  the Company and each of its Subsidiaries have withheld all material Taxes required to have been withheld for all periods for which the statute of limitations has not expired, and have complied with all material reporting requirements in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or any other party in accordance with applicable Laws;

(vi)  there is no written agreement in effect to extend the period of limitations for the assessment or collection of any material Tax for which the Company or any of its Subsidiaries may be liable;

(vii)  the Company and its Subsidiaries have no liability for any material Tax or any material portion of a Tax (or any amount calculated with reference to any material portion of a Tax) of any Person other than the Company or its Subsidiaries, including under United States Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as transferee or successor or by contract (other than pursuant to customary commercial contracts not primarily related to Taxes);

(viii)  no claim has ever been made by any authority in a jurisdiction where neither the Company nor its Subsidiaries file Tax Returns that the Company or its Subsidiaries are or may be subject to taxation by that jurisdiction;

(ix)  the transactions contemplated by this Agreement will not result in the payment or series of payments by the Company or any Subsidiary to any person of an "excess parachute payment" within the meaning of section 280G of the Code of 1986, or any other compensation payment which is not deductible for federal income tax purposes under the Code;

(x)  there are no Liens with respect to any material Taxes upon any of the assets and properties of the Company or its Subsidiaries;

(xi)  neither the Company nor any of its Subsidiaries has agreed to or is required to make any adjustments pursuant to section 481(a) of the Code or any similar provision of state, local, or foreign Law by reason of a change in accounting method initiated by it or any other relevant party and the Company has no knowledge of any Governmental Entity proposing any such adjustment or change in accounting method, nor does the Company or any its Subsidiaries have any application pending with any Governmental Entity requesting permission for any changes in accounting methods that relate to the business or assets of the Company or any its Subsidiaries; and

(xii)  neither the Company nor any of its Subsidiaries has participated or engaged in transactions that constitute "reportable transactions" as such term is defined in United States Treasury Regulation Section 1.6011-4(b)(1) (other than such transactions that have been properly reported or are not yet required to have been reported), or transactions that constitute "listed transactions" as such term is defined in United States Treasury Regulation Section 1.6011-4(b)(2).

(b)  Section 3.11(b) of the Company Disclosure Schedule contains a complete and accurate list of each jurisdiction in which the Company or any of its Subsidiaries benefits from (A) exemptions from taxation, Tax holidays, reduction in Tax rate or similar Tax reliefs and (B) other financial grants, subsidies or similar incentives granted by a Governmental Entity, whether or not relating to Taxes (together with the Tax incentives described in subclause (A), the "Incentives") and describes the details of such Incentives.  The Company and its Subsidiaries are in full compliance with all terms and conditions of any agreement or order relating to such Incentives in such jurisdictions where such Incentives are available, and have received no written notice from any Governmental Entity claiming that such Incentives were not, or will not in the future, be available.

(c)  As used in this Agreement, (i) "Taxes" means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers' compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added, and (ii) "Tax Return" means any return, report or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return or declaration of estimated Taxes.  It is agreed and understood that no representation or warranty is made in respect of Tax matters in any Section of this Agreement other than this Section 3.11.

Section 3.12  Labor Matters.

(a)  Except as set forth on Section 3.12(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union, works council or other labor organization, and to the knowledge of the Company, there are no formal activities, legal actions, election petitions, card check signing or union activities or union corporate campaigns of or by any labor union, trade union or other labor organization to organize any Company Employees.  Neither the Company nor any of its Subsidiaries, have been since December 31, 2009, and are not, subject to a dispute, strike or work stoppage except as have not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  To the knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of its Subsidiaries. There are no legal actions, claims, complaints, labor disputes or grievances pending, or, to the knowledge of the Company, threatened relating to any labor, safety or discrimination matters involving any Company Employee, including charges of unfair labor practices or objectionable conduct under applicable labor Laws or discrimination complaints, except for any of the foregoing which have not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)  The Company and each of its Subsidiaries is in compliance in all material respects with all Laws relating to labor and employment, including but not limited to Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, bonuses, pensions immigration, workers compensation, the WARN Act, working conditions, employee scheduling, occupational safety and health, family and medical leave,  employee terminations, and, with respect to Company Employees who reside or work in Israel ("Israeli Employees"), The Prior Notice to the Employee Law 2002, The Notice to Employee (Terms of Employment) Law 2002, the Prevention of Sexual Harassment Law (5758-1998), the Extension Order for Comprehensive Pension Insurance in the Economy Pursuant to the Collective Agreements Act, (5717 – 1957) and the Employment by Human Resource Contractors Law 1996, except where the failure to comply therewith has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)  Except as set forth on Section 3.12(c) of the Company Disclosure Schedule, (i) neither the Company nor any its Subsidiaries has or is subject to any extension order (tzavei harchava) or any contract or arrangement with respect to employment or termination thereof; (ii) all of the Israeli Employees are subject to the termination notice provisions included in their employment agreements or applicable Law; (iii) the Company's or the applicable Subsidiary of the Company's actual or contingent obligations to provide statutory severance pay to its Israeli Employees pursuant to the Severance Pay Law have been satisfied or have been fully funded by contributions to appropriate insurance funds or accrued on the Company's financial statements; (iv) neither the Company nor any of its Subsidiaries has engaged any employees whose employment would require special approvals; and (v) there are no unwritten Company policies or customs which, by extension, could entitle Israeli Employees to benefits in addition to what they are entitled to by Law.  "Israeli Employee" shall be construed to include consultants, sales agents and other independent contractors who are deemed to be employees for purposes of Israeli labor Laws.  Except as set forth on Section 3.12(c) of the Company Disclosure Schedule, all of the Israeli Employees’ employment agreements are terminable by the Company upon 90 days prior written notice or less.

Section 3.13  Intellectual Property.

(a)  Section 3.13(a) of the Company Disclosure Schedule lists all Intellectual Property owned by or under obligations of assignment to the Company or any Subsidiary of the Company that is registered with or filed with any Governmental Authority, including a list of all dates and jurisdictions in which such Intellectual Property is registered or applied for, all application or registration numbers, and the identity of the current applicant or registered owner.  The Company has sole ownership of all such Intellectual Property, free and clear of any Liens.  Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each Subsidiary of the Company owns, or is licensed or otherwise possesses legally enforceable rights to use, all  trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, computer software, firmware, middleware,  Trade Secrets, patents or applications and registrations and any other intellectual property or proprietary rights throughout the world (collectively, the "Intellectual Property") used in their respective businesses as currently. Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) as of the date of this Agreement, there are no pending or, to the knowledge of the Company, threatened claims by any person alleging infringement, misappropriation or violation of such person's Intellectual Property by the Company or any of its Subsidiaries, nor alleging ownership of or rights to any Intellectual Property of the Company or any of its Subsidiaries, (b) the conduct of the business of the Company and its Subsidiaries does not infringe, misappropriate or violate any Intellectual Property rights of any person, (c) as of the date of this Agreement, neither the Company nor any of its Subsidiaries has made any claim of a violation, misappropriation or infringement by others of its rights to or in connection with the Intellectual Property of the Company or any of its Subsidiaries, (d) to the knowledge of the Company, no person is infringing any Intellectual Property of the Company or any of its Subsidiaries, (e) the consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish, any Intellectual Property right of the Company or any of its Subsidiaries or Parent or impair the right of Parent to develop, use, sell, license or dispose of, or to bring any action for the infringement of, nor trigger the grant of rights to, any Intellectual Property right of the Company or any of its Subsidiaries or of the Parent, (f) the Company and its Subsidiaries have taken reasonable steps to maintain the confidentiality of all Trade Secrets owned, used or held for use by the Company or any of its Subsidiaries, (g) the IT Assets operate and perform in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted and to the knowledge of the Company, no person has gained unauthorized access to the IT Assets, and (h) the Company and its Subsidiaries have implemented reasonable backup and disaster recovery technology.  As used herein, "Trade Secrets" means trade secrets and proprietary and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person, and "IT Assets" means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation owned by the Company or its Subsidiaries or licensed or leased by the Company or its Subsidiaries pursuant to written agreement (excluding any public networks).

(b)  All former and current employees, consultants and contractors of the Company and its Subsidiaries who contribute or have contributed to the creation or development of any of the Intellectual Property of Company or its Subsidiaries have executed written agreements that assign to the Company or such Subsidiary all rights, title and interest thereto, except where failure to execute such written agreement has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  To the knowledge of the Company, no such employee, consultant or contractor has alleged any ownership or rights in, or entitlement for compensation relating to, any Intellectual Property used by Company.

(c)  The Company's and each of its Subsidiaries' collection, storage, use and dissemination of personal customer information and other personally identifiable information in connection with the conduct of their businesses has been in accordance with all applicable Laws relating to privacy or data protection with regard to personally identifiable information that are binding on the Company or any Subsidiary thereof, all applicable privacy policies adopted by the Company or any Subsidiary thereof, and in accordance with all terms of use or other contractual obligations relating to privacy or protection of personally identifiable information, except where the failure to be in compliance with any such Law, terms of use or other contractual obligations or to abide by any such policy has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  With respect to personal customer information and other personally identifiable information, the Company and each of its Subsidiaries has reasonable security and data protections in place, consistent with general industry practices, and there has been no material breach thereof or loss of such information except as has not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.14  Real Property.

(a)  Neither the Company nor any of its Subsidiaries owns any real property.

(b)  Section 3.14(b) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of each material real property lease, sublease or license to or by the Company or any of its Subsidiaries, whether as sublandlord, tenant or subtenant, (collectively "Company Leases").  Except as has not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries (i) has good leasehold title to the Company Leases free and clear of any Liens other than Permitted Liens, (ii) all Company Leases are valid and in full force and effect, and (iii) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any third party, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Lease.  Neither the Company nor any of its Subsidiaries has entered into with any other person (other than another wholly-owned Subsidiary of the Company) any sublease, license or other agreement that is material to the Company and its Subsidiaries, taken as a whole, and that relates to the use or occupancy of all or any portion of the Company Leases.  The Company has made available to Parent correct and complete copies of all material Company Leases (including all material modifications, amendments, supplements, waivers and side letters thereto) prior to the date of this Agreement.

Section 3.15  Opinion of Financial Advisors.  The Special Committee and the Board of Directors of the Company have received separate opinions from Jefferies & Company, Inc. and Bank of America Merrill Lynch substantially to the effect that, as of the date of such opinions and subject to the various limitations and assumptions contained therein, the Merger Consideration to be received by the holders of the Company Common Stock (other than Parent, Merger Sub and their respective affiliates) is fair, from a financial point of view, to such holders.  Promptly following receipt of such opinions, the Company will provide, solely for informational purposes, written copies of such opinions to Parent.

Section 3.16  Required Vote of the Company Stockholders.  Subject to the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.9, the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock on the record date of the Company Meeting, voting together as a single class, is the only vote of holders of securities of the Company which is required to approve this Agreement and the Merger (the "Company Stockholder Approval").

Section 3.17  Material Contracts.

(a)  Except for this Agreement or the Company Benefit Plans, Section 3.17(a) of the Company Disclosure Schedule sets forth a list of all Company Material Contracts as of the date of this Agreement.  The Company has made available a complete and correct copy of each Company Material Contract set forth in Section 3.17(a) of the Company Disclosure Schedule to Parent prior to the date of this Agreement.  For purposes of this Agreement, "Company Material Contract" means each contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, lease or license ("Contract") to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound:

(i)  that is required to be filed by the Company as a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)  any employment or consulting Contract (in each case with respect to which the Company has continuing obligations as of the date hereof) with (x) any current or former executive officer of the Company or member of the Company Board, (y) one of the ten (10) most highly compensated employees of the Company or its Subsidiaries, or (z) any of the fifty (50) most highly compensated employees of the Company or its Subsidiaries, other than, in the case of clause (z), any such Contract that is on terms and conditions consistent with the Company’s standard terms and conditions for an employee in the relevant jurisdiction;

(iii)  in connection with which or pursuant to which the Company or its Subsidiaries provide services to any of the top twenty (20) customers of the Company for the fiscal year ended December 31, 2010 (determined on the basis of aggregate revenues recognized by the Company and its Subsidiaries during such fiscal year) (each, a "Major Customer");

(iv)  in connection with which or pursuant to which the Company and its Subsidiaries will spend or receive (or are expected to spend or receive), in the aggregate, more than $5,000,000 during the current fiscal year or during the next fiscal year;

(v)  any Contract providing for indemnification, damages, including liquidated damages, or any guaranty by the Company or any Subsidiary thereof, including any performance guarantees or milestones, in each case that is material to the Company and its Subsidiaries, taken as a whole;

(vi)  any Contract that constitutes a joint venture, joint development, partnership, limited liability company or other similar agreement or arrangement, relate to the formation, creation, operation, management or control of any partnership or joint venture, unless immaterial to the Company and its Subsidiaries, taken as a whole;

(vii)  (A) that involves the acquisition from another person or disposition to another person, directly or indirectly (by merger, license or otherwise), of assets or capital stock or other equity interests of another person and contains representations, warranties, covenants, indemnities or other obligations (including indemnification, "earn-out" or other contingent obligations), that are still in effect, other than acquisitions or dispositions of inventory, properties and other assets in the ordinary course of business or (B) pursuant to which the Company or any of its Subsidiaries will acquire after the date of this Agreement any material ownership interest in any other person or other business enterprise other than the Company's Subsidiaries;

(viii)  that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its wholly owned Subsidiaries, prohibits the pledging of the capital stock of the Company or any wholly owned Subsidiary of the Company or prohibits the issuance of any guaranty by the Company or any wholly owned Subsidiary of the Company;

(ix)  that is a license agreement pursuant to which the Company or any of its Subsidiaries licenses its Intellectual Property or licenses out Intellectual Property (other than nonexclusive Contracts (A) that license in off-the-shelf, commercially available software on non-negotiated terms for a one-time license fee that was less than $1,000,000 or (B) that includes a non-exclusive license out of certain Intellectual Property to customers entered into in the ordinary course of business);

(x)  that contains provisions (A) that prohibit the Company or any of its Subsidiaries or any person that controls, or is under common control with, the Company from competing in any material line of business or grants a right of exclusivity to any person which prevents the Company or a Subsidiary from entering any territory, market or field or freely engaging in business anywhere in the world or (B) that grant to any person a most favored nation or similar right against the Company, except, in the case of clause (B), Contracts that are not material;

(xi)  (A) any mortgages, notes, bonds, indentures, undertakings, guarantees, loans or credit agreements, security agreements, letters of credit or capitalized leases, in each case, whether as borrower or lender, having an outstanding principal amount in excess of $750,000 other than (1) accounts receivables and payables and (2) loans to direct or indirect wholly-owned Subsidiaries of the Company (other than loans made to non-wholly-owned Subsidiaries) in the ordinary course of business in accordance with the Company's cash management system, or (B) any performance bonds or note guaranties;

(xii)  that is a Company Lease; and

(xiii)  that relates to any material settlement.

(b)  Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract, except where such breach or default has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  To the knowledge of the Company, no other party to any Company Material Contract is in breach of, or default, under the terms of any Company Material Contract, except where such breach or default has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors' rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(c)  Except as set forth on Section 3.17(c) of the Company Disclosure Schedule, since December 31, 2010, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Major Customer has (i) terminated or required any amendment materially adverse to the Company or any of its Subsidiaries to any of their respective material contracts with the Company or applicable Subsidiary, or otherwise altered in writing, or, to the knowledge of the Company, delivered written notice of an intention to adversely alter, its relationship with the Company or its Subsidiaries in any material respect or (ii) failed to extend or renew any such material contract to the extent such material contract was expressly extendable or renewable by its terms or the terms of such material contract otherwise expressly contemplated an extension or renewal thereof.

(d)  Since December 31, 2008, neither Company nor any of its Subsidiaries nor, to the knowledge of the Company, any of their respective officers or directors or principals (as defined in FAR 52.209-5) has been debarred or suspended from doing business with any Governmental Entity, nor has the Company received written notice that any such suspension or debarment action has been proposed.  Since December 31, 2008, no show cause notices, notices of termination for default or cure notices have been issued by any Governmental Entity against the Company or any of its Subsidiaries, except as to any such cure notices, those with respect to which cure has been made in the ordinary course of business.  Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any of their respective officers or directors or principals (as defined in FAR 52.209-5) is currently and has not been in the past three years, convicted or under criminal indictment or had a civil judgment rendered against them with respect to any alleged irregularity, misstatement or omission arising under or in any way relating to any Contract with any Governmental Entity.  Neither the Company nor any of its Subsidiaries since December 31, 2008 has (i) made any voluntary disclosure regarding material non-compliance relating to any material Contract with a Governmental Entity that remains unresolved in any material respect or (ii) ever been denied a security clearance necessary to perform any Contract with any Governmental Entity unless such clearance has later been granted.  To the knowledge of the Company, since December 31, 2008, neither the Company nor any of its Subsidiaries, nor any of their officers, directors, or employees, has been in material violation of any requirements of the National Industrial Security Program Operating Manual or any requirements to adequately safeguard classified information that are required by the facility security clearances of the Company or any of its Subsidiaries or the individual security clearances of the officers, directors, or employees of the Company or any of its Subsidiaries.

(e)  Except as set forth on Section 3.17(e) of the Company Disclosure Schedule, to the knowledge of the Company, with respect to any material Contract with any Governmental Entity, or with any prime contractor or subcontractor of a Governmental Entity: (i) no material amount of money due the Company or any of its Subsidiaries is being withheld or offset; (ii) no claim or action for relief or dispute proceeding is pending against the Company or any of its Subsidiaries; (iii) no material customer complaint that remains unresolved (as determined in the Company's reasonable discretion) has been received by the Company or any of its Subsidiaries; (iv) other than routine cost or pricing audits, neither the Company nor any of its Subsidiaries is being audited by any Governmental Entity; and (v) neither the Company nor any of its Subsidiaries, nor any of their respective officers or directors is under administrative, civil, or criminal investigation by any Governmental Entity.

Section 3.18  No Unlawful Payments.  Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, executive, agent, representative, employee or other person associated with or acting on behalf of the Company or any of its Subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, or any equivalent foreign Law; (iv) established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, or (v) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

Section 3.19  Finders or Brokers.  Except for Jefferies & Company, Inc. and Bank of America Merrill Lynch, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who is entitled to any fee or any commission in connection with or upon consummation of the Merger.  The Company has made available a complete and correct copy of each Contract relating to the arrangements with Jefferies & Company, Inc. and Bank of America Merrill Lynch to Parent prior to the date of this Agreement.

Section 3.20  Affiliate Transactions.  There are no Contracts or arrangements under which the Company has any existing or future material liabilities or obligations between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, any (a) present officer or director of either the Company or any of its Subsidiaries or any person that has served as such an officer or director within the past six years or any of such officer's or director's immediate family members, (b) record or beneficial owner of more than 5% of the shares of Company Common Stock as of the date hereof, other than with Parent or its affiliates, or (c) to the Company's knowledge, any Affiliate or associate of any such officer, director or owner (other than the Company or any of its Subsidiaries), in each case that is of a type that would be required to be disclosed in the Company SEC Documents pursuant Item 404 of Regulation S-K that has not been so disclosed (each, an "Affiliate Transaction").

Section 3.21  Insurance.   The Company and each of its Subsidiaries maintain insurance policies that, to the knowledge of the Company, are upon terms that are reasonable for the businesses, operations, and properties conducted, owned or operated by the Company and its Subsidiaries.  Except as set forth on Section 3.21 of the Company Disclosure Schedule, as of the date hereof, there is no claim by the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole, that is pending under any of the insurance policies as to which coverage has been denied or disputed in writing by the underwriters of such insurance policies, other than any claims with respect to which any such denial or dispute was subsequently resolved by mutual agreement between the Company or a Subsidiary and the relevant insurer.  To the knowledge of the Company, all insurance policies referred to in this Section 3.21 are valid and binding in accordance with their terms, except to the extent such enforceability may be limited by the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Law affecting creditors' rights generally and general principles of equity or public policy (regardless of whether such enforceability is considered in a proceeding in equity or at law), and are in full force and effect.

Section 3.22  Grants, Incentives and Subsidies.  The Company has made available to Parent, prior to the date hereof, correct copies of all documents evidencing all pending, outstanding and awarded grants, incentives, exemptions and subsidies from the Government of the State of Israel or any agency thereof, or from any other Governmental Entity, granted to the Company or any of its Subsidiaries, including the grant of Approved Enterprise Status from the Investment Center and grants from the OCS (collectively, "Grants") and of all letters of approval, certificates of completion, and supplements and amendments thereto, granted to the Company, and all material correspondence related thereto.  The Company and the applicable Subsidiary is in compliance, in all material respects, with the terms and conditions of all Grants which have been approved and has duly fulfilled, in all material respects, all the undertakings required thereby.  Assuming compliance by Parent with any undertakings it may give with respect to the Grants that have been approved, to the knowledge of the Company, no event or other set of circumstances exists which would reasonably be expected to lead to the revocation or material modification of any of the Grants that have been approved.

Section 3.23  Encryption and Other Restricted Technology.   Except as set forth on Section 3.23 of the Company Disclosure Schedule, the Company's and its Subsidiaries business as currently conducted does not involve the use or development of, or engagement in, encryption technology, or other technology whose development, commercialization or export is restricted under Israeli Legal Requirements, and the Company's and its Subsidiaries' business as currently conducted does not require the Company or any of its Subsidiaries to obtain a license from the Israeli Ministry of Defense or an authorized body thereof pursuant to section 2(a) of the Control of Products and Services Declaration (Engagement in Encryption), 1974 or other legislation regulating the development, commercialization or export of technology.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the definitive disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the "Parent Disclosure Schedule"), Parent and Merger Sub represent and warrant to the Company that the statements contained in this Article IV are true and correct as of the date hereof and as of the Closing Date (or, if a specific date is indicated in any such statement, as of such specified date):

Section 4.1  Qualification; Organization, Subsidiaries, etc.  Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement  (a "Parent Material Adverse Effect").  Parent has made available to the Company prior to the date of this Agreement a true and complete copy of the certificate of incorporation and bylaws or other equivalent organizational documents of Parent and Merger Sub, each as amended through the date of this Agreement.

Section 4.2  Corporate Authority Relative to This Agreement; No Violation.

(a)  Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub and by Parent, as the sole stockholder of Merger Sub, and, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreements of the Company, this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms.

(b)  Other than in connection with or in compliance with (i) the provisions of the DGCL, (ii) the Exchange Act, (iii) the HSR Act and any other applicable antitrust laws, (iv) regulations by the Committee on Foreign Investment in the United States ("CFIUS"), or any similar foreign laws, (v) the RTPA, and (vi) as may be set forth in Section 4.2(b) of the Parent Disclosure Schedule (collectively, the "Parent Approvals"), no authorization, consent or approval of, or filing with, any Governmental Entity is necessary for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings, that, if not obtained or made, would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)  The execution and delivery by Parent and Merger Sub of this Agreement does not, and, except as described in Section 4.2(b), the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any contract binding upon Parent or Merger Sub or result in the creation of any material Lien (other than Permitted Liens) upon any of the properties or assets of Parent or Merger Sub, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws or other equivalent organizational document, in each case as amended, of Parent or Merger Sub or (iii) conflict with or violate any applicable Laws, other than, in the case of clauses (i) - (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.3  Investigations; Litigation.  As of the date of this Agreement, there is no investigation or review pending (or, to the knowledge of Parent, threatened) by any Governmental Entity with respect to Parent or any of its Subsidiaries which would have, individually or in the aggregate, a Parent Material Adverse Effect, and there are no actions, suits, inquiries, investigations or proceedings pending (or, to Parent's knowledge, threatened) against or affecting Parent or its Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity, in each case, which would have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4  Proxy Statement; Other Information.  None of the information provided by Parent or its Subsidiaries to be included in the Proxy Statement will (i) at the time of the mailing of the Proxy Statement or any amendments or supplements thereto and (ii) at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to any information supplied by the Company, by any of its Representatives, or by anyone else, which is contained or incorporated by reference in the Proxy Statement.

Section 4.5  Financing.  Section 4.5 of the Parent Disclosure Schedule sets forth true, accurate and complete copies of executed equity commitment letters to provide equity financing sufficient to pay the aggregate amount of the Merger Consideration to Parent and/or Merger Sub, to which the Company is a third-party beneficiary (the "Financing Commitments") pursuant to which, and subject to the terms and conditions thereof.  As of the date hereof, the Financing Commitments are in full force and effect and have not been withdrawn or terminated or otherwise amended or modified in any respect and neither Parent nor Merger Sub is in breach of any of the terms or conditions set forth therein and no event has occurred which, with or without notice, lapse of time or both, could reasonably be expected to constitute a breach or failure to satisfy a condition precedent set forth therein.  Subject to the accuracy of the relevant representations and warranties of the Company in Article III, the proceeds from such Financing Commitments constitute all of the financing required for the consummation of the transactions contemplated hereby, and are sufficient for the satisfaction of all of Parent's and Merger Sub's obligations under this Agreement, including the payment of the Merger Consideration and the Option and Stock-Based Consideration (and any fees and expenses of or payable by Parent, Merger Sub or the Surviving Corporation).  The Financing Commitments contain all of the conditions precedent to the obligations of the funding party to make the equity financing thereunder available to Parent and/or Merger Sub on the terms therein.  As of the date hereof, neither Parent nor Merger Sub has any reason to believe that any of the conditions to the Financing Commitments will not be satisfied or that the proceeds of the Financing Commitments will not be available to Parent on the Closing Date; provided that Parent and Merger Sub are not making any representation regarding the accuracy of the representations and warranties set forth in Article III, or compliance by the Company with its obligations hereunder.  As of the date hereof, there are no side letters or other agreements, contracts or arrangements to which Parent is a party related to the funding of the full amount contemplated by the Financing Commitments other than as expressly set forth in the Financing Commitments.

Section 4.6  Capitalization of Merger Sub.   As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, 100 shares of which were validly issued and outstanding and are owned by Parent.  All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent.  Merger Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any person other than Parent may acquire any equity security of Merger Sub.  Merger Sub has not conducted any business prior to the date of this Agreement and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 4.7  Finders or Brokers.  Except for Citigroup Global Markets, Inc., neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who is entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 4.8  Lack of Ownership of Company Common Stock.  Except as set forth on the most recent Schedule 13D filed by Citigroup Inc. and its affiliates, neither Parent nor any of its Subsidiaries beneficially owns, directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Company Common Stock.  There are no voting trusts or other agreements, arrangements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries nor are there any agreements, arrangements or understandings to which Parent or any of its Subsidiaries is a party with respect to the acquisition, divestiture, retention, purchase, sale or tendering of the capital stock or other equity interest of the Company or any of its Subsidiaries.

Section 4.9  WARN Act.  Parent and Merger Sub are neither planning nor contemplating, and Parent and Merger Sub have neither made nor taken, any decisions or actions concerning the Company Employees after the Closing that would require the service of notice under the WARN Act or similar local laws prior to the Closing.

Section 4.10  No Additional Representations.

(a)  Parent acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company which it and its Representatives have desired or requested to review, and that it and its Representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company.

(b)  Parent acknowledges that neither the Company nor any person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its Representatives except as expressly set forth in Article III or elsewhere in the Agreement (which includes the Company Disclosure Schedule and the Company SEC Documents), and neither the Company nor any other person shall be subject to any liability (other than with respect to any claims for fraud) to Parent or any other person resulting from the Company's making available to Parent or Parent's use of such information or any information, documents or material made available to Parent in the due diligence materials provided to Parent, including in the "data room," other management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement.  Without limiting the foregoing, the Company makes no representation or warranty to Parent with respect to any financial projection or forecast relating to the Company or any of its Subsidiaries, whether or not included in any management presentation.

Section 4.11  Solvency.  Immediately after giving effect to the transactions contemplated by this Agreement (including any financing in connection with the transactions contemplated hereby), assuming (A) satisfaction of the conditions set forth in Section 6.1 and Section 6.3, (B) the accuracy of the representations and warranties of the Company set forth in Article III (for such purpose, such representations and warranties shall be true and correct in all material respects without giving effect to any knowledge, materiality or "Company Material Adverse Effect" qualification or exception) and (C) that all financial projection or forecasts relating to the Company or any of its Subsidiaries provided by the Company have been prepared in good faith based upon reasonable assumptions, (i) none of the Surviving Corporation or any of its Subsidiaries will have incurred debts beyond its ability to pay such debts as they mature or become due, the then present fair salable value of the assets of each of the Surviving Corporation and each of its Subsidiaries will exceed the amount that will be required to pay its respective probable liabilities (including the probable amount of all contingent liabilities) and its respective debts as they become absolute and matured, (ii) the assets of each of the Surviving Corporation and each of its Subsidiaries, in each case at a fair valuation, will exceed its respective debts (including the probable amount of all contingent liabilities) and (iii) none of the Surviving Corporation or any of its Subsidiaries will have unreasonably small capital to carry on its business as presently conducted or as proposed to be conducted.  No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Parent, Merger Sub, the Company or any Subsidiary of the Company.

Section 4.12  Management Agreements.  Except as contemplated in this Agreement, as of the date hereof, there are no contracts, undertakings, commitments, agreements or obligations or understandings between Parent or Merger Sub or any of their affiliates, on the one hand, and any member of the Company's management or the Board of Directors of the Company (other than Ajit Bhushan), on the other hand.

ARTICLE V

CERTAIN AGREEMENTS

Section 5.1  Conduct of Business by the Company and Parent.

(a)  From and after the date of this Agreement and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the "Termination Date"), and except (i) as may be required by applicable Law, (ii) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as is expressly required by this Agreement or (iv) as set forth in Section 5.1 of the Company Disclosure Schedule, the Company agrees with Parent that the business of the Company and its Subsidiaries shall be conducted in, and such entities shall not take any action except in, the ordinary course of business.

(b)  Without limiting the generality of the foregoing, the Company agrees with Parent, on behalf of itself and its Subsidiaries, that between the date of this Agreement and the earlier of the Effective Time or the Termination Date, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company:

(i)  shall not, and shall not permit any of its Subsidiaries that is not wholly owned to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries);

(ii)  shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction;

(iii)  except as required by existing written agreements or Company Benefit Plans, or as otherwise required by applicable Law (including Section 409A of the Code), shall not, and shall not permit any of its Subsidiaries to (A) except as may be required by contract, increase the compensation or other benefits payable or provided to the Company's directors, officers or employees, other than annual increases of salaries in the ordinary course of business to any non-officer employee, (B) enter into any employment, change of control, severance or retention agreement with any employee of the Company (except (1) to the extent necessary to replace (and on terms consistent with) an agreement with a departing employee who was not one of the ten (10) most highly compensated employees of the Company and its Subsidiaries, taken as a whole, (2) for employment agreements terminable on less than thirty (30) days' notice without penalty, (3) for severance agreements entered into with employees in the ordinary course of business in connection with terminations of employment or (4) as set forth on Section 5.1(b)(iii) of the Company Disclosure Schedule), or (C) except as permitted pursuant to clause (B) above, establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries;

(iv)  shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(v)  shall not, and shall not permit any of its Subsidiaries to, (A) adopt any amendments to its certificate of incorporation or bylaws or similar applicable charter documents or (B) convene any regular or special meeting (or any adjournment thereof) of the stockholders of the Company other than the Company Meeting;

(vi)  except for transactions among the Company and its wholly owned Subsidiaries or among the Company's wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable options outstanding on the date of this Agreement), other than (A) issuances of shares of Company Common Stock in respect of any exercise of Company Stock Options and settlement of any Company Stock-Based Awards outstanding on the date of this Agreement or (B) the sale of shares of Company Common Stock pursuant to the exercise of Company Stock Options to purchase Company Common Stock if necessary to effectuate an optionee direction upon exercise or for withholding of Taxes;

(vii)  except for transactions among the Company and its wholly owned Subsidiaries or among the Company's wholly owned Subsidiaries and except in the ordinary course of business consistent with past practice, shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares;

(viii)  shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise), other than (A) borrowings for working capital purposes only (and not to refinance or repay any existing indebtedness) in the ordinary course of business consistent with past practice and in no event to exceed $15,000,000 in aggregate, (B) any indebtedness for borrowed money among the Company and its Subsidiaries or among the Company's Subsidiaries, (C) indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing indebtedness for borrowed money (it being understood that the Company shall not incur any indebtedness under its working capital facilities to replace, renew, extend, refinance or refund any existing indebtedness for borrowed money) and (D) guarantees by the Company of indebtedness for borrowed money of Subsidiaries of the Company, which indebtedness is incurred in compliance with this Section 5.1(b);

(ix)  except for transactions among the Company and its Subsidiaries or among the Company's Subsidiaries, shall not sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber, or subject to any Lien (other than Permitted Liens) or otherwise dispose of any material portion of its material properties or assets, including the capital stock of Subsidiaries, as well as, the intellectual property and information technology assets of the Company and its Subsidiaries, other than in the ordinary course of business consistent with past practice;

(x)  shall not, and shall not permit any of its Subsidiaries to, modify, amend, terminate or waive any rights under any Company Material Contract in any respect in a manner which is adverse to the Company or any of its Subsidiaries, other than in the ordinary course of business;

(xi)  shall not, and shall not permit any of its Subsidiaries to, abandon, surrender or fail to properly prosecute or maintain any Intellectual Property of Company or its Subsidiaries in any material respect in a manner which is adverse to the Company or its Subsidiaries;

(xii)  shall not, and shall not permit any of its Subsidiaries to, enter into any Company Material Contracts other than customer contracts entered into in the ordinary course of business;

(xiii)  shall not, and shall not permit any of its Subsidiaries to, make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $3,000,000 per quarter in the aggregate for the Company and its Subsidiaries, taken as a whole;

(xiv)  shall not, and shall not permit any of its Subsidiaries to, adopt a plan or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company, other than wholly-owned Subsidiaries;

(xv)  shall not, and shall not permit any of its Subsidiaries to, fail to amend, renew, replace, or otherwise to keep in full force and effect any material permits, licenses, security clearances, or any other approvals or permissions necessary for the operation of the business of the Company and its Subsidiaries as it is currently being conducted;

(xvi)  shall not, and shall not permit any of its Subsidiaries to,  compromise, settle or agree to settle any suit, action, claim or proceeding other than compromises, settlements or agreements that involve only the payment of monetary damages not in excess of $100,000 individually or $1,000,000 in the aggregate, without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries;

(xvii)  shall, and shall cause its Subsidiaries to, keep in force insurance policies or replacement or revised provisions providing insurance coverage consistent in all material respects with respect to the assets, operations and activities of the Company and its Subsidiaries as are currently in effect;

(xviii)  shall not, and shall not permit any of its Subsidiaries to, make (other than in accordance with past practice), change or rescind any election relating to Taxes;

(xix)  shall not, and shall not permit any of its Subsidiaries to, settle or compromise any material claim relating to Taxes;

(xx)  shall not, and shall not permit any of its Subsidiaries to, amend any material Tax Return; and

(xxi)  shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

(c)  Parent agrees with the Company, on behalf of itself and its Subsidiaries and affiliates, that, between the date of this Agreement and the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to, take or agree to take any action (including entering into agreements with respect to any acquisitions, mergers, consolidations or business combinations) which would reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.2  Investigation.

(a)  The Company shall afford to Parent and to its officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, "Representatives") reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination Date, to its and its Subsidiaries' properties, contracts, commitments, books and records, employees, accountants and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws.  Notwithstanding the foregoing, the Company shall not be required to afford such access if it would unreasonably disrupt the operations of the Company or any of its Subsidiaries, would cause a material violation of any agreement to which the Company or any of its Subsidiaries is a party, would cause a material risk of a loss of privilege to the Company or any of its Subsidiaries or would constitute a violation of any applicable Law (it being agreed that the parties shall make appropriate alternative disclosure arrangements under circumstances in which any of the foregoing would apply), nor shall Parent or any of its Representatives be permitted to perform any onsite environmental study with respect to any property of the Company or any of its Subsidiaries.

(b)  Parent hereby agrees that all information provided to it or its Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be Confidential Information, as such term is used in, and shall be treated in accordance with, the Confidentiality Agreement, dated as of May 25, 2011, between the Company and Citigroup Venture Capital International (the "Confidentiality Agreement").  The parties acknowledge and agree that, notwithstanding anything to the contrary in the Confidentiality Agreement, after the date hereof, Parent and its affiliates may engage in discussions with potential equity financing sources in connection with the transactions contemplated by this Agreement and may provide Confidential Information (as defined in the Confidentiality Agreement) to any such potential equity financing source that has agreed with Parent or its affiliates to comply with the terms of the Confidentiality Agreement.

(c)  No investigation by and of the parties or their respective representatives, whether prior to or after the date hereof, shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.

Section 5.3  No Solicitation.

(a)  Subject to Sections 5.3(b)-(d), during the period beginning on the date of this Agreement and continuing until the earlier of the Effective Time or the Termination Date, the Company agrees that neither it nor any Subsidiary of the Company shall, and that it shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or take any other action to knowingly facilitate, any inquiry with respect to, or the making, submission or announcement of, any Alternative Proposal, (ii) participate in any negotiations regarding an Alternative Proposal with, or furnish any nonpublic information regarding an Alternative Proposal to, any person that has made or, to the Company's knowledge, is considering making an Alternative Proposal, (iii) engage in discussions regarding an Alternative Proposal with any person that has made or, to the Company's knowledge, is considering making an Alternative Proposal, except to notify such person as to the existence of the provisions of this Section 5.3, (iv) approve, endorse or recommend or publicly propose to approve, endorse or recommend any Alternative Proposal or (v) enter into any letter of intent or agreement in principle or any agreement or arrangement, oral or written, with respect to any Alternative Proposal (except for confidentiality agreements permitted under Section 5.3(b)).  Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of the restrictions set forth in this Section 5.3 by any directors or officers of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.3 by the Company.

(b)  Notwithstanding the limitations set forth in Section 5.3(a), from the date of this Agreement to the earlier of the date of the Company Stockholder Approval or the Termination Date, if the Company receives a bona fide written Alternative Proposal that did not arise from a breach by the Company, any of its Subsidiaries or any of their respective Representatives of Section 5.3(a), that (i) constitutes a Superior Proposal or (ii) which the Special Committee and the Board of Directors of the Company determine in good faith (after consultation with outside legal counsel and financial advisors) could reasonably be expected to result in a Superior Proposal, the Company may take the following actions after providing prior written notice to Parent of its intent to take such actions:  (x) furnish nonpublic information to the third party making such Alternative Proposal, if, and only if, (1) prior to so furnishing such information, the Company receives from the third party an executed confidentiality agreement containing terms no less favorable to the Company than the terms of the Confidentiality Agreement and (2) as promptly as reasonably practicable (and in any event within twenty-four (24) hours) after furnishing such information to the third party, the Company provides such information to Parent to the extent not previously made available to Parent and (y) engage in discussions or negotiations with the third party with respect to the Alternative Proposal.  The Company shall not terminate, waive, amend, release or modify any material provision of any confidentiality agreement to which it or any of its Subsidiaries is a party with respect to any Alternative Proposal.

(c)  The Company shall as promptly as reasonably practicable, and in any event within twenty-four (24) hours after receipt of any inquiries, proposals or offers received by, any request for information from, or any negotiations sought to be initiated or continued with, either the Company or its Representatives concerning an Alternative Proposal or that could reasonably be expected to lead to an Alternative Proposal, notify Parent orally and in writing and disclose the identity of the other party and the material terms of such inquiry, offer, proposal or request and, in the case of written materials provided to the Company, provide Parent copies or written summaries of such materials as promptly as reasonably practicable.  The Company will keep Parent informed on a reasonably prompt basis of the status and any discussions or negotiations (including amendments and proposed amendments) relating to any Alternative Proposal or other inquiry, offer, proposal or request.

(d)  Except as set forth in this subsection (d), neither the Special Committee nor the Board of Directors of the Company shall withdraw, modify or qualify, or publicly propose to withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, the Recommendation or publicly announce that it has resolved to take such action (any such action, a "Change in Recommendation").  Prior to receipt of the Company Stockholder Approval, (i) the Special Committee or the Board of Directors of the Company may make a "Change of Recommendation" if the Special Committee and the Board of Directors of the Company has concluded in good faith, after consultation with the Company's and the Special Committee's outside legal advisors, that the failure to effect a Change of Recommendation would be reasonably likely to be inconsistent with the directors' exercise of their fiduciary obligations to the Company's stockholders under applicable Law and (ii) the Company may enter into a definitive agreement with respect to an Alternative Proposal if the Special Committee and Board of Directors of the Company have made the determination in clause (i) in response to a bona fide written Alternative Proposal that did not arise from a breach by the Company, any of its Subsidiaries or any of their respective Representatives of Section 5.3(a), have determined in good faith, after consultation with their financial advisors and outside legal advisor, that such Alternative Proposal constitutes a Superior Proposal and, concurrently with entering into such definitive agreement, the Company terminates this Agreement pursuant to Section 7.1(g) and pays the applicable termination fee as a condition to such termination; provided, however, that the Company shall not be entitled to effect a Change in Recommendation or enter into an agreement with respect to a Superior Proposal unless and until (A) three (3) Business Days have elapsed following Parent's receipt of a written notice (a "Notice of Recommendation Change") from the Company advising Parent that the Company intends to take such action and specifying the reasons therefor, including, in the case of an intention to take action with respect to an Alternative Proposal, the material terms and conditions of the Alternative Proposal that is the basis of such action specified in such Notice of Recommendation Change and a copy of the then-current form of any related agreements, and stating that the Company intends to terminate the Agreement pursuant to Section 7.1(g) or effect a Change in Recommendation, as applicable and (B) the Company has complied in all material respects with this Section 5.3 and (C) in the case of a termination pursuant to Section 7.1(g) to enter into an agreement for a Superior Proposal, the Company has, within the same business day, paid, or caused to be paid to, Parent all amounts due pursuant to Section 7.2 as result of a termination pursuant to Section 7.1(g).  Any material amendment or modification to any Superior Proposal, or any change to the amount or form of consideration in a Superior Proposal, made following delivery of a Notice of Recommendation Change will be deemed to be a new Superior Proposal for purposes of this Section 5.3 and shall require delivery of a new Notice of Recommendation Change and the expiration of a new three (3) Business Day notice period hereunder.

(e)  Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided that any such disclosure will be deemed to be a Change of Recommendation unless the Special Committee and Board of Directors of the Company publicly reaffirms the Recommendation within five (5) business days of such disclosure.

(f)  As used in this Agreement, "Alternative Proposal" shall mean any proposal, offer or inquiry made by any person prior to the receipt of the Company Stockholder Approval (other than a proposal, offer or inquiry by Parent or any of its Subsidiaries) for (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company, (ii) the acquisition by any person or "group" (as defined under Section 13(d) of the Exchange Act) of twenty-five percent (25%) or more of the assets of the Company and its Subsidiaries, taken as a whole, or (iii) the acquisition by any person or "group" of twenty-five percent (25%) or more of the outstanding shares of Company Common Stock.

(g)  As used in this Agreement "Superior Proposal" shall mean a bona fide written Alternative Proposal that did not arise from a breach by the Company, any of its Subsidiaries or any of their respective Representatives of Section 5.3(a) made by any person on terms that (i) provides for the acquisition of a majority of the issued and outstanding shares of Company Common Stock or all or substantially all of the assets of the Company and its Subsidiaries and (ii) the Special Committee and the Board of Directors of the Company determine in good faith, after consultation with the Company's and the Special Committee's financial and outside legal advisors, and considering such factors as the Special Committee or the Board of Directors of the Company, as applicable, consider to be appropriate (including the timing and likelihood of consummation of such proposal), are more favorable, from a financial point of view, to the Company's stockholders than the transactions contemplated by this Agreement (including any proposal by Parent to modify the terms hereof).

Section 5.4  Filings; Other Actions.

(a)  The Company, Parent and Merger Sub shall each use all reasonable best efforts to take or cause to be taken such actions as may be required to be taken under the Exchange Act any other federal securities Laws, and under any applicable state or foreign securities or "blue sky" Laws or rules of the ISA or TASE in connection with the Merger and the other transactions contemplated by this Agreement, including the Proxy Statement.  In connection with the Merger and the Company Meeting, Parent and the Company shall prepare, and the Company shall file with the SEC, as soon as practicable, the Proxy Statement relating to the Merger and the other transactions contemplated by this Agreement, and the Company and Parent shall use all reasonable efforts to respond to the comments of the SEC and to cause the Proxy Statement to be mailed to the Company's stockholders, all as promptly as reasonably practicable; provided, however, that prior to the filing of the Proxy Statement (or any amendment thereto or any response to comments of the SEC), the Company shall consult with Parent with respect to such filings and shall afford Parent or its Representatives reasonable opportunity to comment thereon.  Parent and Merger Sub shall provide the Company with any information for inclusion in the Proxy Statement which may be required under applicable Law and/or which is reasonably requested by the Company.  The Company shall notify Parent promptly of the receipt of comments of the SEC and of any request from the SEC for amendments or supplements to the Proxy Statement or for additional information, and will promptly supply Parent with copies of all correspondence between the Company or its Representatives, on the one hand, and the SEC or members of their respective staff, on the other hand, with respect to the Proxy Statement or the Merger.  If at any time prior to the Company Meeting any event should occur which is required by applicable Law to be set forth in an amendment of, or a supplement to, the Proxy Statement, the Company will promptly inform Parent.  In such case, the Company, with the cooperation of Parent, will, upon learning of such event, promptly prepare and file such amendment or supplement with the SEC to the extent required by applicable Law and shall mail such amendment or supplement to the Company's shareholders to the extent required by applicable Law; provided, however, that prior to such filing, the Company shall consult with Parent with respect to such amendment or supplement and shall afford Parent or its Representatives reasonable opportunity to comment thereon.

(b)  The Company and Parent shall each use reasonable best efforts in order to lift any injunctions or remove any other impediment to the consummation of the transactions contemplated by this Agreement.

(c)  The Company shall (i) take all action necessary in accordance with the DGCL and its amended and restated certificate of incorporation and bylaws to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable following the mailing of the Proxy Statement for the purpose of obtaining the Company Stockholder Approval (the "Company Meeting"), and (ii) unless the Board of Directors of the Company has made a Change of Recommendation in compliance with Section 5.3(d), include the Recommendation in the Proxy Statement and use reasonable best efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the transactions contemplated by this Agreement.  Unless this Agreement is validly terminated in accordance with its terms pursuant to Article VII, the Company shall submit this Agreement to its stockholders at the Company Meeting even if there has occurred a Change of Recommendation.

Section 5.5  Stock Options and Other Stock-Based Awards; Employee Matters.

(a)  Stock Options and Other Stock-Based Awards.

(i)  Each option to purchase shares of Company Common Stock (each, a "Company Stock Option") granted under the Company Stock Plans, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, become fully vested and be converted into the right to receive at the Effective Time an amount in cash in U.S. dollars equal to the product of (x) the total number of shares of Company Common Stock subject to such Company Stock Option and (y) the excess, if any, of the amount of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option, with the aggregate amount of such payment rounded to the nearest cent (the aggregate amount of such cash hereinafter referred to as the "Option Consideration") less such amounts as are required to be withheld or deducted under the Code or any provision of Tax Law with respect to the making of such payment.

(ii)  At the Effective Time, each right of any kind, contingent or accrued, to receive shares of Company Common Stock or benefits measured in whole or in part by the value of a number of shares of Company Common Stock granted under the Company Stock Plans or Company Benefit Plans (including restricted stock units, phantom units, deferred stock units and dividend equivalents), other than Restricted Shares and Company Stock Options (each, other than Restricted Shares and Company Stock Options, a "Company Stock-Based Award"), whether vested or unvested, which is outstanding immediately prior to the Effective Time shall cease to represent a right or award with respect to shares of Company Common Stock, shall become fully vested and shall entitle the holder thereof to receive, at the Effective Time an amount in cash equal to the Merger Consideration in respect of each Share underlying a particular Company Stock-Based Award (the aggregate amount of such cash, together with the Option Consideration, hereinafter referred to as the "Option and Stock-Based Consideration") less such amounts as are required to be withheld or deducted under the Code or any provision of Tax Law with respect to the making of such payment.

(iii)  Immediately prior to the Effective Time, each award of restricted Company Common Stock (the "Restricted Shares") shall vest in full and be converted into the right to receive the Merger Consideration as provided in Section 2.1(a), less such amounts as are required to be withheld or deducted under the Code or any provision of Tax Law with respect to the making of such payment.

(iv)  The Compensation Committee of the Board of Directors of the Company shall make such amendments to or make such determinations with respect to Company Stock Options, Company Stock-Based Awards and Restricted Shares to implement the foregoing provisions of this Section 5.5.

(v)  From and after the date hereof and prior to the Termination Date, the Company shall deposit all proceeds received by the Company from the exercise of Company Stock Options into a segregated account (the “Option Proceeds Account”).  At or prior to the Effective Time, the Company shall deposit with the Paying Agent in cash all amounts held in the Option Proceeds Account.

(b)  Employee Matters.

(i)  From and after the Effective Time, Parent shall honor all Company Benefit Plans and compensation arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time (without giving effect to any amendments thereto after the Effective Time except if consented to by the affected party).  For a period of one (1) year following the Effective Time, Parent shall provide, or shall cause to be provided, to current employees of the Company and its Subsidiaries ("Company Employees") salary, wages, and benefits (but excluding equity and equity-based compensation) that are no less favorable, in the aggregate, than the compensation and benefits provided to Company Employees immediately before the Effective Time.

(ii)  For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time (the "New Plans"), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time, provided that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits with respect to the same period of service.  In addition, and without limiting the generality of the foregoing, (A) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to a Company Benefit Plan in which such Company Employee participated immediately before the consummation of the Merger (such plans, collectively, the "Old Plans"), and (B) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable Old Plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Effective Time and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee's participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c)  The provisions of this Section 5.5 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person (including for the avoidance of doubt any current or former employees, directors or independent contractors of any of the Company or any of its Subsidiaries, Parent or any of its Subsidiaries, or on or after the Effective Time, the Surviving Corporation or any of its Subsidiaries), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies with respect to the matters provided for in this Section 5.5. Nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Parent or the Surviving Corporation to continue any specific employee benefit plans or to continue the employment of any specific person.  No provision in this Agreement shall modify or amend any Company Benefit Plan unless this Agreement explicitly states that the provision "amends" such Company Benefit Plan.  This shall not prevent the parties entitled to enforce this Agreement from enforcing any provision in this Agreement, but no other party shall be entitled to enforce any provision in this Agreement on the grounds that it is an amendment to such Company Benefit Plan.  If a party not entitled to enforce this Agreement brings a lawsuit or other action to enforce any provision in this Agreement as an amendment to such Company Benefit Plan and that provision is construed to be such an amendment despite not being explicitly designated as one in this Agreement, that provision shall lapse retroactively as of its inception, thereby precluding it from having any amendatory effect.

Section 5.6  Reasonable Best Efforts.

(a)  Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use (and cause its affiliates to use) its reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) obtaining all necessary actions or nonactions, waivers, consents and approvals, including the Company Approvals and the Parent Approvals, from Governmental Entities and making all necessary registrations and filings and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) obtaining all necessary consents, approvals or waivers from third parties, (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement and (iv) executing and delivering any additional instruments necessary to consummate the Merger and the other transactions contemplated by this Agreement.

(b)  Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall (i) as soon as practicable after the date of this Agreement, make their respective filings and thereafter make any other required submissions under the HSR Act; (ii) as soon as practicable after the date of this Agreement, make their respective filings and thereafter make any other required submissions and undertakings under the RTPA and the Encouragement of Research and Development in Industry Law, 5744 1984 of the State of Israel; (iii) use reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals; (iv) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby; including that Parent shall (x) propose, negotiate, commit to and agree to effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such immaterial assets or businesses of the Company or its Subsidiaries and (y) otherwise take or commit to take actions that after the Closing Date would limit the freedom of Parent or its Subsidiaries' (including the Surviving Corporation's) freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries' (including the Surviving Corporation's) businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing or materially delaying the Closing; provided that notwithstanding anything to the contrary in this Agreement, in no event shall Parent, Merger Sub or any of their affiliates be obligated to (nor shall the Company) propose, commit to or agree to effect any action (1) the effectiveness or consummation of which is not condition on the Closing or (2) that individually or in the aggregate, would reasonably be expected to deprive Parent of the material benefits of the bargains contemplated by the transactions contemplated by this Agreement or otherwise materially impact any of the other businesses of Parent or any of its affiliates; and (v) subject to applicable legal limitations and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to such transactions.  The Company and Parent shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity.  Each of the Company and Parent agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate.

(c)  In furtherance and not in limitation of the agreements of the parties contained in this Section 5.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law, each of the Company and Parent shall reasonably cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.  Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.6 shall limit a party's right to terminate this Agreement pursuant to Section 7.1(b) or 7.1(c) so long as such party has, prior to such termination, complied with its obligations under this Section 5.6.

(d)  For purposes of this Agreement, "Regulatory Law" means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, the RTPA, CFIUS regulations, and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition or trade regulation Laws, that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition or (ii) protect the national security or the national economy of any nation.

Section 5.7  Takeover Statute.  If any "fair price," "moratorium," "control share acquisition" or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 5.8  Public Announcements.  The Company and Parent will consult with and provide each other the reasonable opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated by this Agreement and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange.  Parent and the Company agree to issue a joint press release announcing this Agreement.

Section 5.9  Indemnification and Insurance.

(a)  Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective certificate of incorporation or bylaws or other organization documents or in any agreement shall survive the Merger and shall continue in full force and effect.  For a period of seven (7) years from the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company's and any Company Subsidiary's certificate of incorporation and bylaws or similar organization documents in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective directors, officers or employees in effect prior to the date hereof, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.

(b)  Parent shall cause the Surviving Corporation, to the fullest extent permitted under applicable Law, to indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director or officer of the Company or any of its Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request or for the benefit of the Company (each, together with such person's heirs, executors or administrators, an "Indemnified Party") against any costs or expenses (including advancing attorneys' fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law; provided such Indemnified Party provides an undertaking to repay such advancement if it ultimately is determined that the Indemnified Party is not entitled to be indemnified), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an "Action"), arising out of, relating to or in connection with any action or omission arising out of or pertaining to the fact that the Indemnified Party is or was a director or officer of the Company or director, officer or other fiduciary in any entity at the request or for the benefit of the Company, whether before or after the Effective Time.  In the event of any such Action, Parent and the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such Action.

(c)  Prior to the Effective Time, the Company may purchase a seven (7) year "tail" pre-paid policy on the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time (the “Existing D&O Policies”) which shall (1) be on terms and conditions with respect to coverage and amounts no more favorable than the Existing D&O Policies, and (2) name Parent as a successor in interest (an "Acceptable Tail Policy") at a cost not in excess of $1,000,000.  In the event the Company purchases such an Acceptable Tail Policy prior to the Effective Time, Parent shall cause the Surviving Company to maintain such Acceptable Tail Policy in full force and effect.

(d)  Parent shall pay all reasonable expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.9.

(e)  The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificate of incorporation or bylaws or other organization documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the DGCL or otherwise.  The provisions of this Section 5.9 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(f)  In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.9.

Section 5.10  Control of Operations.  Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company's operations prior to the Effective Time.  Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.11  Financing and Structuring Cooperation.  The Company agrees to provide, and will use commercially reasonable efforts to cause its Subsidiaries and Representatives (including legal and accounting) to provide, at Parent's sole expense, such cooperation reasonably requested by Parent and Merger Sub in connection with any financing proposed by Parent in connection with the transactions contemplated by this Agreement, including (i) furnishing Parent and its potential financing sources with such financial and other information as may be reasonably requested, (ii) using commercially reasonable efforts to cause upon reasonable advance notice by Parent, appropriate officers and employees to be available on a customary basis for meetings, including management presentations and "road show" appearances, due diligence sessions and the preparation of bank information memoranda and other disclosure documents in connection with any such financing, (iii) using commercially reasonable efforts to cause its independent accountants and counsel to provide assistance (including accountant's comfort letters and legal opinions) to Parent and Merger Sub for fees consistent with the Company's existing arrangements with such accountants and counsel, (iv) reasonably facilitating the pledging of collateral, including taking all actions reasonably necessary to establish bank and other accounts and blocked account agreements in connection with the foregoing and executing and delivering customary pledge and security documents or other definitive financing documents and other certificates and documents as may be reasonably requested by Parent or otherwise facilitating the pledging of collateral from and after the Closing as may be reasonably requested by Parent; provided, that any obligations contained in all such agreements and documents shall be executed and effective no earlier than the Closing, (v) at least five (5) calendar days prior to the Closing Date, providing all documentation and other information about the Company and each of its Subsidiaries as is reasonably requested in writing by Parent at least ten (10) calendar days prior to the Closing Date which relates to applicable "know your customer" and anti-money laundering rules and regulations including without limitation the USA PATRIOT Act and (vi) taking all corporate actions, subject to the occurrence of the Closing, necessary to permit the consummation of any financing contemplated by Parent and to permit the proceeds thereof to be made available to the Company, including entering into one or more credit agreements, indentures or other instruments on terms reasonably satisfactory to Parent as of or immediately after the Effective Time to the extent direct borrowings or debt incurrence by the Company is contemplated by such financing.  The Company hereby consents to the reasonable use of the Company's and its Subsidiaries' logos in connection with any such financing, provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries or any of their logos and on such other customary terms and conditions as the Company shall reasonably impose.  Each of Parent and Merger Sub acknowledges and agrees that the obtaining of any such financing is not a condition to the Closing, and reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of any such financing subject to fulfillment or waiver of the conditions set forth in Article VI.  Parent and Merger Sub acknowledge and agree that the Company (prior to the Effective Time) and its affiliates and its and their respective Representatives shall not have any responsibility for, or incur any liability to any person under, any financing that Parent and Merger Sub may raise in connection with the transactions contemplated by this Agreement or any cooperation provided pursuant to this Section 5.11 and the Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company and its affiliates and its and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with such financing and any information utilized in connection therewith (other than information provided in writing specifically for such use by or on behalf of the Company or any of its affiliates).  Parent shall keep the Company reasonably informed of the status of its efforts to arrange the financing contemplated by this Section 5.11.

Section 5.12  Stockholder Litigation.  The Company shall not, and shall not permit any of its Subsidiaries to, compromise, settle or agree to settle any suit, action, claim, proceeding or investigation relating to this Agreement and the transactions contemplated hereby without Parent's prior written consent, and the Company shall keep Parent reasonably informed with respect to status of, and any material developments in, any such matter.

Section 5.13  Notification of Certain Matters. Prior to the earlier of the Effective Time and the Termination Date, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably expected to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of Parent and Merger Sub or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.  The delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

Section 5.14  Anti-Corruption Compliance.  Prior to the Effective Time, the Company shall and shall cause each of its Subsidiaries to (a) adopt an anti-corruption policy, substantially in the form provided to and reviewed by Parent as of the date of this Agreement (the “Anti-Corruption Policy”) as a required policy of the Company; (b) implement the policies and procedures set forth in the Anti-Corruption Policy; and (c) use commercially reasonable efforts to cause (i) each of its independent contractors and agents to execute a certificate acknowledging receipt and compliance with the Anti-Corruption Policy and (ii) each independent contractor and agent that may have any relations with government officials or employees of state-owned enterprises, to complete the due diligence requirements set forth in the Anti-Corruption Policy.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1  Conditions to Each Party's Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties) at or prior to the Effective Time of the following conditions:

(a)  The Company Stockholder Approval shall have been obtained.

(b)  No judgment, injunction, order or decree by any court or other tribunal of competent jurisdiction, or Law by any Governmental Entity having jurisdiction over any party hereto, which prohibits the consummation of the Merger shall have been entered or enacted and shall continue to be in effect.

(c)  (i) Any applicable waiting period (and any extension thereof) under the HSR Act or any applicable foreign antitrust, competition or merger control Laws shall have expired or been earlier terminated and (ii) all other clearances, consents, approvals, orders and authorizations of any Governmental Entity required to complete the Merger shall have been obtained and be in full force and effect.

Section 6.2  Conditions to Obligation of the Company to Effect the Merger.  The obligation of the Company to effect the Merger is further subject to the fulfillment of the following conditions:

(a)  The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects (without giving effect to any materiality or Parent Material Adverse Effect qualifications contained therein) as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, (provided, however, that the representations and warranties that address matters only as of a particular date, shall be true and correct in all respects as of that date (without giving effect to any materiality or Parent Material Adverse Effect qualifications contained therein)), except for such failures to be true and correct as would not have, in the aggregate, a Parent Material Adverse Effect.

(b)  Parent shall have in all material respects performed all obligations and complied with all the agreements required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c)  Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by an authorized officer, certifying to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

Section 6.3  Conditions to Obligation of Parent to Effect the Merger.  The obligation of Parent to effect the Merger is further subject to the fulfillment of the following conditions:

(a)  The representations and warranties of the Company set forth in this Agreement (other than the representations and warranties set forth in Section 3.2 (Capital Stock), Section 3.3(d) (No Violation – Indebtedness) and Sections 3.8(a)(i)(B) and 3.8(b) (Absence of Certain Changes or Events)) shall be true and correct in all respects (without giving effect to any materiality or Company Material Adverse Effect qualifications contained therein) as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, (provided, however, that the representations and warranties that address matters only as of a particular date, shall be true and correct in all respects as of that date (without giving effect to any materiality or Company Material Adverse Effect qualifications contained therein)), except for such failures to be true and correct as have not had and would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect.  The representations and warranties set forth in Section 3.2 (Capital Stock) and Section 3.3(d) (No Violation – Indebtedness) shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (provided, however, that the representations and warranties that address matters only as of a particular date, shall be true and correct in all respects as of that date.  The representations and warranties set forth in Sections 3.8(a)(i)(B) and 3.8(b) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (provided, however, that the representations and warranties that address matters only as of a particular date, shall be true and correct in all respects as of that date).

(b)  The Company shall have in all material respects performed all obligations and complied with all the agreements required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c)  The Company and its Subsidiaries shall have (i) refinanced any existing indebtedness for borrowed money with an original maturity of greater than one (1) year that matures prior to Closing with new indebtedness with a maturity greater than one (1) year and otherwise on terms consistent in all material respects, taking into account changes in market conditions, with the terms of the existing indebtedness (including, with respect to the refinancing of any Subject Arrangements, the terms of the Debt Consents); (ii) replaced or renewed any performance bond or note guarantee that has an expiration date prior to the Effective Time with a new performance bond or note guarantee, as applicable, on terms and conditions, generally consistent with the performance bond or note guarantee being replaced, taking into account changes in market conditions, in each case to the extent required under the Contract requiring the Company or its subsidiaries to provide such performance bond or note guarantee; and (iii) obtained committed working capital lines of credit in an amount no less than $25,000,000 from financial institutions and on terms and conditions reasonably satisfactory to Parent.

(d)  The Company shall have delivered to Parent a certificate, dated the Effective Time and signed by an authorized officer, certifying to the effect that the conditions set forth in Sections 6.3(a), 6.3(b) and 6.3(c) have been satisfied.

(e)  The Company shall have delivered to Parent a certificate, dated the Effective Time and signed by an authorized officer in a form reasonably acceptable to Parent for purposes of satisfying Parent's obligations under Treasury Regulation Section 1.1445-2(c)(3).

ARTICLE VII

TERMINATION

Section 7.1  Termination or Abandonment.  Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of the Company:

(a)  by the mutual written consent of the Company and Parent;

(b)  by either the Company or Parent if (i) the Effective Time shall not have occurred on or before the seven (7) month anniversary of the date hereof (the "End Date"), (ii) the party seeking to terminate this Agreement pursuant to this Section 7.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before such date and (iii) in the case of a termination by the Company, two (2) business days shall have elapsed following the occurrence of the Company Meeting at which a vote to approve and adopt this Agreement shall have been presented to the Company’s stockholders;

(c)  by either the Company or Parent if a judgment, injunction, order or decree shall have been entered, or any applicable Law enacted, permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction, ruling, decree or Law shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(c) shall have used its reasonable best efforts to remove such injunction;

(d)  by either the Company or Parent if the Company Meeting (including any adjournments thereof) shall have concluded and the Company Stockholder Approval contemplated by this Agreement shall not have been obtained;

(e)  by the Company, if Parent shall have breached or failed to perform in any material respect any of its representations, warranties or agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.2 and (ii) cannot be cured by the End Date or, if curable, shall not have been cured within thirty (30) days following receipt by Parent of written notice of such breach or failure to perform from the Company;

(f)  by Parent, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties or agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.3 and (ii) cannot be cured by the End Date or, if curable, shall not have been cured within thirty (30) days following receipt by the Company of written notice of such breach or failure to perform from Parent;

(g)  by the Company,  at any time prior to receipt of the Company Stockholder Approval, if the Company concurrently enters into a definitive agreement with respect to a Superior Proposal in accordance with, and subject to the terms and conditions of Section 5.3(d) and at least three (3) Business Days have passed since the last Notice of Recommendation Change; provided that, any such purported termination pursuant to this Section 7.1(g) shall be void and of no force or effect if the Company fails to pay the applicable termination fee in accordance with Section 7.2; and

(h)  by Parent, if the Company shall have intentionally and materially breached its obligations under Section 5.3 or Section 5.4(c) or, whether or not permitted by this Agreement, the Company shall have (i) made or resolved to make a Change in Recommendation, (ii) made or resolved to take or publicly announced its intention to take any of the actions described in Section 5.3(a)(iv) or Section 5.3(a)(v), (iii) failed to recommend against a tender or exchange offer related to an Alternative Proposal in any publicly disclosed position taken pursuant to Rules 14d-9 and 14e-2 under the Exchange Act (other than a "stop, look and listen" disclosure, (iv) recommended to the stockholders of the Company or approved any Alternative Proposal or resolved to effect the foregoing, or (v) failed to include in the Proxy Statement the Recommendation or (vi) the Special Committee and Board of Directors of the Company shall have failed to publicly reaffirm the Recommendation within ten (10) Business Days after Parent requests in writing that such recommendation be reaffirmed.

In the event of termination of this Agreement pursuant to this Section 7.1, this Agreement shall terminate (except for the Confidentiality Agreement referred to in Section 5.2 and the provisions of Sections 7.2 and 8.2 through 8.15), and there shall be no  liability for breaches prior to termination on the part of the Company, Parent or Merger Sub, except liability arising out of an intentional breach of this Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.

Actions taken by the Company pursuant to this Section 7.1 shall be taken by the Special Committee if then in existence.

Section 7.2  Termination Fees.

(a)  If this Agreement is terminated by the Company pursuant to Section 7.1(g), the Company shall pay to Parent a fee equal to $8,350,000 in cash (the "Termination Fee") on the same business day as such termination by the Company.

(b)  If this Agreement is terminated by Parent pursuant to Section 7.1(h), the Company shall pay to Parent the Termination Fee no later than two (2) business days after such termination by Parent.

(c)  Notwithstanding any provision in this Agreement to the contrary, if (i) prior to the termination of this Agreement, any Alternative Proposal (substituting 50% for the 25% threshold set forth in the definition of "Alternative Proposal") (a "Qualifying Transaction") is publicly proposed, publicly disclosed or otherwise proposed to the Company, (ii) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b) or 7.1(d) or by Parent pursuant to Section 7.1(f) and (iii) concurrently with or within twelve (12) months after such termination, a Qualifying Transaction is consummated or any definitive agreement providing for a Qualifying Transaction shall have been entered into, and such Qualifying Transaction is subsequently consummated, then in any such event the Company shall pay to Parent the Termination Fee upon consummation of such Qualifying Transaction.

(d)  Upon payment of the Termination Fee in accordance with this Section 7.2, the Company shall have no further liability with respect to this Agreement or the transactions contemplated hereby to Parent or its stockholders (provided that nothing herein shall release any party from liability for intentional breach or fraud), it being understood that in no event shall the Company be required to pay the fee referred to in this Section 7.2 on more than one occasion.

(e)  Each of the parties acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement.  If the Company shall fail to pay the Termination Fee payable under Section 7.2 when due, the Company shall reimburse Parent for all reasonable costs and expenses actually incurred or accrued by Parent (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 7.2 together with interest on the amount of the Termination Fee from the date such payment was required to be made until the date of payment at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

(f)  Any payment made pursuant to this Section 7.2 shall be net of any amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Tax Law.

ARTICLE VIII

MISCELLANEOUS

Section 8.1  No Survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger or the termination of this Agreement.

Section 8.2  Expenses.  Except as set forth in Section 7.2, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses, except expenses incurred in connection with the printing, filing and mailing of the Proxy Statement (including applicable SEC filing fees) and all fees paid in respect of any HSR or other regulatory filing shall be borne by Parent.

Section 8.3  Counterparts; Effectiveness.  This Agreement may be executed in two or more consecutive counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile, e-mail or otherwise) to the other parties.

Section 8.4  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 8.5  Jurisdiction; Enforcement; Liability.

(a)  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware.  The parties each hereby waive (a) any defense that a remedy at law would be adequate and (b) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.  In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware.  Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.5, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts.

(b)  The Company hereby agrees that specific performance shall be its sole and exclusive remedy with respect to breaches by Parent or Merger Sub or any other Person or otherwise relating to or arising out of this Agreement or the transactions contemplated by this Agreement and the Financing Commitments and that it may not seek or accept any other form of relief that may be available for breach under this Agreement or the Financing Commitments or otherwise in connection with this Agreement or the transactions contemplated hereby (including monetary damages).  Notwithstanding the foregoing, if a court of competent jurisdiction has declined to specifically enforce the obligations of Parent and Merger Sub to consummate the Merger pursuant to a claim for specific performance brought against Parent or Merger Sub pursuant to this Section 8.5 and has instead granted an award of damages for such alleged breach against Parent or any of the Financing Sources, the Company may enforce such award and accept damages for such alleged breach only if, within two (2) weeks following such award, Parent and Merger Sub are not willing to consummate the Merger in accordance with Article I of this Agreement.  In addition, the Company agrees to cause any legal action or proceeding still proceeding to be dismissed with prejudice at such time as Parent and Merger Sub consummate the Merger in accordance with Article I of this Agreement or are otherwise willing to do so.

(c)  With respect to any claim, suit, action or proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, involving any sources of debt or equity financing related to the transactions contemplated by this Agreement, together with their respective affiliates (the "Financing Sources") arising out of or relating to the transactions contemplated by this Agreement, each of the parties agrees, that (i) such claims, suits, actions or proceedings shall be brought and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware, and (ii) it shall not bring or permit any of its affiliates to bring or support anyone else in bringing any such claim, suit, action or proceeding in any other court.  The parties further agree that the Financing Sources shall be beneficiaries of any liability cap and all other limitations on remedies and damages in this Agreement and that the Financing Sources are express third party beneficiaries of this Section 8.5(c).

(d)  Notwithstanding anything to the contrary in this Agreement, the Company agrees that (i) the maximum aggregate liability of Parent, Merger Sub and the Financing Sources relating to or arising out of this Agreement or the transactions contemplated by this Agreement, the Financing Commitments or in respect of any other document or theory in law or equity or in respect of oral representations made or alleged to be made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, shall be limited to an amount equal to the amount of the Financing Commitments, and in no event shall the Company seek to recover any damages in excess of such amount and (ii) no Person other than Parent, Merger Sub and the Financing Sources shall have any obligation to the Company relating to or arising out of this Agreement or the transactions contemplated by this Agreement, the Financing Commitments or in respect of any other document or theory in law or equity or in respect of oral representations made or alleged to be made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, and that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any former, current or future director, officer, Affiliate (other than Parent, Merger Sub and the Financing Sources), employee, general or limited partner, member, manager or stockholder of the Parent, Merger Sub and the Financing Sources or any of their respective successors or permitted assignees or any former, current or future director, officer, Affiliate (other than Parent, Merger Sub and the Financing Sources), employee, general or limited partner, member, manager or stockholder of any of the foregoing, as such, for any obligations of Parent, Merger Sub or the Financing Sources or any of their respective successors or permitted assignees relating to or arising out of this Agreement or the transactions contemplated by this Agreement or the Financing Commitments.

Section 8.6  WAIVER OF JURY TRIAL.   EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING ANY SUCH ACTION INVOLVING THE FINANCING SOURCES) OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 8.7  Notices.  Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile or email transmission (provided that any notice received by facsimile transmission or otherwise at the addressee's location on any business day after 5:00 p.m. (addressee's local time) shall be deemed to have been received at 9:00 a.m. (addressee's local time) on the next business day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Parent or Merger Sub:

Citigroup Venture Capital International
399 Park Avenue
New York, NY 10022
Facsimile: (212) 793-3368
Attention: Thomas Kucera
Email: thomas.kucera@citi.com

with copies to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Facsimile: (212) 225-3999
Attention: Ethan Klingsberg and Benet O'Reilly
Email: eklingsberg@cgsh.com, boreilly@cgsh.com

To the Company:

Ness Technologies, Inc.
Ness Tower, Atidim Industrial Park
P.O. Box 58152
Tel-Aviv 61580
Israel
Facsimile:  +972-3-766-6809
Attention: Ilan Rotem, Esq.
Email: Ilan.Rotem@ness.com

with copies to:

Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, MA 02199-3600
Facsimile:  (617) 235-0015
Attention: David C. Chapin, Esq. and Jane D. Goldstein, Esq.
Email: David.Chapin@ropesgray.com, Jane.Goldstein@ropesgray.com

and

Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, NY 10022
Facsimile:  (212) 451-2222
Attention: Steve Wolosky, Esq. and Kenneth M. Silverman, Esq.
Email: SWolosky@olshanlaw.com, KSilverman@olshanlaw.com

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, emailed or hand delivered to the recipient, one (1) business day following sending by overnight delivery service, or five (5) business days following sending by certified or registered mail.  Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later.  Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8  Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8.9  Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.10  Entire Agreement; Third-Party Beneficiaries.  This Agreement (including the exhibits and schedules hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter of this Agreement and thereof and, except, (i) as provided in Section 8.5 and Section 8.6, which shall be enforceable by each Financing Source and its successors and assigns (and to which each of the foregoing is an express third party beneficiary) and (ii) after the Effective Time, for the provisions of Sections 2.1, 5.5(a) and 5.9, is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.  No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties hereto.

Section 8.11  Amendments; Waivers.  At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company (acting through the Special Committee, if then in existence), Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of Company Stockholder Approval, if any such amendment or wavier shall by applicable Law or in accordance with the rules and regulations of the Nasdaq Stock Market require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company.  Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.12  Headings.  Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.  The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13  Interpretation.  When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.  Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."  The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  Each of the parties has participated in the drafting and negotiation of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.14  Disclosure Schedules.  The Company Disclosure Schedules shall each be arranged in Sections corresponding to the numbered sections contained in this Agreement, and the disclosure in any section shall qualify (a) the corresponding section of this Agreement and (b) any other Section of this Agreement to the extent that it is readily apparent from a reading of such disclosure that it is applicable to such Section.  The inclusion of any information in the Company Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or is reasonably expected to result in a Company Material Adverse Effect or is outside the ordinary course of business.

Section 8.15  Definitions.

(a)  References in this Agreement to "Subsidiaries" of any party shall mean any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are on the date of this Agreement directly or indirectly owned by such party, or (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership).  References in this Agreement (except as specifically otherwise defined) to "affiliates" shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person.  As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.  References in this Agreement (except as specifically otherwise defined) to "person" shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including,  a Governmental Entity, and any permitted successors and assigns of such person.  As used in this Agreement, "knowledge" means (i) with respect to Parent, the actual knowledge of the executive officers of Parent and (ii) with respect to the Company, the actual knowledge of the individuals set forth in Section 8.15 of the Company Disclosure Schedule.  As used in this Agreement, "business day" shall mean any day other than a Saturday, Sunday or a day on which the banks in New York are authorized by law or executive order to be closed.  References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder.

(b)  Each of the following terms is defined on the page of this Agreement set forth opposite such term:

Acceptable Tail Policy	A-45
Action	A-44
Affiliate Transaction	A-26
affiliates	A-57
Agreement	A-1
Alternative Proposal	A-38, A-51
Anti-Corruption Policy	A-47
Book-Entry Shares	A-4
business day	A-57
Cancelled Shares	A-3
Certificate of Merger	A-2
Certificates	A-4
CFIUS	A-28
Change in Recommendation	A-37
Closing	A-2
Closing Date	A-2
Code	A-5
Company	A-1
Company Approvals	A-10
Company Benefit Plans	A-15
Company Common Stock	A-3
Company Disclosure Schedule	A-6
Company Employees	A-40
Company Equity Award	A-9
Company Foreign Filings	A-11
Company Leases	A-22
Company Material Adverse Effect	A-7
Company Material Contract	A-22
Company Meeting	A-39
Company Permits	A-13
Company Preferred Stock	A-8
Company SEC Documents	A-11
Company Stock Option	A-39

Company Stock Plans	A-8
Company Stock-Based Award	A-40
Company Stockholder Approval	A-22
Confidentiality Agreement	A-35
Contract	A-22
control	A-57
controlled corporation	A-17
Debt Consents	A-11
DGCL	A-1
Dissenting Shares	A-4
distributing corporation	A-17
Effective Time	A-2
End Date	A-49
Environmental Law	A-14
ERISA	A-15
ERISA Affiliate	A-15
Exchange Act	A-10
Exchange Fund	A-4
Existing D&O Policies	A-45
Financing Commitments	A-29
Financing Sources	A-53
GAAP	A-12
Governmental Entity	A-10
Grants	A-27
Hazardous Substance	A-14
HSR Act	A-10
Incentives	A-18
Indemnified Party	A-44
Intellectual Property	A-20
Investment Center	A-10
ISA	A-11
Israeli Employees	A-19
IT Assets	A-20
knowledge	A-57
Law	A-13
Laws	A-13
Lien	A-10
Major Customer	A-23
Merger	A-1
Merger Consideration	A-3
Merger Sub	A-1
NASDAQ	A-10
New Plans	A-41
Notice of Recommendation Change	A-37
OCS	A-10
OFAC	A-13

Old Plans	A-41
Option and Stock-Based Consideration	A-40
Option Consideration	A-39
Option Proceeds Account	A-40
Ordinance	A-5
Parent	A-1
Parent Approvals	A-28
Parent Disclosure Schedule	A-27
Parent Material Adverse Effect	A-27
Paying Agent	A-4
Pension Law	A-15
Permitted Lien	A-10
person	A-57
Proxy Statement	A-17
Qualifying Transaction	A-51
Recommendation	A-10
Regulatory Law	A-43
Representatives	A-35
Restricted Shares	A-40
RTPA	A-10
Sarbanes-Oxley Act	A-12
SEC	A-11
Severance Pay Law	A-15
Share	A-3
Special Committee	A-1
Subsidiaries	A-57
Superior Proposal	A-38
Surviving Corporation	A-1
TASE	A-10
Tax Return	A-19
Taxes	A-19
Termination Date	A-31
Termination Fee	A-51
Trade Secrets	A-20

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

JERSEY HOLDING CORPORATION

By:	/s/ Bob Khanna
Name: Bob Khanna
Title: Director

JERSEY ACQUISITION CORPORATION

By:	/s/ Bob Khanna
Name: Bob Khanna
Title: Director

NESS TECHNOLOGIES, INC.

By:	/s/ Sachi Gerlitz
Name: Sachi Gerlitz
Title: Chief Executive Officer

ANNEX B

[LETTERHEAD OF JEFFERIES & COMPANY, INC.]

June 10, 2011

The Special Committee of the Board of Directors
Ness Technologies, Inc.
Ness Tower, Atidim Industrial Park
P.O. Box 58152
Tel Aviv 61580
Israel

The Special Committee:

We understand that Ness Technologies, Inc. (“Ness”), Jersey Holding Corporation (“CVCI Parent”), an affiliate of Citigroup Venture Capital International (“CVCI”), and Jersey Acquisition Corporation, a wholly owned subsidiary of CVCI Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Merger Sub will merge with and into Ness (the “Merger”) and each outstanding share of the common stock, par value $0.01 per share, of Ness (“Ness Common Stock”), other than shares owned or held directly or indirectly by Ness, CVCI Parent or Merger Sub (which shares will be cancelled) or as to which dissenters rights have been properly exercised, will be converted into the right to receive $7.75 in cash (the “Consideration”).  The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Consideration to be received in the Merger by holders of Ness Common Stock (other than CVCI, CVCI Parent, Merger Sub and their respective affiliates) is fair, from a financial point of view, to such holders.

In arriving at our opinion, we have, among other things:

(i)	reviewed a draft dated June 10, 2011 of the Merger Agreement;

(ii)	reviewed certain publicly available financial and other information about Ness;

(iii)
reviewed certain information furnished to us by the management of Ness relating to the business, operations and prospects of Ness, including financial forecasts and estimates prepared by the management of Ness and certain sensitivities thereto reflecting alternative margin assumptions as directed by the Special Committee of the Board of Directors of Ness (the “Special Committee”) given, among other things, the historical financial performance of Ness relative to its projected performance as reflected in its financial forecasts and potential risks in achieving such financial forecasts;

(iv)	held discussions with members of senior management of Ness concerning the matters described in clauses (ii) and (iii) above;

(v)	held discussions, at the direction of Ness, with selected third parties to solicit indications of interest in the possible acquisition of Ness;

(vi)	reviewed the stock trading price history and implied multiples for Ness Common Stock and compared them with those of certain publicly traded companies that we deemed relevant;

(vii)	compared the financial terms of the Merger with the financial terms of certain other transactions that we deemed relevant; and

The Special Committee of the Board of Directors
Ness Technologies, Inc.
June 10, 2011

(viii)	conducted such other financial studies, analyses and investigations as we deemed appropriate.

In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by Ness or that was publicly available to us (including, without limitation, the information described above), or that was otherwise reviewed by us.  We have relied on assurances of the management of Ness that it is not aware of any facts or circumstances that would make such information inaccurate or misleading.  In our review, we did not obtain any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise), nor did we conduct a physical inspection of any of the properties or facilities, of Ness and we have not been furnished with, and assume no responsibility to obtain, any such evaluations, appraisals or physical inspections.

With respect to the financial forecasts provided to and examined by us, we note that projecting future results of any company is inherently subject to uncertainty.  We have been informed, however, and we have assumed, that such financial forecasts (and sensitivities thereto) were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments as to the future financial performance of Ness under the alternative assumptions reflected therein.  We express no opinion as to any such financial forecasts or the assumptions on which they are made.

Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof.  We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

We have made no independent investigation of any legal, accounting or tax matters affecting Ness, and we have assumed the correctness in all respects material to our analysis of all legal, accounting and tax advice given to Ness, its Board of Directors or the Special Committee, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement to Ness and its stockholders.  In addition, in preparing this opinion, we have not taken into account any tax consequences of the Merger to any holder of Ness Common Stock.  We have assumed that the final form of the Merger Agreement will be substantially similar to the last draft reviewed by us.  We also have assumed that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Ness or the Merger.

It is understood that our opinion is for the use and benefit of the Special Committee (in its capacity as such) in its evaluation of the Merger, and our opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to Ness, nor does it address the underlying business decision by Ness to engage in the Merger or the terms of the Merger Agreement or any other agreements, documents or arrangements referred to therein or entered into in connection with the Merger.  Our opinion does not constitute a recommendation as to how any stockholder should vote or act with respect to the Merger or any matter related thereto.  In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Ness, other than holders of Ness Common Stock as expressly set forth herein.  We express no opinion as to the price at which shares of Ness Common Stock will trade at any time.  Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable or to be received by any of Ness’ officers, directors or employees, or any class of such persons, in connection with the Merger relative to the Consideration or otherwise.  Our opinion has been authorized by the Fairness Committee of Jefferies & Company, Inc.

The Special Committee of the Board of Directors
Ness Technologies, Inc.
June 10, 2011

We have been engaged by Ness to act as financial advisor to the Special Committee in connection with the Merger and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and the principal portion of which is payable contingent upon consummation of the Merger.  We will be reimbursed for expenses incurred in connection with our engagement.  Ness also has agreed to indemnify us against liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement.  We in the past have provided financial advisory and financing services to certain affiliates of CVCI and continue to do so and have received, and may receive, fees for the rendering of such services, including, during the two-year period prior to the date hereof, acting as a financial advisor to an affiliate of CVCI in connection with a sale transaction.  We maintain a market in the securities of Ness and, in the ordinary course of business, we and our affiliates may trade or hold securities of Ness and/or affiliates of CVCI for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities.  In addition, we may in the future seek to provide financial advisory and financing services to Ness, CVCI or entities that are affiliated with Ness or CVCI, for which we would expect to receive compensation.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received in the Merger by holders of Ness Common Stock (other than CVCI, CVCI Parent, Merger Sub and their respective affiliates) is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Jefferies & Company, Inc.
JEFFERIES & COMPANY, INC.

ANNEX C

Merrill Lynch, Pierce, Fenner & Smith Incorporated	GLOBAL CORPORATE & INVESTMENT BANKING

June 10, 2011

The Board of Directors
Ness Technologies, Inc.
Ness Tower
Atidim High-Tech Industrial Park, Building
Tel Aviv 61580, Israel

Members of the Board of Directors:

We understand that Ness Technologies, Inc. (“Ness”) proposes to enter into an Agreement and Plan of Merger, dated as of June 10, 2011 (the “Agreement”), among Jersey Holding Corporation (“Parent”), Jersey Acquisition Corporation, a direct wholly owned subsidiary of Parent (“Merger Sub”), and Ness, pursuant to which, among other things, Merger Sub will merge with and into Ness (the “Merger”) and, other than shares that will be cancelled and retired in accordance with the terms of the Agreement, each issued and outstanding share of the common stock, par value $0.01 per share, of Ness outstanding immediately prior to the time the Merger becomes effective (such shares, collectively, “Ness Common Stock”) will be converted into the right to receive $7.75 in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Ness Common Stock (other than Parent and Merger Sub) of the Consideration to be received by such holders in the Merger.

In connection with this opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to Ness;

(ii)
reviewed certain internal financial and operating information with respect to the business, operations and prospects of Ness furnished to or discussed with us by the management of Ness, including certain financial forecasts relating to Ness prepared by the management of Ness (such forecasts, “Ness Forecasts”);

(iii)	discussed the past and current business, operations, financial condition and prospects of Ness with members of senior management of Ness;

(iv)	reviewed the trading history for Ness Common Stock and a comparison of that trading history with the trading histories of other companies we deemed relevant;

(v)	compared certain financial and stock market information of Ness with similar information of other companies we deemed relevant;

(vi)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions we deemed relevant;

The Board of Directors
Ness Technologies, Inc.

(vii)	reviewed the Agreement; and

(viii)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the management of Ness that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect.  With respect to the Ness Forecasts, we have been advised by Ness, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Ness as to the future financial performance of Ness.  We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Ness, nor have we made any physical inspection of the properties or assets of Ness.  We have not evaluated the solvency or fair value of Ness or Parent under any state, federal or other laws relating to bankruptcy, insolvency or similar matters.  We have assumed, at the direction of Ness, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Ness or the contemplated benefits of the Merger.

We express no view or opinion as to any terms or other aspects of the Merger (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger.  We were not requested to, and we did not, participate in the negotiation of the terms of the Merger, nor were we requested to, and we did not, provide any advice or services in connection with the Merger other than the delivery of this opinion.  We express no view or opinion as to any such matters.  Although we solicited indications of interest from third parties at the direction of Ness in the past in connection with sales processes that did not result in any acquisition of all or part of Ness, as you are aware, we were not requested to, and we did not, solicit indications of interest from third parties in connection with the sales process resulting in the execution of the Agreement.  Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by holders of Ness Common Stock and no opinion or view is expressed with respect to any other consideration received in connection with the Merger by the holders of any class of securities, creditors or other constituencies of any party.  In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Consideration.  Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Ness or in which Ness might engage or as to the underlying business decision of Ness to proceed with or effect the Merger.  In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger or any related matter.

The Board of Directors
Ness Technologies, Inc.

We have acted as financial advisor to the Board of Directors of Ness in connection with the Merger solely to render this opinion and will receive a fee for our services, which is contingent upon consummation of the Merger.  In addition, Ness has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals.  In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Ness, Parent and certain of their respective affiliates.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to Citigroup, Inc. (“Citigroup”) and certain of its affiliates and  certain affiliates and portfolio companies of Citigroup Venture Capital International (“CVCI”), which are each affiliates of Parent, and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as financial advisor to certain affiliates and portfolio companies of CVCI in connection with merger and acquisition transactions, (ii) having acted as underwriter, initial purchaser and/or placement agent for various equity and debt offerings undertaken by affiliates and portfolio companies of CVCI, (iii) having acted or acting as a lender under certain term loans, letters of credit and credit facilities for Citigroup and certain of its affiliates, including certain affiliates and portfolio companies of CVCI, (iv) having acted as co-manager of certain high grade debt offerings of Citigroup, (v) having provided or providing certain commodity, derivatives and foreign exchange trading services to Citigroup and certain of its affiliates and (vi) having provided or providing certain treasury and trade management services and products to Citigroup and certain of its affiliates.  In addition, certain of our affiliates maintain significant commercial (including vendor and/or customer) relationships with Citigroup and certain of its affiliates.

The Board of Directors
Ness Technologies, Inc.

It is understood that this letter is for the benefit and use of the Board of Directors of Ness (in its capacity as such) in connection with and for purposes of its evaluation of the Merger.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof.  It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion.  The issuance of this opinion was approved by our Americas Fairness Opinion Review Committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the Merger by holders of Ness Common Stock (other than Parent and Merger Sub) is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated

MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED

ANNEX D

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

Delaware Code

TITLE 8 Corporations
CHAPTER 1. GENERAL CORPORATION LAW
Subchapter IX. Merger, Consolidation or Conversion
8 Del. C. § 262. Appraisal rights.

(a)
Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)
Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256,§ 257, § 258, § 263 or § 264 of this title:

(1)
Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251 (f) of this title.

(2)
Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.
Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.
Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)
In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)
Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)	Appraisal rights shall be perfected as follows:

(1)
If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)
If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)
Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)
Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)
At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)
After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)
The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)
The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)
From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)
The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

NESS TECHNOLOGIES, INC.

SPECIAL MEETING OF STOCKHOLDERS
[•], 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Ness Technologies, Inc., a Delaware corporation (the “Company”), hereby appoints Sachi Gerlitz, Ofer Segev and Ilan Rotem, and each of them, each with full power of substitution, as proxies, to vote all capital stock of the Company that the stockholder would be entitled to vote on all matters that may properly come before the Company’s special meeting of the stockholders to be held at [•], local time, on [•], 2011 at [•], and any adjournments or postponements thereof, as directed on the reverse side, with respect to the matters set forth on the reverse side and with discretionary authority on all other matters that may properly come before the special meeting, as more fully described in the proxy statement received by the undersigned stockholder.  If no direction is made, the proxy will be voted “FOR” Item 1, “FOR” Item 2 and “FOR” Item 3.

The undersigned stockholder may revoke this proxy at any time before it is voted, as follows: (i) by voting at a later date through any of the methods available to him or her, (ii) by giving written notice of revocation to our Corporate Secretary, at Ness Tower, Atidim High-Tech Industrial Park, Building 4, Tel Aviv 61580, Israel by the time the special meeting begins, or (iii) by attending the special meeting and voting in person (note that attendance at the special meeting will not, by itself, revoke a proxy).  The undersigned stockholder hereby revokes any proxy or proxies heretofore given by the undersigned for the special meeting.

If you receive more than one proxy card, please sign and return all cards in the accompanying envelope.

(Continued and to be signed on the reverse side)

SPECIAL MEETING OF STOCKHOLDERS OF

NESS TECHNOLOGIES, INC.

[•], 2011

This proxy when properly executed and returned will be voted in the manner directed by the undersigned stockholder.  The proxies are also authorized to vote upon all other matters as may properly come before the special meeting in accordance with their discretion.

INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.
COMPANY NUMBER

TELEPHONE — Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.
ACCOUNT NUMBER

Vote online/phone until 11:59 PM EST the day before the special meeting.

MAIL — Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON — You may vote your shares of common stock in person by attending the special meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Special Meeting and Proxy Statement are available at [•]

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ITEM 1, “FOR” ITEM 2 AND “FOR” ITEM 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒

1.	To adopt the Agreement and Plan of Merger, dated as of June 10, 2011, by and among Ness Technologies, Inc., Jersey Holding Corporation and Jersey Acquisition Corporation.

FOR ☐                  AGAINST ☐                           ABSTAIN ☐

2.
To adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the Agreement and Plan of Merger if there are insufficient votes to adopt the Agreement and Plan of Merger at the time of the special meeting.

FOR ☐                  AGAINST ☐                           ABSTAIN ☐

3.
The non-binding proposal to approve certain compensation arrangements for Ness Technologies, Inc.’s named executive officers in connection with the merger contemplated in the Agreement and Plan of Merger.

FOR ☐                  AGAINST ☐                           ABSTAIN ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.   ☐

DATE:
(Signature of Stockholder)

DATE:
(Signature of Stockholder)

Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.